  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 16, 1998.

                                                     REGISTRATION NO. 333-68823
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  PRE-EFFECTIVE
                                 Amendment No. 2
                                       to


                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                             WACHOVIA CORPORATION
            (Exact name of registrant as specified in its charter)

          NORTH CAROLINA                          6060                     56-1473727
    (State or other jurisdiction     (Primary Standard Industrial       (I.R.S. Employer
           of incorporation)           Classification Code No.)       Identification No.)


         100 NORTH MAIN STREET          191 PEACHTREE STREET, N.E.
             P. O. BOX 3099               ATLANTA, GEORGIA 30303
       WINSTON-SALEM, NORTH CAROLINA 271      (404) 332-5000
               (336) 770-5000

(Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

                             KENNETH W. MCALLISTER
               SENIOR EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                                 P. O. BOX 3099
                      WINSTON-SALEM, NORTH CAROLINA 27150
                                 (336) 770-5000
(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:

          MARK J. MENTING                      BARNEY STEWART III
        SULLIVAN & CROMWELL                   MOORE & VAN ALLEN, PLLC
         125 BROAD STREET               NATIONSBANK CORPORATE CENTER
     NEW YORK, NEW YORK 10004        100 NORTH TRYON STREET, 47TH FLOOR
          (212) 558-4000               CHARLOTTE, NORTH CAROLINA 28202
                                               (704) 331-1029

                                ---------------
APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box: [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________________________________________




     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         INTERSTATE/JOHNSON LANE, INC.
                             IJL FINANCIAL CENTER
                            201 NORTH TRYON STREET
                             CHARLOTTE, N.C. 28202



                               December 18, 1998


DEAR SHAREHOLDERS:

     You are cordially invited to attend a special meeting of shareholders of Interstate/Johnson Lane, Inc. ("IJL") to be held at the Radisson Plaza Hotel, 101 South Tryon Street, Charlotte, North Carolina at 10:30 a.m. on January 26, 1999.

     At the special meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of October 27, 1998, between IJL and Wachovia Corporation ("Wachovia"), and the related Plan of Merger, under which IJL will merge into Wachovia. In the merger, each outstanding share of IJL common stock will be converted into a fraction of a share of Wachovia common stock equal to $32.00 divided by the average of the last sale prices of Wachovia common stock, as reported on the NYSE Composite Transactions Reporting System, for the five trading days immediately preceding the effective date of the merger.

     This strategic transaction will provide you with the opportunity to participate as a shareholder in one of the nation's preeminent financial services companies. Our Board of Directors believes that by joining forces with Wachovia, IJL can best serve its shareholders by participating in the further development of an organization that will be able to provide a broader array of financial products and services to the customers it serves.

     Our Board of Directors has unanimously approved the merger agreement. The Board believes that the merger is in the best interests of IJL and its shareholders and strongly encourages you to vote "FOR" the proposal. IJL's financial advisor, Berkshire Capital Corporation, has issued its opinion to IJL's Board of Directors that the consideration to be paid by Wachovia for the IJL common stock is fair from a financial point of view to IJL's shareholders.

     The affirmative vote of a majority of the outstanding shares of IJL common stock is required for approval of the merger agreement. Directors and executive officers of IJL who hold approximately 27% of the outstanding shares of IJL common stock have agreed to vote their shares in favor of the merger agreement. Accordingly, assuming these shares are so voted, approval of the merger agreement will require the affirmative vote of the holders of approximately an additional 24% of the outstanding shares of IJL common stock.

     Regardless of the number of shares you own, or whether you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger agreement.

     Please read the enclosed material carefully in making your decision.

   We look forward to seeing you at the special meeting.

                                        Sincerely,




                                        JAMES H. MORGAN
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                         INTERSTATE/JOHNSON LANE, INC.
                             IJL FINANCIAL CENTER
                            201 NORTH TRYON STREET
                             CHARLOTTE, N.C. 28202






                   ----------------------------------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 26, 1999
                   ----------------------------------------
TO THE SHAREHOLDERS OF INTERSTATE/JOHNSON LANE, INC.:

     Notice is hereby given that a special meeting of shareholders of Interstate/Johnson Lane, Inc. ("IJL") will be held at the Radisson Plaza Hotel, 101 South Tryon Street, Charlotte, North Carolina at 10:30 a.m. on January 26, 1999, for the following purposes:

      (1) To consider and vote upon an Agreement and Plan of Merger dated as of October 27, 1998, between IJL and Wachovia Corporation ("Wachovia") and the related Plan of Merger (the "Merger Agreement"), pursuant to which IJL will merge into Wachovia. In the merger, each share of IJL common stock outstanding on the effective date of the merger will be converted into a fraction of a share of Wachovia common stock equal to $32.00 divided by the average of the last sale prices of Wachovia common stock, as reported on the New York Stock Exchange ("NYSE") Composite Transactions Reporting
   System for the five trading days immediately preceding the merger. A copy of the Merger Agreement is set forth in Appendix A to the accompanying
   Proxy Statement/Prospectus.

      (2) To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     Only shareholders of record at the close of business on December 10, 1998 are entitled to receive notice of and to vote at the special meeting or any adjournments or postponements thereof. Approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of IJL common stock. Directors and executive officers of IJL who hold approximately 27% of the outstanding shares of IJL common stock have agreed to vote their shares in favor of the merger agreement. Accordingly, assuming these shares are so voted, approval of the merger agreement will require the affirmative vote of the holders of approximately an additional 24% of the outstanding shares of IJL common stock.

     A list of shareholders entitled to vote at the meeting will be available for examination by any shareholder at least ten days prior to the special meeting at the offices of IJL in the IJL Financial Center, 201 North Tryon Street, Charlotte, North Carolina.

     THE BOARD OF DIRECTORS OF IJL UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                        By Order of the Board of Directors,


                                        MICHAEL D. HEARN, SECRETARY

December 18, 1998

      [Interstate/Johnson Lane        [Wachovia Corporation
         Logo Appears Here]             Logo Appears Here]

         PROXY STATEMENT OF               PROSPECTUS OF
     INTERSTATE/JOHNSON LANE, INC.    WACHOVIA CORPORATION


                                ---------------
     The Board of Directors of IJL has agreed to a merger transaction in which IJL will merge into Wachovia. This strategic transaction will provide you with the opportunity to participate as a shareholder in one of the nation's preeminent financial services companies. The Board of Directors believes that by joining forces with Wachovia, IJL can best serve its shareholders by participating in the further development of an organization that will be able to provide a broader array of financial products and services to the customers it serves.

     In the merger, each outstanding share of IJL common stock will be converted into a fraction of a share of Wachovia common stock equal to $32.00 divided by the average of the last sale prices of Wachovia common stock, as reported on the NYSE Composite Transactions Reporting System, for the five trading days immediately preceding the merger.

     In order to complete this merger, IJL needs your approval. This document is being furnished to you in connection with the solicitation of proxies by the Board of Directors of IJL for its use at the special meeting of shareholders.

     At the special meeting, you will be asked to consider and vote upon the merger agreement. The affirmative vote of the holders of at least a majority of the outstanding shares of IJL common stock is required to approve the merger agreement. Directors and executive officers of IJL who hold approximately 27% of the outstanding shares of IJL common stock have agreed to vote their shares in favor of the merger agreement. Accordingly, assuming these shares are so voted, approval of the merger agreement will require the affirmative vote of the holders of approximately an additional 24% of the outstanding shares of IJL common stock.


     Wachovia common stock and IJL common stock are listed and traded on the NYSE under the symbols "WB" and "IJL", respectively. On October 27, 1998, the last trading day prior to public announcement of the proposed merger, the last reported sale prices per share of Wachovia common stock and IJL common stock on the NYSE were $82 3/4 and $37.00, respectively. On December 14, 1998, the last practicable date prior to the mailing of this Proxy Statement/
Prospectus, the last reported sale prices per share were 83 1/2 and 31 9/16, respectively.


  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY
STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SECURITIES THAT WACHOVIA IS OFFERING THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF WACHOVIA, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.
                                ---------------
     The date of this Proxy Statement/Prospectus is December 18, 1998, and it is being mailed or otherwise delivered to IJL shareholders on or about such date.

                          FORWARD LOOKING STATEMENTS

     This Proxy Statement/Prospectus contains certain forward looking statements with respect to the financial condition, results of operations and business of Wachovia. These statements may be made directly in this document or may be "incorporated by reference" to other documents and may include statements for the period following the consummation of the merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities:

     o costs related to the integration of the businesses of Wachovia and IJL are greater than expected;

     o difficulties in integrating the businesses of Wachovia and IJL or retaining key personnel are greater than expected;

     o revenues after the merger are lower than expected;

     o the loss of business or customers after the merger is higher than expected or operating costs after the merger are greater than expected;

     o competitive pressure among financial institutions increases significantly;

     o changes in the interest rate environment reduce interest margins;

     o general economic conditions, either nationally or in the states in which the combined company will be doing business, and conditions in securities markets, are less favorable than expected; or

     o legislation or regulatory changes adversely affect the businesses in which Wachovia will be engaged.


                     REFERENCES TO ADDITIONAL INFORMATION

     This Proxy Statement/Prospectus incorporates important business and financial information about Wachovia and IJL from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this Proxy Statement/
Prospectus (other than certain exhibits to those documents) by requesting them in writing or by telephone from the appropriate company at the following addresses:


      WACHOVIA CORPORATION                                              INTERSTATE/JOHNSON LANE, INC.
         P. O. Box 3099                  191 Peachtree Street, N.E.          IJL Financial Center
      Winston-Salem, NC 27150              Atlanta, Georgia 30303           201 North Tryon Street
      Attention: Secretary         or       Attention: Secretary            Charlotte, N.C. 28202
         (336) 770-5000                        (404) 332-5000                Attention: Secretary
                                                                                (704) 379-9000

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY JANUARY 19, 1999 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

             See "Where You Can Find More Information" on page 36.

                               TABLE OF CONTENTS



                                                                       PAGE
                                                                      -----
FORWARD LOOKING STATEMENTS ..........................................   ii
REFERENCES TO ADDITIONAL INFORMATION ................................   ii
QUESTIONS AND ANSWERS ABOUT THE WACHOVIA/IJL MERGER .................   1
SUMMARY .............................................................   3
  The Companies .....................................................   3
  Special Meeting ...................................................   3
  Record Date; Vote Required ........................................   3
  Recommendation of the IJL Board of Directors ......................   3
  The Merger ........................................................   3
  Share Information and Market Prices ...............................   5
  Comparison of Certain Unaudited per Share Data ....................   6
  Selected Financial Data of Wachovia ...............................   8
  Selected Financial Data of IJL ....................................   9
SPECIAL MEETING .....................................................  10
  General ...........................................................  10
  Record Date .......................................................  10
  Solicitation and Revocability of Proxies ..........................  10
  Vote Required .....................................................  10
  Recommendation of Board of Directors ..............................  11
THE MERGER ..........................................................  11
  General ...........................................................  11
  Background of the Merger ..........................................  11
  Reasons of IJL for the Merger .....................................  13
  Opinion of IJL Financial Advisor ..................................  14
  Effective Time ....................................................  17
  Distribution of Wachovia Certificates .............................  17
  Fractional Shares .................................................  17
  Federal Income Tax Consequences ...................................  18
  Management and Operations After the Merger ........................  19
  Post-Merger Compensation and Benefits .............................  19
  Treatment of Outstanding Options and Stock Purchase Rights ........  19
  Retention Program .................................................  19
  Interests of Certain Persons in the Merger ........................  20
  Conditions to Completion ..........................................  21
  Regulatory Approvals ..............................................  22
  Amendment, Waiver and Termination .................................  23
  Conduct of Business Pending the Merger ............................  23
  Expenses and Fees .................................................  24
  Accounting Treatment ..............................................  24
  Stock Exchange Listing of Wachovia Common Stock ...................  24
  Resales of Wachovia Common Stock ..................................  24
  Stock Option Agreement ............................................  25
  Shareholder Agreements ............................................  27
  No Dissenters or Appraisal Rights .................................  27
DESCRIPTION OF WACHOVIA CAPITAL STOCK ...............................  27
  General ...........................................................  27
  Preferred Stock ...................................................  27
  Common Stock ......................................................  28
  Changes in Control ................................................  28

                                                                                 PAGE
                                                                                -----
CERTAIN DIFFERENCES IN THE RIGHTS OF WACHOVIA SHAREHOLDERS
  AND IJL SHAREHOLDERS ........................................................  30
  Authorized Capital ..........................................................  30
  Amendment of Articles of Incorporation ......................................  31
  Notice of Meetings of Shareholders ..........................................  31
  Special Meetings of Shareholders ............................................  31
  Record Date .................................................................  31
  Number of Directors; Classified Board of Directors ..........................  32
  Removal of Directors ........................................................  32
  Shareholder Proposals; Advance Notice of Director Nominations ...............  32
  Anti-Takeover Provisions; Restrictions on Certain Business Combinations .....  32
  Limitation on Director Liability; Indemnification ...........................  33
  Shareholder Inspection Rights; Shareholder Lists ............................  34
  Dissenters' Appraisal Rights ................................................  34
COMPARATIVE MARKET PRICES AND DIVIDENDS .......................................  35
  Wachovia ....................................................................  35
  IJL .........................................................................  35
EXPERTS .......................................................................  36
VALIDITY OF WACHOVIA COMMON STOCK .............................................  36
OTHER MATTERS .................................................................  36
WHERE YOU CAN FIND MORE INFORMATION ...........................................  36

APPENDICES:

Appendix A -- Agreement and Plan of Merger, dated as of October 27, 1998, by and between Wachovia Corporation and Interstate/Johnson Lane, Inc and the Related Plan of Merger.

Appendix B -- Stock Option Agreement, dated as of October 27, 1998, by and between Wachovia Corporation and Interstate/
              Johnson Lane, Inc.

Appendix C --  Form of Shareholder Agreement

Appendix D --  Opinion of Berkshire Capital Corporation

              QUESTIONS AND ANSWERS ABOUT THE WACHOVIA/IJL MERGER

Q:     WHY IS IJL MERGING WITH WACHOVIA?

A:     IJL is merging with Wachovia because it will provide you with the opportunity to participate as a shareholder in one of the nation's preeminent financial services companies. IJL's Board of Directors believes that by joining forces with Wachovia, IJL can best serve its shareholders by participating in the further development of an organization that will be able to provide a broader array of financial products and services to the customers it serves.

Q:     WHAT DO I NEED TO DO NOW?

A:     After you have carefully read this Proxy Statement/Prospectus, just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed prepaid return envelope marked "Proxy" as soon as possible, so that your shares may be represented and voted at the special meeting to be held on January 26, 1999.

            Your vote is very important. Holders of a majority of the outstanding shares of IJL common stock must approve the merger agreement, and therefore it is important that IJL shareholders return their signed proxy cards.

            The IJL board of directors unanimously recommends voting "FOR" the proposed merger.

Q:     IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE
             MY SHARES FOR ME?

A:     Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted on the merger agreement, which will have the same effect as voting against the proposed merger agreement.

Q:     CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:     Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the party to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:     SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:     No. After the merger is completed, Wachovia will send IJL shareholders written instructions for exchanging their share certificates.

Q:     WHAT WILL HOLDERS OF IJL COMMON STOCK RECEIVE IN THE MERGER?

A:     Holders of shares of IJL common stock will receive for each share of IJL common stock a fraction of a share of Wachovia common stock equal to $32.00 divided by the average of the last sale prices of Wachovia common stock as reported on the NYSE Composite Transactions Reporting System for the five trading days immediately preceding the effective date of the merger. Wachovia will not issue fractional shares of Wachovia common stock. Instead, cash will be paid with respect to fractional shares. For example, assuming an average Wachovia share price of $88, a holder of 100 shares of IJL common stock would receive 36 shares of Wachovia common stock ($32.00 / $88.00 x 100 = 36.3636), plus a cash payment equal to the value of 0.3636 of a share of Wachovia common stock.

Q:     WHAT IS THE "EXCHANGE RATIO?"

A:     The exchange ratio is a fraction of a share of Wachovia common stock into which each share of IJL common stock will be converted upon completion of the merger. The exchange ratio will equal $32.00 divided by the average of the last sale prices of Wachovia common stock, as reported on the NYSE Composite Transactions Reporting System, for the five trading days immediately preceding the effective date of the merger.

            Please note that the share price of Wachovia common stock may fluctuate before and after the exchange ratio is determined. Accordingly IJL shareholders cannot be sure of the number of shares of Wachovia common stock they will receive until the exchange ratio is fixed or the value of the shares after it is fixed.

Q:     WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:     We are working towards completing the merger as quickly as possible. In addition to the approval of the IJL shareholders, we must also obtain certain banking and other regulatory approvals that are expected to be obtained following the special meeting. We expect to receive all of these approvals in the first half of 1999.

Q:     WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A:     We expect that for United States federal income tax purposes, the conversion of your shares of IJL common stock into shares of Wachovia common stock generally will not cause you to recognize any gain or loss. You will, however, recognize income or gain in connection with any cash received instead of fractional shares of Wachovia common stock. Your holding period for the Wachovia common stock received in the merger, which determines how any gain or loss should be treated for federal income tax purposes upon future sales of Wachovia common stock, generally will include the holding period for the IJL common stock exchanged in the merger. For a more complete description of federal income tax considerations, see page 18.

Q:     WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A:     We do not expect to ask you to vote on any matter other than the merger at the special meeting.

Q:     WILL THE RIGHTS OF IJL SHAREHOLDERS CHANGE AS A RESULT OF THE MERGER?

A:     Yes. Currently, your rights as an IJL shareholder are governed by
            Delaware law and IJL's Certificate of Incorporation and By-Laws, whereas Wachovia shareholder rights are governed by North Carolina law and Wachovia's Articles of Incorporation and By-Laws. After the merger, IJL shareholders will become shareholders of Wachovia, and therefore their rights will be governed by North Carolina law and Wachovia's Articles of Incorporation and By-Laws. For a summary of certain differences between the rights of IJL shareholders and the rights of Wachovia shareholders, see page 29.

Q:     WHOM SHOULD IJL SHAREHOLDERS CALL WITH QUESTIONS AND TO OBTAIN
             ADDITIONAL COPIES OF THIS PROXY STATEMENT/PROSPECTUS?

A:     IJL shareholders should call Michael D. Hearn, Secretary, at
            1-800-929-0724.

                                    SUMMARY

     THIS BRIEF SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THE PROXY STATEMENT/PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO CAREFULLY READ THE ENTIRE PROXY
STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH WE REFER TO FULLY UNDERSTAND THE MERGER. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 36. EACH ITEM IN THIS SUMMARY REFERS TO THE PAGE WHERE THAT SUBJECT IS DISCUSSED IN MORE DETAIL.

THE COMPANIES

WACHOVIA CORPORATION
100 NORTH MAIN STREET
WINSTON-SALEM, NORTH CAROLINA 27101
(336) 770-5000

AND

191 PEACHTREE STREET, N.E.
ATLANTA, GEORGIA 30303
(404) 332-5000

Wachovia is a North Carolina corporation, whose principal banking subsidiary is Wachovia Bank, National Association. Wachovia has 755 banking offices and 1,379 ATMs throughout the Southeast United States. Wachovia also has bank-related subsidiaries engaged in large corporate and institutional relationship management and business development, corporate leasing, remittance processing and discount brokerage services. Based on its consolidated asset size and market capitalization at September 30, 1998, Wachovia was ranked 17th and 13th, respectively, among domestic U.S. bank holding companies. At that date, Wachovia had consolidated assets, deposits and shareholders' equity of $65.6 billion, $38.8 billion and $5.2 billion, respectively.

INTERSTATE/JOHNSON LANE, INC.
IJL FINANCIAL CENTER
201 NORTH TRYON STREET
CHARLOTTE, N.C. 28202
(704) 379-9000

IJL is a Charlotte, North Carolina-based holding company which, through its principal subsidiary, Interstate/
Johnson Lane Corporation, and other subsidiaries, engages in securities and futures brokerage for individual and institutional investors, market-making and underwriting of municipal and corporate securities, investment management, investment banking and other financial advisory services, and the sale of mutual funds, annuities and other financial products. While Interstate/
Johnson Lane Corporation has clients throughout the United States and abroad, its major geographic focus is the Southeast. At September 30, 1998, IJL had consolidated assets of $652.3 million and shareholders' equity of $103.6 million.

SPECIAL MEETING (see page 10)

The special meeting of IJL shareholders will be held at 10:30 a.m. on January 26, 1999, at the Radisson Plaza Hotel, 101 South Tryon Street, Charlotte, North Carolina. At the special meeting, IJL shareholders will be asked to consider and vote on a proposal to adopt the merger agreement which provides for the merger of IJL into Wachovia.

RECORD DATE; VOTE REQUIRED (see page 10)

You can vote at the special meeting if you owned IJL common stock at the close of business on December 10, 1998. As of that date, there were 6,516,079 shares of IJL common stock issued and outstanding and entitled to be voted at the special meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of IJL common stock is required to approve the merger agreement. Directors and executive officers of IJL who hold approximately 27% of the outstanding shares of IJL common stock have agreed to vote their shares in favor of the merger agreement. As a result, approval of the merger agreement will require the affirmative vote of the holders of approximately an additional 24% of the outstanding shares of IJL common stock.

If you do not vote your shares of common stock, it will have the effect of a vote against the merger agreement.

RECOMMENDATION OF THE IJL BOARD OF DIRECTORS
(see page 11)

The IJL Board of Directors believes that the merger is in your best interests and has unanimously approved the merger agreement. The IJL Board of Directors recommends that IJL shareholders vote "FOR" approval of the merger agreement.

THE MERGER (see page 11)

THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS PROXY
STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

GENERAL (see page 11)

We have proposed a merger in which IJL will merge into Wachovia. Wachovia will continue as the surviving corporation and will be governed by the laws of the State of North Carolina. The merger will be completed if you approve the merger agreement, we obtain all required approvals and all other conditions are satisfied.

CONVERSION OF SHARES (see page 11)

When the merger is complete, each share of IJL common stock will be converted into a fraction of a share of Wachovia common stock equal to $32.00 divided by the average of the last sale prices of Wachovia common stock on the NYSE Composite Transactions Reporting System for the five trading days immediately preceding the merger. This fraction is referred to as the "exchange ratio." If, after applying the exchange ratio, an IJL shareholder becomes entitled to a fractional share of Wachovia common stock, he or she will receive cash instead of a fractional share.

For example, assuming an average Wachovia share price of $88, a holder of 100 shares of IJL common stock would receive 36 shares of Wachovia common stock ($32.00 / $88.00 x 100 = 36.3636), plus a cash payment equal to the value of
0.3636 of a share of Wachovia common stock.

OPINION OF FINANCIAL ADVISOR (see page 14)

Berkshire Capital Corporation has served as financial advisor to IJL in connection with the merger and has rendered an opinion to the IJL Board of Directors that the consideration to be paid by Wachovia for the IJL common stock is fair from a financial point of view to IJL shareholders. A copy of the opinion delivered by Berkshire Capital Corporation is attached to this document as Appendix D. You should read the opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Berkshire Capital Corporation in providing this opinion.

EFFECTIVE DATE (see page 17)

The merger will occur shortly after all of the conditions to completion of the merger have been satisfied. It is currently anticipated that the merger will occur in the first half of 1999. Wachovia and IJL can each terminate the merger agreement if the merger is not completed by June 30, 1999.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES
(see page 18)

We expect that for United States federal income tax purposes shareholders of IJL will not recognize any gain or loss in the merger, except in connection with any cash that IJL shareholders receive instead of fractional shares of Wachovia common stock.

We have conditioned the merger on our receipt of legal opinions that the federal income tax treatment will be as we have described in this document.

THIS TAX TREATMENT MAY NOT APPLY TO CERTAIN IJL SHAREHOLDERS, INCLUDING SHAREHOLDERS WHO ARE NON-U.S. PERSONS OR DEALERS IN SECURITIES. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE COMPLEX. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES.

MANAGEMENT AFTER THE MERGER (see page 19)

Wachovia will be the surviving corporation after the merger. The directors and officers of Wachovia in office before the merger will serve as the directors and officers of Wachovia after the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (see page 20)

Some of the directors and executive officers of IJL have interests in the merger in addition to their interests as shareholders of IJL generally.

o In connection with the merger agreement Wachovia entered into employment agreements with 11 executives of IJL which will become effective at the time of the merger. Each of these executives will receive, for either one, two or three years, a minimum amount of annual compensation. In addition, the employment agreements entitle these individuals to certain payments and other benefits upon certain terminations of employment.


o The three-year restriction period applicable to certain shares of IJL common stock awarded to executives of IJL under a long term incentive plan adopted by IJL in 1995 will lapse upon the approval of the merger agreement by IJL's shareholders. All but one executive has deferred the receipt of these shares until September 30, 2001, subject to possible earlier receipt upon the occurrence of defined events.


o Following the merger, Wachovia will generally indemnify and provide liability insurance to the present officers and directors of IJL and its subsidiaries.

The IJL Board of Directors was aware of these interests and took them into account in approving the merger agreement.

CONDITIONS TO COMPLETION OF THE MERGER (see page 21)

Completion of the merger is subject to various conditions, including, among others: (1) approval of the merger agreement by the IJL shareholders; (2) receipt of all governmental and other consents and approvals as are necessary to permit completion of the merger; and (3) satisfaction of certain other usual conditions. Under the terms of the merger agreement, the conditions to the merger may generally be waived by Wachovia or IJL, as applicable.

REGULATORY APPROVALS (see page 22)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. Wachovia expects to file an application with the Federal Reserve Board seeking approval of the merger in the near future. In addition, the merger is subject to the approval of or notice to certain state and other regulatory authorities. We have filed or shortly will file all other applications and notices with these regulatory authorities.

While we do not know of any reason why we should not obtain the regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

TERMINATION OF THE MERGER AGREEMENT (see page 23).

IJL and Wachovia can mutually agree at any time to abandon the merger (and terminate the merger agreement), even if IJL's shareholders have approved it. Also, either of us can decide, without the consent of the other, to abandon the merger if any of the following occurs:

o The other party breaches the merger agreement in a material way and does not (or cannot) correct the breach in 30 days.

o The merger has not been completed by June 30, 1999.

o Any federal or state regulatory authority denies an approval we need to complete the merger (in a final and nonappealable way) or issues any order preventing the merger.

o IJL's shareholders vote not to adopt the merger agreement.

In addition, Wachovia may abandon the merger if IJL's Board of Directors withdraws its recommendation to approve the merger agreement or modifies its recommendation in certain ways.

ACCOUNTING TREATMENT (see page 24)

Wachovia will account for the merger as a purchase for financial reporting purposes.

RESALE OF WACHOVIA COMMON STOCK (see page 24)

The Wachovia common stock issued in the merger will be freely transferable by the holders of such shares, except for those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers, and 10% or more shareholders) of IJL or Wachovia under applicable federal securities laws.

STOCK OPTION AGREEMENT (see page 25)

In connection with the merger agreement, IJL granted to Wachovia an option to purchase shares of its common stock under certain circumstances. The maximum number of shares that can be purchased may not exceed 19.9% of the outstanding shares of IJL common stock. The purchase price under the option is $30.5625 per share of IJL common stock (which was the closing price of IJL common stock on the first trading day after we signed the merger agreement). Under certain circumstances, IJL may be required to repurchase the option (and/or any shares purchased under the option) at a predetermined price. Instead of purchasing the shares, Wachovia may choose to surrender the option to IJL for a cash payment of not less than $10 million but not more than $12 million.

Wachovia cannot exercise this option unless certain events occur. These events can generally be described as business combinations or acquisition transactions relating to IJL and certain related events (other than the merger we are proposing in this document). We do not know of any event that has occurred as of the date of this document that would allow Wachovia to exercise this option.


IJL granted the option to Wachovia in order to induce Wachovia to enter into the merger agreement. The option agreement could have the effect of discouraging other companies from trying or proposing to combine with or acquire IJL.

The option agreement is attached to this document as Appendix B.

SHAREHOLDER AGREEMENTS (see page 27)

Directors and executive officers of IJL who hold approximately 27% of IJL's outstanding common stock have entered into shareholder agreements with Wachovia. The shareholder agreements provide, among other things, that these shareholders will vote their shares of IJL common stock in favor of approval of the merger agreement.

The directors and executive officers entered into the shareholder agreements in order to induce Wachovia to enter into the merger agreement. The shareholder agreements could discourage other companies from trying or proposing to combine with or acquire IJL.

The form of shareholder agreement is attached to this document as Appendix C.

APPRAISAL RIGHTS (see page 27)

Delaware law does not provide IJL shareholders with dissenters' appraisal rights in the merger.

SHARE INFORMATION AND MARKET PRICES (see page 35)

Wachovia common stock and IJL common stock are traded on the NYSE under the symbols "WB" and "IJL", respectively. The following table sets forth the last sale prices of Wachovia common stock, IJL common stock and the equivalent price per share (as explained below) on October 27, 1998, the last trading day before we announced the merger, and on December 14, 1998. We have structured the merger so that the "equivalent per share price" of IJL common stock will always be $32.00. As discussed elsewhere, the exchange ratio will be determined based on the market price of Wachovia common stock shortly before the merger. On December 14, 1998, assuming the average of the last sale prices of Wachovia's common stock for the five previous trading days was 83 1/2, the last sale price of Wachovia common stock on that day, the exchange ratio would have been 0.3832.


                             WACHOVIA     IJL      EQUIVALENT PER
                              COMMON    COMMON   SHARE PRICE OF IJL
                               STOCK     STOCK      COMMON STOCK
                            ---------- -------- -------------------
October 27, 1998 ..........  $82 3/4      $37         $ 32.00
December 14, 1998 .........   83 1/2       31 9/16    $ 32.00


THE MARKET PRICE OF BOTH WACHOVIA AND IJL COMMON STOCK WILL FLUCTUATE PRIOR TO THE MERGER. YOU ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR WACHOVIA COMMON STOCK AND IJL COMMON STOCK.

COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA

     The following table shows information about our net income per share, cash dividends per share and book value per share, and similar information after giving effect to the merger (which we refer to as "pro forma" information). In presenting the pro forma information for certain time periods, we assumed that we had been merged as of the beginning of the period presented. The pro forma information gives effect to the merger under the purchase method of accounting in accordance with generally accepted accounting principles (commonly referred to as "GAAP").

     We used an assumed exchange ratio of .3677 in computing the pro forma combined and equivalent pro forma combined per share data. This assumed exchange ratio is based on a value of $32 per share of IJL common stock divided by the average of the last sale prices of Wachovia common stock for the five trading days prior to the merger announcement (October 27, 1998). The actual exchange rate will be determined based on the last sale prices of Wachovia common stock, as reported on the NYSE Composite Transaction Reporting System, for the five trading days immediately preceding the effective date of the merger.

     We expect that we will incur merger and integration charges as a result of combining our companies. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined.

     The information in the following table is based on, and should be read together with, the historical financial information that we have presented in our prior Securities and Exchange Commission filings. We have incorporated this material into this document by reference. See "Where You Can Find More Information" on page 36.



                                     NINE MONTHS ENDED    YEAR ENDED
                                       SEPTEMBER 30,     DECEMBER 31,
                                    ------------------- -------------
                                            1998             1997
                                    ------------------- -------------
WACHOVIA COMMON STOCK
Net income per basic common share
  Historical ......................       $  3.07          $  2.99
  Pro forma combined (1) ..........          3.07             2.98
Net income per diluted common share
  Historical ......................          3.01             2.94
  Pro forma combined (1) ..........          3.01             2.93
Dividends per common share (2)
  Historical ......................          1.37             1.68
  Pro forma combined ..............          1.37             1.68
Book value per common share
  Historical ......................         25.79            25.13
  Pro forma combined ..............         26.58            25.85

                                               NINE MONTHS ENDED   YEAR ENDED
                                                 SEPTEMBER 30,   DECEMBER 31,
                                              ------------------ -------------
                                                     1998             1997
                                              ------------------ -------------
INTERSTATE/JOHNSON LANE COMMON STOCK (3)
Net income per basic common share
  Historical (5).............................         1.97             1.93
  Equivalent pro forma combined (4) .........         1.13             1.10
Net income per diluted common share
  Historical (5).............................         1.70             1.74
  Equivalent pro forma combined (4) .........         1.11             1.08
Dividends per common share
  Historical ................................          .15              .17
  Equivalent pro forma combined (4) .........          .50              .62
Book value per common share
  Historical ................................        16.77            15.02
  Equivalent pro forma combined (4) .........         9.77             9.51

1. The effect of estimated non-recurring merger and restructuring costs has not been included in the pro forma amounts.
2. Pro forma dividends per share represent historical dividends paid by Wachovia.
3. Per share data for the nine months ended September 30, 1998 and year ended December 31, 1997 has been derived from IJL's quarterly and annual reports during the fiscal years ended September 30, 1998 and 1997.
4. Equivalent IJL pro forma combined amounts are computed by multiplying the Wachovia pro forma combined amounts by the assumed exchange ratio of .3677.
5. At December 31, 1997, IJL adopted SFAS 128, "Earnings Per Share," which establishes standards for computing and presenting earnings per share. All periods presented have been restated to conform with SFAS 128.

SELECTED FINANCIAL DATA OF WACHOVIA

     The following table sets forth selected historical financial data of Wachovia and has been derived from its financial statements. The interim financial information has been derived from unaudited financial statements of Wachovia. Wachovia believes that these financial statements include all adjustments of a normal recurring nature and disclosures that are necessary for a fair statement of the results for the unaudited interim periods. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period.

     The information in the following table is based on, and should be read together with, the historical financial information that we have presented in our prior Securities and Exchange Commission filings. We have incorporated this material into this document by reference. See "Where You Can Find More Information" on page 36.



                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                         ----------------------- -----------------------------------------------------------
                                             1998        1997        1997        1996        1995        1994        1993
                                         ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
 Interest Income .......................  $  3,489    $  3,143    $  4,262    $  4,010    $  3,790    $  3,026    $  2,738
 Interest Expense ......................     1,748       1,605       2,169       2,086       2,011       1,369       1,129
 Other Income ..........................       922         746       1,007         879         816         668         752
 Other Expense .........................     1,504       1,234       1,967       1,509       1,442       1,343       1,354
 Net Income ............................       633         589         593         757         708         624         595

PER SHARE AMOUNTS
 Net Income, Basic .....................  $   3.07    $   2.99    $   2.99    $   3.70    $   3.40    $   3.00    $   2.84
 Net Income, Diluted ...................  $   3.01    $   2.94    $   2.94    $   3.65    $   3.36    $   2.96    $   2.80
 Weighted Average Shares
   Outstanding, Basic (thousands) ......   205,811     197,237     198,290     204,889     208,230     208,117     208,880
 Weighted Average Shares
   Outstanding, Diluted (thousands)        209,881     200,542     201,901     207,432     210,600     210,651     212,584
 Dividends .............................  $   1.37    $   1.24    $   1.68    $   1.52    $   1.38    $   1.23    $   1.11


                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,                           YEAR ENDED DECEMBER 31,
                                   ------------------------- ----------------------------------------------------------------
                                       1998         1997         1997         1996         1995         1994         1993
                                   ------------ ------------ ------------ ------------ ------------ ------------ ------------
                                                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF CONDITION
 (PERIOD END)
 Total Assets ....................   $ 65,574     $ 58,041     $ 65,397     $ 57,229     $ 55,792     $ 49,242     $ 46,188
 Interest Earning Assets .........   $ 58,164     $ 51,986     $ 57,335     $ 50,728     $ 50,182     $ 44,164     $ 41,415
 Loans ...........................   $ 45,629     $ 40,748     $ 44,194     $ 38,007     $ 35,585     $ 31,664     $ 27,754
 Deposits ........................   $ 38,807     $ 36,911     $ 42,654     $ 35,322     $ 34,355     $ 30,296     $ 30,008
 Shareholders' Equity ............   $  5,229     $  4,517     $  5,174     $  4,608     $  4,601     $  3,910     $  3,744
RATIOS
 Return on Average Assets ........       1.33%        1.38%        1.03%        1.36%        1.37%        1.34%        1.40%
 Return on Average Equity ........      16.33        17.79        13.08        16.99        17.00        16.37        16.91
 Dividend Payout Ratio ...........      44.6         40.8         55.2         40.4         39.9         40.8         38.7
 Average Equity to Average Assets
   Ratio .........................       8.13         7.77         7.87         8.02         8.05         8.19         8.27
 Tier 1 Risk Weighted Capital
   Ratio (1)......................       7.44%        8.74%        8.43%        8.93%        9.18%        9.20%        9.94%
 Total Capital Risk Weighted
   Ratio (1)......................      10.23        11.68        11.11        12.32        13.13        12.65        13.20
 Tier 1 Leverage Ratio ...........       8.67         9.38         9.24         8.52         8.11         8.29         8.16

(1) Tier 1 Capital Risk Weighted and Total Capital Risk Weighted Ratios for the periods 1994-1995 are estimates.

SELECTED FINANCIAL DATA OF IJL

     IJL derived the historical financial data for the four years ended September 30, 1997 from its audited historical financial statements and the historical financial data for the year ended September 30, 1998 from its unaudited historical financial statements. Management believes that IJL's unaudited historical financial statements contain all adjustments needed to present fairly the information included in such statements, and that the adjustments made consist only of normal recurring adjustments. This information should be read together with the historical financial information that IJL has presented in its prior filings with the Securities and Exchange Commission. We have incorporated this material into this document by reference. See "Where You Can Find More Information" on page 36.



                                                                                FISCAL YEARS ENDED SEPTEMBER 30
                                                                  -----------------------------------------------------------
                                                                      1998        1997        1996        1995        1994
                                                                  ----------- ----------- ----------- ----------- -----------
                                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING RESULTS:
  Total revenues ................................................  $  279.1    $ 232.0     $ 208.4     $ 184.0     $ 166.6
  Net revenues after interest expense ...........................     257.6      212.2       187.2       151.3       147.9
  Income before taxes and non-recurring items ...................      23.2       17.0        15.6         9.9        13.3
  Operating income ..............................................      14.7       10.9         9.4         5.9         7.9
  Cumulative Effect of a Change in Accounting Principle(2) ......        --         --          --          --         3.0
  Net income ....................................................      14.7       10.9         9.4         5.9        10.9
BASIC EARNINGS PER SHARE(1):
  Operating ..................................................... $    2.47    $   1.87    $   1.61    $   0.98    $   1.27
  Net ........................................................... $    2.47    $   1.87    $   1.61    $   0.98    $   1.76
DILUTED EARNINGS PER SHARE(1):
  Operating ..................................................... $    2.16    $   1.74    $   1.42    $   0.92    $   1.13
  Net ........................................................... $    2.16    $   1.74    $   1.42    $   0.92    $   1.52
DIVIDENDS PER SHARE ............................................. $    0.20    $   0.16    $   0.12    $   0.12    $   0.09
FINANCIAL CONDITION:
  Total assets .................................................. $  652.3     $ 626.7     $ 568.3     $ 616.5     $ 767.8
  Total assets, net of matched securities resale agreements ..... $  648.1     $ 614.3     $ 562.5     $ 486.9     $ 428.6
  Long-term debt ................................................ $   31.0     $  16.0     $  21.0     $  21.0     $  21.0
  Shareholders' equity .......................................... $  103.6     $  88.8     $  76.6     $  69.4     $  68.0

(1) At December 31, 1997, IJL adopted SFAS 128, "Earnings Per Share," which establishes standards for computing and presenting earnings per share. All periods presented have been restated to conform with SFAS 128.
(2) Effective October 1, 1993, IJL adopted SFAS 109, "Accounting for Income Taxes." As permitted under SFAS 109, prior years' financial statements have not been restated. The cumulative effect of adopting SFAS 109 was to increase net income for the change in accounting principle in the year of adoption.

                                SPECIAL MEETING

GENERAL

     The Board of Directors of IJL (the "IJL Board") is providing this Proxy Statement/Prospectus to the holders of common stock, $0.20 par value per share, of IJL ("IJL Common Stock") in connection with the solicitation of proxies for use at the special meeting of shareholders of IJL and at any adjournments or postponements of the special meeting (the "Special Meeting"). The Special Meeting will be held at the Radisson Plaza Hotel, 101 South Tryon Street, Charlotte, North Carolina at 10:30 a.m. on January 26, 1999.

     Wachovia is also providing this Proxy Statement/Prospectus to IJL shareholders as a prospectus in connection with the offer and sale by Wachovia of shares of common stock, $5.00 par value per share, of Wachovia ("Wachovia Common Stock") in connection with the merger of IJL into Wachovia.


RECORD DATE

     The IJL Board has fixed the close of business on December 10, 1998, as the record date (the "Record Date") for determining the IJL shareholders entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, there were issued and outstanding 6,516,079 shares of IJL Common Stock. Only holders of record of IJL Common Stock as of the Record Date are entitled to notice of and to vote at the Special Meeting.

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes (as described below) will be counted solely for the purpose of determining whether a quorum is present. Under the applicable rules of the NYSE and the National Association of Securities Dealers, Inc. ("NASD"), brokers and/or members, as the case may be, who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote such customers' shares with respect to the approval and adoption of the Merger Agreement (as defined below) in the absence of specific instructions from such customers ("broker non-votes"). Abstentions and broker non-votes will not be deemed to be cast either "FOR" or "AGAINST" the Merger Agreement. Because approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of IJL Common Stock, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement.


SOLICITATION AND REVOCABILITY OF PROXIES

     Proxies in the form accompanying this Proxy Statement/Prospectus are being solicited by the IJL Board. Shares represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. Except for broker non-votes, if no instructions are indicated, such proxies will be voted "FOR" approval of the Merger Agreement and consummation of the transactions contemplated therein, and as determined by a majority of the IJL Board, as to any other matter that may come before the Special Meeting or any adjournment or postponement of the Special Meeting including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise. No proxy which is voted against the proposal to approve the Merger Agreement, however, will be voted in favor of any adjournment or postponement of the Special Meeting.

     A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by (1) giving written notice of revocation to the Secretary of IJL, (2) properly submitting a duly executed proxy bearing a later date, or (3) voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Interstate/Johnson Lane, Inc., 201 North Tryon Street, Charlotte, North Carolina 28202, Attention: Secretary. A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with the Secretary of IJL, or other person responsible for tabulating votes on behalf of IJL.


VOTE REQUIRED

     Approval of the Merger Agreement at the Special Meeting and consummation of the transactions contemplated by the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of IJL Common Stock.

     As of the Record Date, neither Wachovia nor any of its directors or executive officers or their affiliates held any shares of IJL Common Stock. The directors and executive officers of IJL owned, as of the Record Date, and are entitled to vote 1,770,004 shares of IJL Common Stock, which represents approximately 27% of the outstanding shares of IJL

Common Stock. These directors and executive officers have agreed to vote their shares in favor of the Merger Agreement. Accordingly, assuming these shares are so voted, approval of the Merger Agreement will require the affirmative vote of the holders of approximately an additional 24% of the outstanding shares of IJL Common Stock.


RECOMMENDATION OF BOARD OF DIRECTORS

     For the reasons described in the section of this Proxy Statement/Prospectus entitled "The Merger -- Reasons of IJL for the Merger," the IJL Board has unanimously approved the Merger Agreement, believes that the Merger is in the best interests of IJL and recommends that shareholders of IJL vote "FOR" approval of the Merger Agreement and the consummation of the transactions contemplated thereby. See "The Merger -- Background of the Merger," " -- Reasons of IJL for the Merger" and " -- Interests of Certain Persons in the Merger."


                                  THE MERGER

     THE FOLLOWING INFORMATION DESCRIBES CERTAIN INFORMATION PERTAINING TO THE MERGER. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPENDICES HERETO, INCLUDING THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A AND IS INCORPORATED HEREIN BY REFERENCE. ALL SHAREHOLDERS ARE URGED TO READ THE APPENDICES IN THEIR ENTIRETY.



GENERAL

     The Agreement and Plan of Merger, dated as of October 27, 1998, between IJL and Wachovia and the related Plan of Merger (together, the "Merger Agreement") provides for a transaction in which IJL will merge into Wachovia (the "Merger"). Wachovia will be the surviving corporation of the Merger. At the Effective Time (as defined below), each share of issued and outstanding IJL Common Stock will cease to be outstanding and (excluding any shares held by IJL or Wachovia or their subsidiaries) will be converted into a fraction of a share (the "Exchange Ratio") of Wachovia Common Stock equal to $32.00 divided by the average of the last reported sale prices of Wachovia Common Stock, as reported on the NYSE Composite Transactions Reporting System, for the five trading days immediately preceding the Effective Date (as defined below).

     The Merger Agreement provides that Wachovia may change the way it combines with IJL, provided that it cannot alter the consideration to be received by IJL shareholders, adversely affect the tax treatment for IJL shareholders or materially delay the transactions contemplated by the Merger Agreement.


BACKGROUND OF THE MERGER

     During the mid-1990s, Congress and certain regulatory agencies began to pay increasing attention to modernizing the United States' financial services industry. Proposals were considered to modify or eliminate long-standing restrictions on the ability of depository institutions to engage in the underwriting of corporate debt and equity securities and other securities-related activities. In December 1996, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") announced a change in the regulations governing the securities affiliates of depository institutions. Among other things, the change increased from 10% to 25% the percentage of revenues that bank holding companies may derive from "ineligible" activities, essentially equity and debt underwriting, of securities affiliates. Primarily as a result of this regulatory change, many privately and publicly held brokerage firms, some of which operate in the same geographic markets as IJL, have been acquired or have announced their intentions to be acquired by bank holding companies.

     As a result of this consolidation activity, IJL's senior management began to monitor this new competitive and regulatory environment and to assess the possible short and long-term effects on IJL's competitive position. Specifically, a special committee of executive officers consisting of Edward C. Ruff, Lewis F. Semones, Jr., Douglas R. Aldridge and Edwin A. Dalrymple, Jr. (the "Special Committee") began a series of meetings in January 1998 to develop a strategy for improving the profit margins in the firm's Private Client Group which comprises IJL's retail brokerage operations. Of particular interest and concern to the Special Committee was information regarding the financial performance of the Private Client Group versus a peer group of similar firms, many of whom had been or were in the process of being acquired by larger financial services companies. By March 1998, the Special Committee had determined that fundamental issues regarding both the scale of the operation and the need for additional capital must be addressed in order for the Private Client Group to meet both its short-term profitability goals and long-term strategic objectives.

     Members of the Special Committee held a series of meetings with James H. Morgan, the firm's Chairman and Chief Executive Officer, and the firm's Management Committee (consisting of Mr. Morgan, the members of the Special Committee and Harvey D. Harrelson) from late March through early June 1998 to review the Special Committee's findings. As a result of these meetings, the Management Committee recommended that Mr. Morgan begin informal discussions with certain larger financial institutions and other potential strategic partners that had from time to time expressed an interest in exploring possible strategic business combinations with IJL. During the course of his discussions with these parties, Mr. Morgan was able to gain an understanding of their views about the potential benefits of a strategic alliance and the role that IJL would play in their organizations. At its annual strategic planning process in June 1998, IJL's Strategic Planning Committee (consisting of the members of the Board of Directors of Interstate/Johnson Lane Corporation, IJL's principal broker/dealer subsidiary, and Grady G. Thomas, Jr.) determined that the Special Committee's findings regarding the need to increase scale and capitalization to support the Private Client Group were applicable to several of the firm's other operating groups as well. Consequently, Mr. Morgan continued his informal discussions with potential strategic partners. At an IJL Board meeting on July 21, 1998, Mr. Morgan updated the directors on the conclusions reached by IJL's Strategic Planning Committee and his discussions with potential strategic partners.

     On July 23, 1998, the Management Committee interviewed Berkshire Capital Corporation ("Berkshire Capital") and discussed the possibility of retaining that firm to consult with and advise the management of IJL regarding the ongoing review of its business and operations, to evaluate IJL's strengths, weaknesses and strategic alternatives, and to provide assistance in the event management entered further discussions with third parties regarding a possible strategic partnership or business combination. A decision to retain Berkshire Capital was made later in July and representatives of that firm held their first meeting with the Management Committee pursuant to this engagement on August 5, 1998. On August 12, 1998, Mr. Morgan informed IJL's Board of management's desire to retain Berkshire Capital and the purpose of that firm's engagement, and the Board approved the retention of Berkshire Capital. A letter agreement memorializing the engagement of Berkshire Capital was entered into as of August 15, 1998. Based on the initial meetings with Berkshire Capital and the previous deliberations of the Special Committee, the Management Committee, the Strategic Planning Committee, and the authorization of the IJL Board, Berkshire Capital was authorized to develop and prioritize a list of potential strategic partners for IJL. The letter agreement with Berkshire Capital was subsequently amended to expand its engagement to specifically include assistance in evaluating, negotiating and completing a potential strategic business combination.

     In developing and prioritizing a list of strategic partners for IJL, Berkshire Capital and the management of IJL focused on companies having the following characteristics: (1) a high quality firm with an unquestioned reputation; (2) superior management committed to a successful growth strategy;
(3) attractive transaction currency that could create both intermediate and long-term value for IJL shareholders; (4) a demonstrated understanding of IJL's culture and commitment to preserving it; (5) an ability to realize significant benefits from cross-selling opportunities; (6) a willingness to consider IJL as its primary full-service retail brokerage platform; (7) an opportunity to enhance and/or expand IJL's current geographic market while maintaining existing quality standards; (8) a commitment to investing in top quality professionals and technological resources; and (9) a high certainty of transaction closure. IJL management approved four of the companies identified in this process (including Wachovia) and authorized Berkshire Capital to deliver a descriptive memorandum regarding IJL to each company upon its execution of a confidentiality agreement. Two additional companies had informal discussions with IJL management but did not sign confidentiality agreements or receive the descriptive memorandum. Two of the four companies that received the descriptive memorandum (including Wachovia) held formal meetings with IJL management and submitted written indications of interest in pursuing a business combination.

     At a meeting on October 9, 1998, members of management and representatives of Berkshire Capital provided the IJL Board with an overview of the process undertaken to date regarding the assessment of IJL's prospects as an independent firm, assessment of the firm's strategic alternatives and identification and communication with potential strategic partners. The two indications of interest received in response to the descriptive memorandum distributed by Berkshire Capital were then reviewed. Due to the reasons discussed below, the IJL Board authorized management to enter into negotiations regarding a strategic merger with Wachovia. Negotiations and due diligence reviews by each party commenced shortly after that meeting. At a meeting of the IJL Board on October 27, 1998, Messrs. Morgan and Semones reviewed the financial features and reasons for the proposed merger with Wachovia and IJL's legal advisors reviewed the principal terms of the Merger Agreement, the Stock Option Agreement and the related agreements and the legal standards applicable to the IJL Board's consideration of the proposed merger with Wachovia. In addition, representatives of Berkshire Capital reviewed financial information concerning Wachovia, IJL and the proposed merger, and rendered their oral opinion that, as of such date, the consideration paid to IJL shareholders under the Merger Agreement (the "Merger Consideration") was fair from a financial point of view to the holders of IJL Common Stock. After discussion, the IJL Board unanimously approved the Merger Agreement, the Stock Option Agreement and related matters.

     Shortly after the conclusion of the IJL Board meeting, IJL and Wachovia entered into the Merger Agreement and the Stock Option Agreement, and the related employment and shareholder agreements were executed by the appropriate parties.


REASONS OF IJL FOR THE MERGER

     In reaching its determination to approve the Merger Agreement, the Stock Option Agreement and the Shareholder Agreements and to recommend to the IJL shareholders that they adopt the Merger Agreement, the IJL Board consulted with IJL's management and its financial and legal advisors and considered a number of factors, including, without limitation, the following principal factors:

   o THE FUTURE PROSPECTS OF IJL AS AN INDEPENDENT FIRM. The IJL Board carefully considered the prospects of IJL remaining an independent firm and determined that rapid consolidation in the financial services industry and the resulting competition for market share from larger, better capitalized competitors would, over the next three to five years, create for IJL (1) a need for additional capital that would be difficult to meet without adverse consequences to existing shareholders, (2) downward pressure on earnings that could adversely affect the market price for IJL Common Stock and the ability of the firm to attract appropriate partners or acquirors in the future, (3) a need to develop additional equity-based compensation plans to attract and retain key employees that could have adverse consequences to existing shareholders and (4) an unacceptable level of risk that the pool of appropriate partners or acquirors would be exhausted before IJL could establish the viability of remaining independent.

   o THE COMPLEMENTARY BUSINESSES AND CULTURES OF IJL AND WACHOVIA. The IJL Board believes that it has found in Wachovia a partner with (1) common fundamental values, including a pervasive commitment to client service,
    (2) an existing business culture that reflects an understanding and acceptance of the differences between consumer and commercial banking and retail brokerage and capital markets activities, (3) a focus on key markets in the Southeast that complements the existing network of IJL offices, (4) a broad base of clients and services against which IJL can leverage its existing lines of business and (5) a household name that should strengthen IJL's reputation as a premier provider of retail brokerage and capital markets services in the Southeast. Among other benefits, the Merger will provide IJL's retail financial consultants (including the financial consultants of its Cap Trust subsidiary) with access to new products and services and provide IJL's capital markets groups with the opportunity to leverage their equity and fixed income primary and secondary distribution capabilities across Wachovia's large customer base of middle market companies and to introduce Wachovia's merchant banking and high-yield and other fixed income products to existing IJL corporate and institutional clients.

   o MERGER CONSIDERATION FOR IJL SHAREHOLDERS. The IJL Board carefully evaluated the consideration to be received by IJL shareholders in the Merger. The presentation made by Berkshire Capital to the IJL Board on October 27, 1998, included, among other things, Berkshire Capital's opinion that the Merger Consideration is fair to IJL shareholders from a financial point of view. See " -- Opinion of IJL's Financial Advisor" and Appendix D. The IJL Board also assessed the advantages of the fixed price per share and the valuation period for the determination of the Merger Consideration, the tax-free status of the share exchange and certain investment considerations, including, without limitation, (1) the liquidity of the trading market for Wachovia Common Stock, (2) the favorable performance of Wachovia Common Stock versus the Standard & Poor's Regional Index and a selected index of similar bank holding companies over periods ranging from one month to 10 years, (3) the superior price/earnings ratio and dividend yield of Wachovia Common Stock versus IJL Common Stock, (4) Wachovia's record of exemplary risk management, earnings stability and asset quality through a broad range of market conditions and (5) Wachovia's franchise and market share in key southeastern markets.

   o MERGER AGREEMENT. IJL's management and legal advisors discussed with the IJL Board the terms and conditions of the Merger Agreement, including the amount and form of consideration, the parties' representations, warranties, covenants and agreements, the conditions to the respective obligations set forth in the Merger Agreement and the operation and ramifications of the Stock Option Agreement and Shareholder Agreements under certain circumstances.

   o RETENTION OF KEY EMPLOYEES AND ENHANCED EMPLOYEE BENEFITS. The IJL Board considered the terms and value of the key employee retention program proposed by Wachovia, the terms and conditions of the employment agreements entered into by eleven IJL executives, the benefit programs offered to continuing employees, the limited amount of employee dislocation and enhanced opportunities for employee advancement anticipated as a result of the Merger and the fact that the existing IJL management structure will be integrated with that of the securities and capital markets activities presently being conducted by Wachovia, with James H. Morgan and other executive officers of IJL in key leadership positions.

     The above discussion of factors considered by the IJL Board is not intended to be exhaustive but includes all material factors considered by the IJL Board. In reaching the determination to approve the Merger Agreement and recommend its adoption to the IJL shareholders, the IJL Board did not assign any relative or specific weights to the various factors considered by it, and individual members of the IJL Board may have assigned differing weights to different factors.

     BASED ON THE FOREGOING, THE IJL BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF IJL AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE IJL SHAREHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.


OPINION OF IJL FINANCIAL ADVISOR

     GENERAL. IJL retained Berkshire Capital to act as its financial advisor in connection with the Merger and to render an opinion to the IJL Board as to the fairness of the Merger Consideration, from a financial point of view, to the holders of IJL Common Stock. Berkshire Capital is a nationally recognized investment banking firm regularly engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions, competitive biddings and valuations for estate, corporate and other purposes, and acting as financial advisor in connection with other forms of strategic transactions. The IJL Board selected Berkshire Capital to serve as its financial advisor in connection with the Merger on the basis of such expertise of the firm.

     The full text of Berkshire Capital's written opinion, which sets forth certain assumptions made, matters considered and limitations on review undertaken is attached as Appendix D to this Proxy Statement/Prospectus, is incorporated herein by reference and should be read in its entirety in connection with this Proxy Statement/Prospectus. The summary of the opinion of Berkshire Capital set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the opinion. Berkshire Capital's opinion is directed only to the fairness of the Merger Consideration, from a financial point of view, to the holders of IJL Common Stock. Berkshire Capital's opinion was provided to the IJL Board to assist it in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of IJL as to how such shareholder should vote regarding adoption of the Merger Agreement.

     In arriving at its opinion, Berkshire Capital reviewed certain publicly available business and financial information relating to IJL and Wachovia and certain other information provided to it, including the following: (1) IJL's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the three years ended September 30, 1997; (2) IJL's Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 1997, March 31, 1998 and June 30, 1998 and press release announcing earnings for the quarterly period and fiscal year ended September 30, 1998; (3) Wachovia's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the three years ended December 31, 1997; (4) Wachovia's Quarterly Reports on Form 10-Q and related financial information for the quarterly periods ended March 31, 1998 and June 30, 1998 and press release announcing earnings for the quarterly period ended September 30, 1998; (5) certain publicly available information with respect to historical market prices and trading activities for IJL Common Stock, Wachovia Common Stock and for certain publicly traded financial institutions which Berkshire Capital deemed relevant; (6) certain publicly available information with respect to securities firms and the financial terms of certain other mergers and acquisitions which Berkshire Capital deemed relevant; (7) the Merger Agreement; (8) other financial information concerning the businesses and operations of IJL, including certain audited financial information and certain financial analyses and forecasts for IJL prepared by senior management; and (9) such financial studies, analyses, inquiries and other matters as Berkshire Capital deemed necessary. In addition, Berkshire Capital discussed the business and prospects of IJL and Wachovia with members of senior management of each company.

     In connection with its review, Berkshire Capital relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or publicly available, including the representations and warranties of IJL and Wachovia included in the Merger Agreement, and Berkshire Capital has not assumed any responsibility for independent verification of such information. Berkshire Capital relied upon the management of IJL as to the reasonableness and achievability of its financial and operational forecasts and projections, and the assumptions and bases therefor, provided to Berkshire Capital, and assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. Berkshire Capital also assumed, without independent verification, that the aggregate reserves for loan losses, litigation and other contingencies for IJL and Wachovia are adequate to cover such losses. Berkshire Capital did not review any individual credit files of Wachovia or make an independent evaluation or appraisal of the assets or liabilities of IJL or Wachovia.

     In connection with rendering its opinion, Berkshire Capital performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness of the Merger Consideration, from a financial point of view, to holders of IJL Common Stock was to some extent a subjective one based on the experience and judgment of Berkshire Capital and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Berkshire Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Berkshire Capital's view of the actual value of IJL or Wachovia.

     In performing its analyses, Berkshire Capital made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of IJL or Wachovia. The analyses performed by Berkshire Capital are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than that suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In rendering its opinion, Berkshire Capital assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to Wachovia.

     Berkshire Capital's opinion is just one of the many factors taken into consideration by the IJL Board in determining to approve the Merger Agreement. Berkshire Capital's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for IJL, nor does it address the effect of any other business combination in which IJL might engage.

     The following is a summary of the analyses performed by Berkshire Capital in connection with its opinion expressed to the IJL Board on October 27, 1998. Berkshire Capital employed two different methodologies to evaluate the fairness of the Merger Consideration, from a financial point of view, to the holders of IJL Common Stock. The methodologies were (1) comparison to publicly traded securities firms and (2) comparable acquisitions of securities firms. The following three main sections provide additional detail regarding the publicly traded securities firms, comparable acquisition transactions and additional analysis utilized by Berkshire Capital in preparing its opinion.

     COMPARISON OF PUBLICLY TRADED SECURITIES FIRMS. Berkshire Capital compared the financial performance of IJL to that of a certain group of securities firms (the "Group") by comparing the total revenues, pre-tax income, net income and book value of the Group's members to their respective stock prices. This Group included A.G. Edwards, Inc.; Legg Mason, Inc.; Raymond James Financial, Inc.; EVEREN Capital Corporation; Morgan Keegan, Inc.; Dain Rauscher Corporation; Freedom Securities Corporation; and The Advest Group, Inc.

     Berkshire Capital compared selected financial and market multiples and ratios using financial data for the latest twelve months ended September 30, 1998 and June 30, 1998 for IJL and the Group, respectively, and market data as of October 26, 1998 for the Group. This analysis showed: (1) the Group had median and low-high range multiples of price to latest twelve months revenues of 0.95x and 0.54x-1.52x , respectively, compared to 0.82x in the proposed Merger; (2) the Group had median and low-high range multiples of price to latest twelve months pre-tax earnings of 7.6x and 5.0x-10.0x , respectively, compared to 9.9x in the proposed Merger; (3) the Group had median and low-high multiples of price to latest twelve months net income of 12.3x and 9.1x-17.7x, respectively, compared to 15.6x in the proposed Merger; and (4) the Group had median and low-high range multiples of price to book value of 1.98x and 1.16x-2.71x, respectively, compared to 2.22x in the proposed Merger.

     In addition to analyzing market price related multiples, Berkshire Capital compared certain financial statistics to analyze the operating performance of IJL and the Group using financial data for the latest twelve months ended September 30, 1998 and June 30, 1998, respectively. The analysis showed: (1) the Group had a median return on average equity ratio of 17.5% compared to 14.9% for IJL; and (2) the Group had a median latest twelve months pre-tax income to total revenue ratio of 12.1% compared to 8.3% for IJL.

     COMPARABLE ACQUISITIONS. Berkshire Capital performed an analysis of consideration paid in ten acquisitions of securities firms announced in 1997 and 1998 (the "Selected Transactions"). The consideration paid as a multiple of total revenues, net income, tangible book value, book value and premium to market price in the Selected Transactions was compared to the multiples and premiums implied by the consideration offered by Wachovia in the Merger. The Selected Transactions included the following transactions: Van Kasper & Company/First Security Corporation; Hilliard-Lyons, Inc./PNC Bank Corp.;
Scott & Stringfellow Financial, Inc./BB&T Corporation; McDonald & Company Investments, Inc./KeyCorp.; Ohio Company/Fifth Third Bancorp.; Wheat First Securities/First Union; Piper Jaffray Companies, Inc./U.S. Bancorp; Roney & Co./ First Chicago NBD Corp.; Oppenheimer Holdings, Inc./CIBC Wood Gundy Securities Corp.; and Alex. Brown Incorporated/Bankers Trust Corporation.

     Berkshire Capital compared the Merger Consideration as a multiple of IJL's
(1) latest twelve months revenues; (2) latest twelve months net income; (3) tangible book value; and (4) book value, to the median and low-high range multiples for the Selected Transactions. This analysis showed that (1) the Selected Transactions had median and low-high range multiples of consideration to latest twelve months revenues of 1.24x and 0.45x-1.96x, respectively, compared to 0.82x for the proposed Merger; (2) the Selected Transactions had median and low-high range multiples of consideration to latest twelve months net income of 16.8x and 7.9x-22.7x, respectively, compared to 15.6x in the proposed Merger; (3) the Selected Transactions had median and low-high range multiples of consideration to tangible book value of 2.73x and 1.02x-4.28x, respectively, compared to 2.52x in the proposed Merger; and (4) the Selected Transactions had median and low-high range multiples of consideration to book value of 2.73x and 1.02x-4.28x, respectively, compared to 2.22x in the proposed Merger. It was also noted that one transaction, because of specific circumstances, was by a large margin above the range of consideration to latest twelve months net income, tangible book value and book value and, as such, was excluded from the multiples set forth above.

     Berkshire Capital also compared the Merger Consideration as a premium to IJL's market price to the relevant market premiums in those Selected Transactions in which the seller was a publicly traded company. The average closing price for the 30-day period ended on the last day prior to announcement date was utilized as the market price for IJL and the publicly traded sellers among the Selected Transactions. The Selected Transactions had median and low-high range of premium to market price of 26% and 17%-29%, respectively, compared to 19% for the proposed Merger.

     No company or transaction used as a comparison in the above analyses is identical to IJL, Wachovia or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in prevailing market conditions at the time of the transaction, financial and operating characteristics of the companies and other factors that could affect the public trading and/or transaction value of the companies used for comparison in the above analyses.

     ADDITIONAL ANALYSIS. Since IJL shareholders will exchange their IJL Common Stock for shares of Wachovia Common Stock, Berkshire Capital also reviewed certain historical information relating to Wachovia Common Stock compared to a relevant peer group, as well as to the acquirors in the Selected Transactions. This review included a total return analysis and a comparison of trading multiple to net income. Lastly, Berkshire Capital reviewed the impact of the Merger on the amount of dividends an IJL shareholder would receive on a post-Merger basis.

     The total return analysis compared Wachovia's results to the S&P Regional Bank Index and a selected sub-index of nine banks within the S&P Regional Bank Index ("Sub-Index") that most closely compare to Wachovia in terms of size and business mix for the one-month, three-month, six-month, one-year, two-year, five-year and, in the case of the Sub-Index only as the S&P Regional Index was not available, ten-year periods ended September 30, 1998. The analysis showed that, on a total return basis, Wachovia's stock outperformed the S&P Regional Index and the Sub-Index in all periods reviewed except for the five years ended September 30, 1998.

     The analysis of trading multiple to net income compared the relationship of the price to net income ratio for Wachovia and IJL to that relationship for those Selected Transactions in which both the buyer and seller were publicly traded. Using the average closing price for the 30-day period ended on the last day prior to the announcement date and the latest twelve months net income, Wachovia and IJL had price to net income multiples of 19.6x and 12.5x, respectively. This is a buyer to seller ratio of 1.57, compared to a ratio of
1.04 for the four Selected Transactions in which both buyer and seller were publicly traded.

     Additionally, Berkshire Capital compared the cash dividend that IJL shareholders currently receive to the amount which would be received as Wachovia shareholders. As of the announcement date, IJL paid a quarterly dividend of $0.06, or $0.24 on an annual basis. This compares to Wachovia's quarterly dividend of $0.49, or $1.96 on an annual basis. Adjusting for the exchange ratio based on a $32.00 price per share of IJL Common Stock and Wachovia's average closing price for the 30-day period ended on the last day prior to the announcement date, IJL shareholders would receive a post-Merger dividend equivalent to $0.72 on an annual basis for each share of IJL Common Stock exchanged in the Merger, as compared to the current $0.24.

     Berkshire Capital's opinion is dated October 27, 1998, and is based solely upon the information available to Berkshire Capital and the economic, market and other circumstances as they existed as of such date. Events occurring after that date could materially affect the assumptions and conclusions contained in Berkshire Capital's opinion. Berkshire Capital has not undertaken to reaffirm or revise its opinion or otherwise comment on any events occurring after that date.

     IJL and Berkshire Capital have entered into a letter agreement relating to the services to be provided by Berkshire Capital in connection with the Merger. IJL has agreed to pay Berkshire Capital fees as follows: (1) a cash fee of $50,000, which was paid during the course of Berkshire Capital's assignment;
(2) an additional cash fee of $150,000 payable upon execution of the Merger Agreement; and (3) an additional cash fee equal to $1,850,000 payable upon completion of the Merger. IJL also has agreed to reimburse Berkshire Capital for its reasonable and necessary out-of-pocket expenses and to indemnify Berkshire Capital against certain liabilities, including liabilities under the federal securities laws.


EFFECTIVE TIME

     The Merger will be consummated if the Merger Agreement is approved by the IJL shareholders, Wachovia and IJL obtain all required consents and approvals and the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted). The Merger will become effective on the date (the "Effective Date") and at the time (the "Effective Time") that a certificate of merger reflecting the Merger is filed with the Secretary of State of Delaware and articles of merger reflecting the Merger are filed with the Secretary of State of North Carolina, or such later date or time as indicated in such certificate and articles. Wachovia and IJL have generally agreed to cause the Effective Date to occur on the fifth business day after the last of the conditions to the consummation of the Merger have been satisfied or waived (or if Wachovia elects, on the last business day of the month in which such day occurs, or if such day occurs on one of the last five business days of such month, on the last business day of the next month). Wachovia and IJL each has the right, acting unilaterally, to terminate the Merger Agreement if the Merger is not completed by June 30, 1999. See "The Merger -- Amendment, Waiver and Termination."


DISTRIBUTION OF WACHOVIA CERTIFICATES

     Promptly after the Effective Time, Wachovia will send transmittal materials to each IJL shareholder for use in exchanging his or her certificates representing shares of IJL Common Stock for shares of Wachovia Common Stock. IJL SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS. An exchange agent to be selected will deliver certificates for Wachovia Common Stock (and/or a check for any fractional share interests or dividends or distributions) once it receives the certificates representing a holder's shares of IJL Common Stock. No party will be liable to any shareholder for any property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Wachovia will not pay any dividends or other distributions with respect to Wachovia Common Stock with a record date occurring after the Effective Time to any holder who has not exchanged his or her certificates for Wachovia Common Stock and no such shares shall be eligible to vote until the holder of such certificates has exchanged his or her certificates. After exchanging his or her certificates, all paid dividends and other distributions and, if applicable, a check for the amount to be paid for any fractional shares will be delivered to such shareholder, in each case without interest.

     After the Effective Time, there will be no transfers of shares of IJL Common Stock on IJL's stock transfer books. If certificates representing shares of IJL Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for certificates representing the shares of Wachovia Common Stock and a check for the amount to be paid for fractional shares, if any.


FRACTIONAL SHARES

     A holder of shares of IJL Common Stock who would otherwise have been entitled to receive a fraction of a share of Wachovia Common Stock, will receive, instead, cash (without interest) in an amount determined by multiplying such fraction by the last sale price of Wachovia Common Stock, as reported by the NYSE Composite Transactions Reporting System, on the trading day immediately preceding the Effective Date. Holders will not be entitled to dividends, voting rights or any other rights as a shareholder with respect to any fractional shares.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences of the Merger to holders who hold shares of IJL Common Stock as capital assets. This summary does not address state, local or foreign tax consequences of the Merger.

     This summary is based on the federal tax laws that are currently in effect, which are subject to change at any time, possibly with retroactive effect. It is not a complete description of all of the consequences of the Merger, and may not address the U.S. federal income tax considerations applicable to certain classes of shareholders, including:

     o financial institutions;

     o insurance companies;

     o tax-exempt organizations;

     o broker-dealers;

     o traders in securities that elect to mark to market;

     o persons who hold IJL Common Stock as part of a straddle or conversion transaction;

     o persons who are not citizens or residents of the United States, domestic corporations, or otherwise subject to U.S. federal income taxation on a net income basis with respect to shares of IJL Common Stock;

     o persons who acquired or acquire shares of IJL Common Stock pursuant to the exercise of employee stock options or otherwise as compensation; and

     o persons who do not hold their shares of IJL Common Stock as a capital asset.

     In connection with the filing of this Registration Statement, Wachovia will receive an opinion of its special counsel, Sullivan & Cromwell, to the effect that if consummated, the Merger will constitute a reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). IJL will also receive an opinion of its counsel, Moore & Van Allen, PLLC, to the effect that if consummated, (1) the Merger will constitute a reorganization within the meaning of Section 368 of the Code and (2) no gain or loss will be recognized by IJL shareholders who receive shares of Wachovia Common Stock in exchange for shares of IJL Common Stock, except with respect to cash received in lieu of fractional share interests. Such opinions will be dated as of the date hereof and will be based upon facts, representations and assumptions set forth therein. In rendering such opinions, counsel may require and rely upon representations contained in letters to be received from IJL, Wachovia and others. Neither of these tax opinions are binding on the Internal Revenue Service, and neither Wachovia nor IJL intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the Merger.

     In accordance with the tax opinions discussed above regarding the treatment of the Merger as a reorganization within the meaning of Section 368 of the Code, the material U.S. federal income tax consequences of the Merger to IJL shareholders who exchange all of their shares of IJL Common Stock for shares of Wachovia Common Stock pursuant to the Merger will be as follows:

   o no gain or loss will be recognized by an IJL shareholder, except with respect to an IJL shareholder who receives cash in lieu of a fractional share interest in Wachovia Common Stock;

   o the aggregate adjusted tax basis of shares of Wachovia Common Stock received by an IJL shareholder will be the same as the aggregate adjusted tax basis of the shares of IJL Common Stock exchanged therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

   o the holding period of shares of Wachovia Common Stock received by an IJL shareholder will include the holding period of the IJL Common Stock exchanged therefor.

     Cash received by an IJL shareholder in lieu of a fractional share interest in Wachovia Common Stock will be treated as received in redemption of the fractional share interest. An IJL shareholder would generally recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in the fractional share interest. This capital gain or loss would be long-term capital gain or loss if the IJL shareholder's holding period in the shares of IJL Common Stock allocable to the fractional share interest is more than one year. Long-term capital gain of a non-corporate person is generally subject to a maximum tax rate of 20% in respect of property held in excess of 12 months.

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON YOUR PARTICULAR CIRCUMSTANCES, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS).


MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Wachovia will be the surviving corporation resulting from the Merger. It will continue to be governed by the laws of the State of North Carolina and will operate in accordance with its articles of incorporation and bylaws as in effect immediately prior to the Effective Time.

     The directors and officers of Wachovia before the Merger will continue to be the directors and officers of Wachovia after the Merger, until such time as their successors are duly elected and qualified.


POST-MERGER COMPENSATION AND BENEFITS

     The Merger Agreement provides that after the Merger Wachovia will provide employees of IJL and its subsidiaries who become employees of Wachovia and any of its subsidiaries (the "Retained Employees") with employee benefits which are no less favorable in the aggregate than those provided to similarly situated employees of Wachovia. The Merger Agreement provides that any Retained Employees generally will receive credit for their service with IJL or any of its subsidiaries or predecessors prior to the Effective Time, to the extent IJL credited such service, for the purpose of determining eligibility to participate and vesting, but not for the purpose of benefit accrual, under Wachovia's employee benefit plans. The Merger Agreement provides that Wachovia generally will cause any and all pre-existing condition limitations and waiting periods under group health plans to be waived with respect to the Retained Employees and their eligible dependents. The Merger Agreement provides that after the Merger Wachovia generally will honor IJL's compensation and benefit plans in accordance with their terms.


TREATMENT OF OUTSTANDING OPTIONS AND STOCK PURCHASE RIGHTS

     At the Effective Time, each outstanding option to purchase shares of IJL Common Stock (each, an "IJL Stock Option") under the IJL Amended and Restated 1985 Incentive Stock Option Plan, the IJL 1985 Nonqualified Stock Option Plan and the IJL Restated Stock Award Plan (collectively, the "IJL Stock Plans"), whether vested or unvested, will be converted into an option (a "Replacement Option") to acquire, on the same terms and conditions as were applicable under such IJL Stock Option, the number of shares of Wachovia Common Stock equal to
(1) the number of shares of IJL Common Stock subject to the IJL Stock Option, multiplied by (2) the Exchange Ratio, at an exercise price per share equal to
(a) the aggregate exercise price for the shares of IJL Common Stock which were purchasable pursuant to such IJL Stock Option divided by (b) the Exchange Ratio.

     At the Effective Time, each outstanding share of restricted IJL Common Stock ("Restricted IJL Stock"), each right to purchase a share of Restricted IJL Stock, each outstanding salary deferral previously made to purchase a share of Restricted IJL Stock or IJL Common Stock, and each deferred stock bonus payable in Restricted IJL Stock or IJL Common Stock, will be converted, on the same terms and conditions as were applicable to such rights in and for Restricted IJL Stock or IJL Common Stock, into such number of shares of restricted Wachovia Common Stock or Wachovia Common Stock, as the case may be, that results from multiplying the number of such shares of Restricted IJL Stock or IJL Common Stock by the Exchange Ratio (the "Replacement Shares"). As of the Effective Time, however, all rights to purchase Restricted IJL Stock pursuant to IJL's 15 percent discount purchase plan will terminate, and any outstanding contributions under the plan will be refunded to its participants.


RETENTION PROGRAM

     The Merger Agreement provides that, in connection with the Merger, a retention program (the "Retention Program") will be established, consisting of approximately $21 million in restricted units of Wachovia Common Stock, which will be awarded to certain designated employees in the amounts determined after consultation with IJL management. Awards made under the Retention Program will be governed by the terms of the Wachovia Corporation Stock Plan. None of the executives of IJL who have entered into employment agreements with Wachovia will be eligible to participate in the Retention Program. Generally, the restricted stock units vest and become payable in the form of Wachovia Common Stock over a three-year period, subject to accelerated vesting upon certain terminations of employment.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of IJL's management and the IJL Board have interests in the Merger in addition to their interests as IJL shareholders. The IJL Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement.

     EMPLOYMENT AGREEMENTS. In order to induce Wachovia to enter into the Merger Agreement, 11 executives of IJL, three of whom are also directors of IJL, entered into employment agreements with Wachovia that will become effective on the Effective Date, including the following seven executives (the "Named Executives"): James H. Morgan, Grady G. Thomas, Jr.; Edward C. Ruff; Lewis F. Semones, Jr.; Edwin A. Dalrymple, Jr.; Douglas R. Aldridge; and Harvey
D. Harrelson. The employment agreements are substantially similar and are described collectively, except to the extent that their terms materially differ. The agreements with Messrs. Morgan, Thomas, Dalyrymple and Aldridge have a three-year term, the agreements with Messrs. Semones and Harrelson have a two-year term and the agreement with Mr. Ruff has a one-year term. The agreements provide that each executive will render services in a senior management or executive capacity with Wachovia that will be consistent with his background and training.

     The employment agreements provide for annual compensation ("Minimum Annual Compensation") which, in most cases, consists of a minimum annual base salary and a guaranteed minimum annual bonus. The Minimum Annual Compensation, which was established by Wachovia, is, in most cases, less than or substantially equivalent to the combined salary and bonus each executive received from IJL for the fiscal year ended September 30, 1998. The Minimum Annual Compensation for each Named Executive is as follows: Mr. Morgan -- $1,340,000; Mr. Thomas -- $1,045,000; Mr. Ruff -- $910,000; Mr. Semones -- $695,000; Mr. Dalrymple --
$655,000; Mr. Aldridge -- $650,000; and Mr. Harrelson --  $620,000. In
addition, the employment agreements provide, in most cases, for grants on the Effective Date of restricted units of Wachovia Common Stock and nonqualified options to purchase Wachovia Common Stock. The restricted stock units for the Named Executives (excluding Mr. Ruff), which will vest three years after the Effective Date, are as follows: Mr. Morgan -- 3,500 shares; Messrs. Thomas, Semones, Dalrymple and Aldridge -- 3,000 shares; and Mr. Harrelson -- 2,500 shares. The stock options to be granted to these executives, which will have an exercise price equal to the fair market value of Wachovia Common Stock on the Effective Date and will vest ratably over a five-year period, are as follows: Mr. Morgan -- 15,000 shares; Mr. Thomas -- 11,250 shares; Messrs, Semones, Dalrymple and Aldridge -- 8,000 shares; and Mr. Harrelson -- 7,700 shares. Each employment agreement also provides that the executive will be eligible to participate in the group benefit and qualified retirement plans which are generally available to all Wachovia employees. Because Mr. Ruff agreed to accept a one year agreement and will not receive any restricted stock or option grants, his agreement provides that he will receive a non-qualified annual retirement benefit of $45,000 and, upon his retirement, will be provided coverage under Wachovia's retiree medical plan.

     The employment agreements contain covenants which, upon the termination of the executive for "cause" (as defined in the agreement) or by the executive for any reason, restrict the executive for specified time periods from soliciting Wachovia clients or employees or competing with Wachovia in the securities brokerage, investment management or investment advisory services business in North Carolina, South Carolina, Georgia, Virginia and Florida. The covenant not to compete will limit the employment opportunities of the executive in the securities industry in these states if his employment is terminated under circumstances that trigger the application of this covenant.

     If the employment of an executive is terminated during the term of the agreement by Wachovia other than for "cause" or by the executive for certain specified reasons, the executive will be entitled to receive cash compensation and certain benefits from the date of such termination through the expiration of the agreement term (the "Compensation Period"). The cash compensation, which is payable monthly during the Compensation Period, equals 1/12th of the sum of
(1) the highest annual rate of salary for the 12 months prior to such termination, (2) the greater of the average of the annual amounts, if any, awarded to the executive under an annual bonus plan of Wachovia or IJL for the three fiscal years preceding the year of such termination or the guaranteed annual bonus provided for in the employment agreement and (3) the average of the annual contributions made by Wachovia to its qualified retirement and profit-sharing plans on the executive's behalf for the three calendar year preceding the year of such termination. During the Compensation Period, the executive and his dependents will continue to be provided with health and group-term life benefits, but Wachovia's obligation to provide these benefits will terminate if the executive becomes eligible to participate in the health and welfare benefit plans of another employer. Immediately upon such termination of the executive's employment, all of his options to acquire shares of Wachovia Common Stock become fully vested and exercisable and certain restricted stock awards will be deemed to be earned in full. In addition, the employment agreements provide for a gross-up payment to be made to the executive, if necessary, to eliminate the effects of any excise tax levied under Section 4999 of the Code on the payments made thereunder and the income and excise taxes levied on any such gross-up payment.

     LTIP RESTRICTED SHARES. In 1995, the IJL Board established the IJL Long-Term Incentive Plan (the "LTIP") which provided for future awards among a group of senior executives of IJL Common Stock ranging from 100,000 to 650,000 shares based on the aggregate earnings per share (as defined in the LTIP) achieved by IJL for the three fiscal years beginning October 1, 1995 and ending September 30, 1998. The purpose of the LTIP was to recognize the contribution of the executives to IJL's substantial improvement in shareholder's equity and to align their interests with those of shareholders by allowing them to earn increased amounts of share ownership. Under the LTIP, aggregate earnings per share (as defined) of $3.51 were required to award the minimum number of shares and aggregate earnings per share of $6.30 were required to award the maximum number of shares. IJL achieved aggregate earnings per share (as defined) in excess of $6.30 per share and, as a result, the Plans and Compensation Committee of the IJL Board awarded 650,000 shares under the LTIP.

     A substantial portion of each LTIP award was in the form of restricted shares which vested only if the executive was still employed by IJL three years thereafter. To protect the executives from involuntary forfeiture of those shares in the event of a business combination that resulted in the loss of their jobs before the three-year restriction period expired, the LTIP provided that upon a "change of control" of IJL (as defined in the LTIP) the three-year restriction period would lapse. Under the terms of the LTIP, approval of the Merger Agreement by the IJL shareholders will constitute a "change of control" of IJL. Accordingly, all restricted shares of IJL Common Stock awarded under the LTIP will vest and convert to unrestricted shares if the Merger Agreement is approved by the IJL shareholders at the Special Meeting. The restricted shares of IJL Common Stock awarded under the LTIP to each of the Named Executives was as follows: Mr. Morgan -- 96,000; Mr. Ruff -- 45,000; Mr. Semones -- 43,200; Mr. Harrelson -- 35,400; Mr. Dalrymple -- 36,000; Mr. Thomas -- 31,200; and Mr. Aldridge -- 28,800. Pursuant to IJL's Voluntary Deferred Stock Bonus Plan (the "Deferred Plan"), all of these executives, except Mr. Thomas, deferred the receipt of their restricted shares for three years. On the Effective Date, the deferred shares will convert to Wachovia Common Stock at the Exchange Ratio, but will not be issued until the expiration of the deferral period. Accordingly, except upon the occurrence of certain defined events, including death, disability, termination of employment or hardship, the executives will not receive the deferred shares until September 30, 2001.

     INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that for a period of six years after the Merger, Wachovia will indemnify the present directors and officers of IJL against liabilities incurred in connection with any claim or proceeding arising from facts or events occurring at or prior to the Effective Time to the fullest extent that IJL is permitted to indemnify its directors and officers under the DGCL and IJL's certificate of incorporation and bylaws. The Merger Agreement also provides that for three years after the Merger Wachovia will, subject to certain limitations, provide directors' and officers' liability insurance meeting certain requirements that serves to reimburse the officers and directors of IJL with respect to claims arising from facts or events which occurred before the Effective Time.


CONDITIONS TO COMPLETION

     The obligations of IJL and Wachovia to consummate the Merger are subject to the satisfaction or written waiver of the following conditions:

   o the Merger Agreement is approved by the shareholders of IJL;

   o the required regulatory approvals described below under "Regulatory Approvals" are received, generally without any conditions, restrictions or requirements which the Wachovia Board reasonably determines would, following the Effective Time, have a material adverse effect on Wachovia or reduce the benefits of the Merger to such a degree that Wachovia would not have entered into the Merger Agreement had such conditions, restrictions or requirements been known as of the date of the Merger Agreement;

   o all third party consents are obtained, generally without any conditions, restrictions or requirements which the Wachovia Board reasonably determines would, following the Effective Time, have a material adverse effect on Wachovia or reduce the benefits of the Merger to such a degree that Wachovia would not have entered into the Merger Agreement had such conditions, restrictions or requirements been known as of the date of the Merger Agreement;

   o no court or regulatory authority has taken any action prohibiting the consummation of Merger;

   o the Registration Statement of which this Proxy Statement/Prospectus is a part declared effective by the Commission and is not be subject to a stop order or any threatened stop order;

   o all permits or authorizations necessary to consummate the Merger are received;

   o the shares of Wachovia Common Stock issuable in the Merger are approved for listing on the NYSE;

   o the representations and warranties of each party are true and correct other than any inaccuracies which would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition, results of operations, businesses or prospects of the party by whom such representations and warranties were made, and each party has performed in all material respects all of the obligations required to be performed by it pursuant to the Merger Agreement, and shall have delivered certificates confirming satisfaction of the foregoing requirements;

   o IJL receives an opinion of Moore & Van Allen, PLLC, as to certain tax matters;

   o Wachovia receives an opinion of Sullivan & Cromwell, as to certain tax matters; and

   o the employment agreements referred to above are in full force and effect (other than as a result of death or disability).

     No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the appropriate party. As of the date of this Proxy Statement/Prospectus, the parties have no reason to believe that any of the conditions set forth above will not be satisfied.


REGULATORY APPROVALS

     FEDERAL RESERVE BOARD. The Merger is subject to prior approval by the Federal Reserve Board under Section 4 of the BHC Act. The BHC Act requires the Federal Reserve Board, when considering a transaction such as the Merger, to consider whether the performance of Wachovia's and IJL's nonbanking activities on a combined basis can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices). This consideration includes an evaluation of the financial and managerial resources of Wachovia and IJL and the effect of the proposed transaction on those resources.

     The BHC Act also prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize a given business activity in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     OTHER REQUISITE APPROVALS AND CONSENTS. Approvals also will be required from certain regulatory agencies in connection with changes, as a result of the Merger, in the ownership of certain businesses that are controlled by IJL. These agencies include certain state securities authorities. Approvals or notices are also required from or to the NYSE, the Commodity Futures Trading Commission, the NASD, the Securities Investor Protection Corporation (the "SIPC") and other self-regulatory organizations and may be required from or to certain other regulatory agencies.

     STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION. Wachovia and IJL shortly will file all applications and notices and will promptly take other appropriate action with respect to any requisite approvals or other action of any governmental authority. The Merger Agreement provides that the obligation of each of Wachovia and IJL to consummate the Merger is conditioned upon, among other things, (1) the receipt of all requisite regulatory approvals, including the approvals of the Federal Reserve Board and, to the extent necessary, other authorities, (2) the termination or expiration of all statutory or regulatory waiting periods in respect thereof and (3) no such approvals containing conditions, restrictions or requirements which the Wachovia Board reasonably determines would, after the Effective Date, have a material adverse effect on IJL or reduce the benefits of the Merger to such a degree that Wachovia would not have entered into the Merger Agreement had such conditions, restrictions or requirements been known as of the date of the Merger Agreement.

     THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCES THAT ALL SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE DATES OF SUCH APPROVALS. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION, RESTRICTION OR REQUIREMENT THAT CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT.

     See " -- Effective Time," " -- Conditions to Completion" and " -- Amendment, Waiver and Termination."

AMENDMENT, WAIVER AND TERMINATION

     Prior to or at the Effective Time, any provision of the Merger Agreement may be waived by the party benefitted by such provision or may be amended or modified, by written agreement between Wachovia and IJL, except that after the Special Meeting the Merger Agreement may not be amended in violation of the DGCL.

     The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual consent of IJL and Wachovia. In addition, the Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time by either Wachovia or IJL if:

   o the other party breaches a representation, warranty, covenant or other agreement contained in the Merger Agreement that has a material adverse effect on the breaching party, which cannot be or has not been cured within 30 days after giving written notice to the breaching party;

   o the Merger is not completed by June 30, 1999;

   o the approval of a governmental authority required for consummation of the Merger and the other transactions contemplated by the Merger Agreement is denied by final nonappealable action of such authority;

   o any court or regulatory authority takes a final nonappealable action prohibiting consummation of the Merger; or

   o the IJL shareholders fail to approve the Merger Agreement at the Special Meeting.

     In addition, Wachovia may terminate the Merger Agreement if IJL's Board withdraws or materially changes its recommendation to approve the Merger Agreement.


CONDUCT OF BUSINESS PENDING THE MERGER

     The following is a general summary of the agreements IJL and Wachovia have regarding actions prior to the Merger. We urge you to read the Merger Agreement (which is attached as Appendix A) for a fuller description of these agreements.


     IJL. IJL has agreed that it will operate its business and the businesses of its subsidiaries in the ordinary course through the Effective Time. In addition, it has agreed not to engage in the activities listed below.

   o Issue any additional shares of IJL Common Stock or any rights to acquire IJL Common Stock except pursuant to already existing rights to acquire IJL Common Stock or similar stock-based employee rights.

   o Make any distributions with respect to IJL Common Stock (other than quarterly cash dividends in an amount not more than $0.06 per share) or change its capital structure.

   o Enter into or amend any employment related agreements, grant any salary or wage increase or increase any employee related benefits, except in the ordinary course of business or as required by law.

   o Enter into or amend (except as may be required by law or contemplated by the Merger Agreement) any employee related benefit plan or take any action to accelerate the vesting or exercisability of any benefits payable under any employee related benefit plans.

   o Sell, encumber or otherwise dispose of any material amount of its properties except in the ordinary course of business.

   o Acquire any material assets, business, deposits or properties of any other entity except in the ordinary course of business.

   o Amend the IJL Certificate of Incorporation, IJL by-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of IJL's subsidiaries.

   o Extend credit other than in the ordinary course of business.

   o Make any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

   o Except in the ordinary course of business, enter into, terminate or amend any material contract.

   o Except in the ordinary course of business, settle any material claim or proceeding.

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

   o Take any action which would materially interfere with the Merger
     Agreement.

   o Authorize or make any capital expenditures, other than in the ordinary course of business in amounts not exceeding $5,000,000 in the aggregate.

   o Except as required by law, change or fail to follow its interest rate and other risk management policies, procedures or practices; or otherwise materially increase its exposure to interest rate and other risk.

   o Initiate any new business activity that would be impermissible for a "bank holding company" under the BHCA.

   o Borrow money other than in the ordinary course of business.

   o Make or change any material tax related practice other than in the ordinary course of business.

   o Agree or commit to do any of the foregoing.

     IJL has also agreed that it will not (and it will not ask anyone to) initiate or solicit any inquiries or any offer relating to a merger, consolidation or similar transaction involving IJL or its significant subsidiary (this type of proposal is referred to in this document as an "Acquisition Proposal"). In addition, except as legally required for the discharge by the IJL Board of its fiduciary duties, IJL will not negotiate or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate an Acquisition Proposal. IJL has agreed to promptly advise Wachovia following the receipt by IJL of any Acquisition Proposal and to immediately advise Wachovia of any developments relating to the Acquisition Proposal.

     WACHOVIA. Wachovia has agreed that until the Effective Time, it will not:

     o Make any extraordinary dividend.

     o Take any action which would materially interfere with the Merger
       Agreement.

     o Agree or commit to do any of the foregoing.


     o Wachovia regularly evaluates acquisition opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations may take place and future acquisitions involving cash, debt or equity securities may occur. Acquisitions typically involve the payment of a premium over book values, and, therefore, some dilution of Wachovia's book value and net income per share may occur in connection with any future transactions.


EXPENSES AND FEES

     Each party will be responsible for all expenses incurred by it in connection with the negotiation and consummation of the transactions contemplated by the Merger Agreement. Wachovia and IJL have agreed, however, to share equally any fees, proxy solicitation expenses and printing expenses payable in connection with this Proxy Statement/Prospectus.


ACCOUNTING TREATMENT

     Wachovia expects to account for the Merger as a "purchase", as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of IJL as of the Effective Time will be recorded at their respective fair values and added to those of Wachovia. Any excess of purchase price over the fair values is recognized as goodwill. Financial statements of Wachovia issued after the Effective Time would reflect such values and would not be restated retroactively to reflect the historical financial position or results of operations of IJL.


STOCK EXCHANGE LISTING OF WACHOVIA COMMON STOCK

     Wachovia has agreed to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Wachovia Common Stock to be issued to the holders of IJL Common Stock in the Merger.


RESALES OF WACHOVIA COMMON STOCK

     The shares of Wachovia Common Stock to be issued in the Merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of IJL for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Affiliates may not sell their shares of Wachovia Common Stock acquired in the Merger except pursuant to an effective registration statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act.

     IJL has agreed in the Merger Agreement to use its reasonable best efforts to cause each person who may be deemed to be an "affiliate" of IJL to execute and deliver to Wachovia an agreement pursuant to which such person agreed, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of Wachovia Common Stock distributed to them pursuant to the Merger except in compliance with Rule 145 under the Securities Act, or in a transaction that, in the opinion of counsel reasonably satisfactory to Wachovia is otherwise exempt from the registration requirements of the Securities Act, or in an offering which is registered under the Securities Act. Wachovia may place restrictive legends on certificates representing Wachovia Common Stock issued to all persons who are deemed to be "affiliates" of IJL under Rule 145. This Proxy Statement/Prospectus does not cover resales of Wachovia Common Stock received by any person who may be deemed to be an affiliate of IJL.


STOCK OPTION AGREEMENT

     As a condition and an inducement to Wachovia's entering into the Merger Agreement, IJL entered into the Stock Option Agreement with Wachovia. The following description of the Stock Option Agreement is qualified in its entirety by reference to the text of the Stock Option Agreement. We urge you to read the text of the agreement (which is attached hereto as Appendix B) for a fuller description of the Stock Option Agreement.

     Pursuant to the Stock Option Agreement, IJL granted Wachovia an Option to purchase up to 1,289,382 shares of IJL Common Stock. Although the number of shares Wachovia may purchase is subject to adjustment in certain cases (described below), it will never exceed 19.9% of the number of shares of IJL Common Stock outstanding immediately before exercise of the Option. The exercise price of the Option is $30.5625 per share, subject to adjustment in certain cases (such exercise price, as adjusted is referred to below as the "Option Price").

     The Option will become exercisable if both an "Initial Triggering Event" and a "Subsequent Triggering Event" occur prior to the occurrence of an "Exercise Termination Event," as these terms are defined below. The purchase of any shares of IJL Common Stock pursuant to the Option is subject to compliance with applicable law, including the receipt of necessary approvals under the BHCA. If Wachovia were to exercise its right to acquire the full 19.9% of the number of shares outstanding of IJL Common Stock subject to the Option, Wachovia would hold approximately 16.6% of the outstanding shares of the IJL Common Stock immediately after such exercise.

     The Stock Option Agreement generally defines the term "Initial Triggering Event" to mean any of the following events or transactions: (1) IJL or its significant subsidiary, without Wachovia's prior written consent, enters into an agreement to engage in an "Acquisition Transaction" (as defined below) with a third party or the IJL Board recommends that the shareholders of IJL approve or accept any Acquisition Transaction, other than the Merger; (2) a third party acquires beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of IJL Common Stock; (3) the shareholders of IJL voted but failed to approve the Merger Agreement at the Special Meeting or the Special Meeting has been canceled or otherwise not held in violation of the Merger Agreement and prior to the shareholder vote or cancellation a third party has announced an Acquisition Transaction; (4) the IJL Board withdraws or adversely modifies its recommendation that the shareholders of IJL approve the Merger Agreement, or IJL and any of its subsidiaries, without Wachovia's prior written consent, authorizes, recommends or proposes an agreement to engage in an Acquisition Transaction with a third party; or (5) a third party shall have made a bona fide proposal to IJL or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced.

     As used in the Stock Option Agreement, the term "Acquisition Transaction" means: (1) a merger or consolidation or any similar transaction, involving IJL;
(2) a purchase, lease or other acquisition of all or substantially all of the assets of IJL or any of its subsidiaries; or (3) a purchase or other acquisition of securities representing 20% or more of the voting power of IJL's outstanding capital stock.

     The Stock Option Agreement generally defines the term "Subsequent Triggering Event" to mean any of the following events or transactions: (1) the acquisition by a third party of beneficial ownership of 30% or more of the then outstanding IJL Common Stock; (2) IJL or any of its subsidiaries, without Wachovia's prior written consent, enters into an agreement to engage in an Acquisition Transaction with a third party or the IJL Board recommends that the shareholders of IJL approve or accept any Acquisition Transaction, other than the Merger; PROVIDED that for purposes of the definition of "Subsequent Triggering Event," the percentage referred to in clause (2) of the definition of "Acquisition Transaction" above shall be 30% rather than 20%; or (3) the failure of a shareholder or shareholders holding in excess of 15% of IJL Common Stock to comply with the terms of his, her or its Shareholder Agreement.

     The Stock Option Agreement defines the term "Exercise Termination Event" to mean any of: (1) the Effective Time; (2) termination of the Merger Agreement in accordance with its terms, if it occurs prior to the occurrence of an Initial Triggering Event. This would not include a termination by Wachovia if IJL willfully breaches, and does not timely cure any breach of, a representation, warranty, covenant or other agreement contained in the Merger Agreement and the breach would be reasonably likely to result in a Material Adverse Effect (as defined in the Merger Agreement); or (3) the passage of 12 months (subject to extension in order to obtain required regulatory approvals) after termination of the Merger Agreement if the termination follows the occurrence of an Initial Triggering Event.

     Notwithstanding anything to the contrary contained in the Stock Option Agreement, the Option may not be exercised at any time when Wachovia is in breach of any of its covenants or agreements contained in the Merger Agreement if as a result of Wachovia's breach IJL would be entitled to terminate the Merger Agreement. The Stock Option Agreement will automatically terminate upon the termination of the Merger Agreement by IJL as a result of a breach by Wachovia of its covenants or agreements contained therein.

     If the Option becomes exercisable, it may be exercised in whole or in part within three months following the applicable Subsequent Triggering Event. Wachovia's right to exercise the Option and certain other rights under the Stock Option Agreement are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under Section 16(b) of the Exchange Act. The Option Price and the number of shares issuable under the Option are subject to adjustment in the event of specified changes in the capital stock of IJL.

     Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Wachovia will have certain registration rights with respect to the shares of IJL Common Stock issued or issuable pursuant to the Option.

     The Stock Option Agreement also provides that at any time within 90 days after a "Repurchase Event" (as defined below), upon request, IJL shall be obligated to repurchase the Option and all or any part of the Option Shares. The repurchase of the Option shall be at a price per share equal to the amount by which the "Market/Offer Price" (as defined below) exceeds the Option Price (as adjusted). A repurchase of Option Shares shall be at a price per share equal to the Market/Offer Price. The term "Market/Offer Price" means the highest closing price per share of IJL Common Stock within the six-month period immediately preceding the date that notice to repurchase is given. The term "Repurchase Event" is defined to mean: (1) the acquisition by any third party of beneficial ownership of 50% or more of the outstanding shares of IJL Common Stock or (2) the consummation of an Acquisition Transaction; PROVIDED that for purposes of the definition of "Repurchase Event," the percentage referred to in clause (3) of the definition of "Acquisition Transaction" above shall be 50% rather than 20%.

     The Stock Option Agreement also provides that the Wachovia may, at any time within 90 days after Repurchase Event, surrender the Option (and any Option Shares held by the Wachovia) for a cash surrender fee (the "Surrender Fee") equal to $10 million (1) plus, if applicable, Wachovia's purchase price actually paid for any Option Shares and (2) minus, if applicable, the sum of
(x) any net cash received from the sale of Option Shares to any third party (less the purchase price of such Option Shares) and (y) the net cash received from the sale of any portion of the Option. Wachovia may not exercise its right to surrender the Option and receive the Surrender Fee if IJL has previously repurchased any Option Shares as described in the preceding paragraph.

     The "Total Profit" (as defined below) that Wachovia may realize with respect to the Option may not exceed $12 million. If Wachovia's Total Profit were to exceed $12 million, Wachovia would be required, at its sole election, to (1) reduce the number of Option Shares subject to the Option, (2) deliver Option Shares to IJL for cancellation, (3) pay cash to IJL or (4) do any combination of the foregoing so that Wachovia's actual realized Total Profit would not exceed $12 million. "Total Profit" is defined to mean the aggregate (before taxes) of: (1) any amount received pursuant to IJL's repurchase of the Option (or any portion thereof); (2) any amount received pursuant to IJL's repurchase of the Option Shares (less the purchase price for such Option Shares); (3) any net cash received pursuant to the sale of Option Shares to any third party (less the purchase price for such Option Shares); and (4) any amounts received on transfer of the Option or any portion of it to a third party.

     In addition, Wachovia may not exercise the Option for a number of Option Shares which would, as of the date of such exercise, result in Wachovia (if it were to immediately sell such Option Shares, together with all other Option Shares held by Wachovia and its affiliates as of such date, at the closing market price on the previous trading day) realizing a net gain in excess of $12 million.

     In the event that, prior to an Exercise Termination Event, IJL enters into certain transactions in which it is not the surviving corporation, certain fundamental changes in the capital stock of IJL occur, or IJL sells all or substantially all of its or certain of its subsidiaries' assets, the Option will represent the right to acquire what the holder would have received had it exercised the Option prior to the transaction.

     The Stock Option Agreement provides that neither Wachovia nor IJL may assign any of its rights or obligations without the written consent of the other party. However, if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, Wachovia may, subject to certain limitations, assign its rights and obligations in whole or in part (subject to extension in certain cases).

     Arrangements such as the Stock Option Agreement are customarily entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms, and to compensate the person granted the option for the efforts undertaken and the expenses and losses incurred by it if the transaction is not completed. The Stock Option Agreement may have the effect of discouraging offers by third parties to acquire IJL prior to the Merger, even if such persons were prepared to offer to pay consideration to IJL shareholders which has a higher current market price than the shares of Wachovia Common Stock to be received by such holders pursuant to the Merger Agreement.

     To the best knowledge of Wachovia and IJL, no event giving rise to the right to exercise the Option has occurred as of the date of this Proxy Statement/Prospectus.


SHAREHOLDER AGREEMENTS

     As a condition and an inducement to Wachovia's entering into the Merger Agreement, directors and executive officers of IJL who hold approximately 27% of the outstanding shares of IJL Common Stock agreed to vote all their shares in favor of approval of the Merger Agreement and to not vote any of their shares in favor of any other Acquisition Proposal. A copy of the form of Shareholder Agreement executed by each of these directors and executive officers is attached as Appendix C. These shareholders have also agreed to take all reasonable actions to consummate the Merger and, with limited exceptions, not to sell or otherwise transfer any shares owned by them unless the buyer or transferee also agrees to vote such shares in favor of approval of the Merger Agreement. Accordingly, approval of the Merger Agreement will require the affirmative vote of the holders of approximately an additional 24% of the outstanding shares of IJL Common Stock in order for the Merger Agreement to be approved at the Special Meeting. See "Special Meeting -- Vote Required."


NO DISSENTERS OR APPRAISAL RIGHTS

     IJL shareholders will not be entitled to dissenters' appraisal rights under Delaware law or any other statute in connection with the Merger.


                     DESCRIPTION OF WACHOVIA CAPITAL STOCK

     THE DESCRIPTIVE INFORMATION BELOW OUTLINES CERTAIN PROVISIONS OF WACHOVIA'S ARTICLES OF INCORPORATION ("WACHOVIA'S ARTICLES") AND BYLAWS AND THE NORTH CAROLINA BUSINESS CORPORATION ACT. THE INFORMATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE PROVISIONS OF WACHOVIA'S ARTICLES OF INCORPORATION AND BYLAWS, WHICH ARE INCORPORATED BY REFERENCE AS EXHIBITS TO THE REGISTRATION STATEMENT, AND THE NORTH CAROLINA BUSINESS CORPORATION ACT. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 36.



GENERAL

     Wachovia's authorized capital stock consists of 1,000,000,000 shares of Wachovia Common Stock and 50,000,000 shares of preferred stock, par value $5.00 per share (the "Wachovia Preferred Stock"). As of September 30, 1998, there were 202,751,280 shares of Wachovia Common Stock outstanding and no shares of Wachovia Preferred Stock outstanding. In addition, at September 30, 1998, 26,189,432 shares of Wachovia Common Stock were reserved for issuance upon conversion of notes, exercise of stock options and awards and under Wachovia's dividend reinvestment plan.

     Because Wachovia is a holding company, the rights of Wachovia to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization (and thus the ability of Wachovia's shareholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except that Wachovia itself may be a creditor of that subsidiary with recognized claims. Claims on Wachovia's subsidiaries by creditors, other than Wachovia, will include substantial obligations with respect to deposit liabilities and purchased funds.


PREFERRED STOCK

     The Wachovia Board is authorized to fix the preferences, limitations and relative rights of the Wachovia Preferred Stock. The Board also may establish series of Wachovia Preferred Stock and determine the variations between series, and may cause Wachovia to issue any preferred stock without the approval of the holders of Wachovia Common Stock. Holders of Wachovia Preferred Stock may have greater rights than holders of Wachovia Common Stock. For example, holders of Wachovia Preferred Stock may receive dividends first, and may also receive assets of Wachovia ahead of common stock holders in a liquidation of Wachovia. Wachovia preferred shareholders may also rank ahead of common shareholders if the capital stock of Wachovia is redeemed.


COMMON STOCK

     DIVIDENDS. The holders of Wachovia Common Stock are entitled to their proportionate share of dividends declared by the Wachovia Board from funds legally available for paying dividends.

     VOTING RIGHTS. Each holder of Wachovia Common Stock has one vote for each share held on matters presented for consideration by the shareholders.

     CLASSIFICATION OF BOARD OF DIRECTORS. The Wachovia Board is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of Wachovia are elected at each annual meeting of the shareholders of Wachovia. Classification of the Wachovia Board has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Wachovia Board and could impede a change in control of Wachovia.

     PREEMPTIVE RIGHTS. The holders of Wachovia Common Stock have no preemptive rights to acquire any additional shares of Wachovia Common Stock.

     ISSUANCE OF STOCK. Wachovia's articles of incorporation (the "Wachovia Articles") authorize the Wachovia Board to issue authorized shares of Wachovia Common Stock and Wachovia Preferred Stock and any other securities without shareholder approval. However, Wachovia Common Stock is listed on the NYSE, which requires shareholder approval of the issuance of additional shares of Wachovia Common Stock under certain circumstances.

     LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding-up of Wachovia, whether voluntary or involuntary, the holders of Wachovia Common Stock will be entitled to their proportionate share of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities and after preferences given to any outstanding Wachovia Preferred Stock.


CHANGES IN CONTROL

     Certain provisions of the Wachovia Articles and Wachovia's bylaws may have the effect of preventing, discouraging or delaying any change in control of Wachovia. The authority of the Wachovia Board to issue Wachovia Preferred Stock, with such rights and privileges as it may deem appropriate, may enable the Wachovia Board to prevent a change in control despite a shift in ownership of the Wachovia Common Stock. In addition, the Wachovia Board's power to issue additional shares of Wachovia Common Stock may help delay or deter a change in control by increasing the number of shares needed to gain control. Moreover, the classification of the Wachovia Board would delay the ability of a dissatisfied shareholder or anyone who obtains a controlling interest in the Wachovia Common Stock to elect its designees to a majority of the seats on the Wachovia Board. The following provisions also may deter any change in control of Wachovia.

     FAIR PRICE PROVISIONS. Certain provisions of the Wachovia Articles (the "Fair Price Provisions") limit the ability of an Interested Shareholder to enter into certain transactions involving Wachovia. An "Interested Shareholder" is defined in the Wachovia Articles to mean a shareholder who directly or indirectly beneficially owns, alone or with associates or affiliates, more than 10% of the outstanding voting shares of Wachovia or a subsidiary of Wachovia, and subject to certain limits, certain assignees of, or successors to, the stock once held by an Interested Shareholder. The transactions limited by the Fair Price Provisions are referred to below collectively as a "Business Combination," include:

   o any merger with or consolidation into an Interested Shareholder or an affiliate of an interested shareholder,

   o any sale or other disposition of more than $25 million in assets to an Interested Shareholder or an associate or affiliate of an Interested Shareholder,

   o any issuance or transfer to any Interested Shareholder, or an associate or affiliate, of equity securities of Wachovia or a subsidiary having a fair market value of $10 million or more,

   o any recapitalization or reclassification of Wachovia securities or similar transaction increasing the percentage of outstanding shares owned by an Interested Shareholder or an associate or affiliate or any proposal for liquidation or dissolution of Wachovia.

     Under the Fair Price Provisions, a Business Combination must either (1) be approved by the holders of at least 66 2/3% of the outstanding voting securities of Wachovia and the holders of at least a majority of the outstanding shares of Wachovia Common Stock not owned by the Interested Shareholder or (2) comply with either the Continuing Director (as defined below) approval requirements described in this paragraph or the price requirements described in the following paragraph, in which case a Business Combination must be approved by the affirmative vote of a majority of the outstanding voting shares of Wachovia entitled to vote thereon. Under the Continuing Director requirement, the Business Combination must be approved by 66 2/3% of the "Continuing Directors," which consist of directors elected by shareholders of Wachovia prior to the Interested Shareholder's acquisition of more than 10% of the voting securities and any directors recommended to join the Wachovia Board by a majority of directors so elected. These approval provisions are less strin gent than those contained in the North Carolina Shareholder Protection Act, which is not applicable to Wachovia (see " -- Antitakeover Legislation"), but are more stringent than the standard provisions of the North Carolina Business Corporation Act, which would apply in the absence of the Fair Price Provisions.

     Under the price requirements of the Fair Price Provisions, the price per share paid in a Business Combination must be at least equal to the greater of
(1) the fair market value per share of Wachovia Common Stock on the date of the first public announcement of the proposed Business Combination (the "Announcement Date") or on the date on which the Interested Shareholder became an Interested Shareholder, whichever is higher, multiplied by the ratio of (A) the highest per share price paid by the Interested Shareholder for any shares of Wachovia Common Stock acquired by it during the two-year period immediately prior to the Announcement Date to (B) the fair market value per share of Wachovia Common Stock on the first day during such two-year period on which the Interested Shareholder acquired any shares of Wachovia Common Stock and (2) the highest per share price paid by such Interested Shareholder in acquiring any shares of Wachovia Common Stock. In addition, the consideration paid for Wachovia Common Stock in a Business Combination must be either cash or the same form of consideration paid by the Interested Shareholder to acquire its shares of Wachovia Common Stock. Moreover, the Interested Shareholder must not (a) have, directly or indirectly, acquired, after having become an Interested Shareholder, additional shares of newly issued Wachovia capital stock from Wachovia (other than upon conversion of convertible securities, a pro rata stock dividend or stock split or pursuant to the Fair Price provisions), (b) have received the benefit directly, or indirectly, of financial assistance from Wachovia or (c) have made any major changes in Wachovia's business or equity capital structure.

     The Fair Price Provisions are designed to discourage attempts to take over Wachovia in non-negotiated transactions utilizing two-tier pricing tactics, which typically involve the accumulation of a substantial block of the target corporation's stock followed by a merger or other reorganization of the acquired company on terms determined by the purchaser. In such two-step takeover attempts, the purchaser generally pays cash to acquire a controlling interest in a company and acquires the remaining equity interest by paying the remaining shareholders a price lower than that paid to acquire the controlling interest, often utilizing non-cash consideration.

     Although federal and state securities laws and regulations require that disclosure be made to shareholders of the terms of such a transaction, these laws provide no assurance that the financial terms of such a transaction will be fair to shareholders or that the shareholders can effectively prevent its consummation. The Fair Price Provisions are intended to address some of the effects of these gaps in federal and state law and to prevent some of the potential inequities of two-step takeover attempts by encouraging negotiations with Wachovia. While the terms of such a non-negotiated takeover could be fair to Wachovia shareholders, negotiated transactions may result in more favorable terms to Wachovia's shareholders because of such factors as timing of the transaction, tax effects on the shareholders, and the fact that the nature and amount of the consideration paid to all shareholders will be negotiated by the parties at arm's length rather than dictated by the purchaser.

     The Fair Price Provisions are designed to protect those shareholders who have not tendered or otherwise sold their shares to an Interested Shareholder in the initial step of a takeover attempt to which the requisite majority of shareholders or Continuing Directors is not receptive by assuring that at least the same price and form of consideration are paid to such shareholders as were paid in the initial step of the acquisition.

     Due to the difficulties of complying with the requirements of the Fair Price Provisions, the Fair Price Provisions generally may discourage attempts to obtain control of Wachovia. As a result, holders of Wachovia Common Stock may be deprived of an opportunity to sell their shares at a premium above the market price. In addition, the Fair Price Provisions would give veto power to the holders of a minority of the shares of Wachovia Common Stock with respect to a Business Combination which is opposed by more than 33 1/3% of the Continuing Directors but which a majority of shareholders may believe to be desirable and beneficial. Moreover, in any Business Combination not receiving the requisite supermajority approval of shareholders or of Continuing Directors, the minimum price provisions of the Fair Price Provisions, while providing objective pricing criteria, could be arbitrary and not indicative of value.

     REMOVAL OF DIRECTORS. A director of Wachovia may be removed only for cause and only by the affirmative vote of the holders of 66 2/3% of the outstanding voting shares and a majority of the voting shares not held by Interested Shareholders.

     AMENDMENT OF WACHOVIA ARTICLES. Except in certain specified circumstances, the provisions of the Wachovia Articles concerning their amendment; the duration of the corporation; the authorized capital stock; the number, classification, election and removal of directors; the absence of pre-emptive rights for shareholders; and the approval of Business Combinations may be amended only by the affirmative vote of the holders of 66 2/3% of the outstanding voting shares and a majority of the outstanding voting shares not held by Interested Shareholders.

     ANTITAKEOVER LEGISLATION. In 1987, the North Carolina General Assembly enacted The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act (the "Control Share Act"), each of which contains provisions intended to prevent, discourage or delay a change in control of North Carolina corporations electing to be covered by such legislation. Wachovia has elected to be subject only to the Control Share Act. For a summary of the material provisions of the Control Share Act, see "Certain Differences in the Rights of Wachovia Shareholders and IJL Shareholders -- Control Share Acquisitions."

     CONTROL ACQUISITIONS. The Federal Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. The Federal Reserve Board presumes that the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act constitutes the acquisition of control. This presumption can, under certain circumstances, be challenged.

     In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding shares of Wachovia Common Stock, or such lesser number of shares as constitute control over Wachovia.

     SAVINGS AND LOAN HOLDING COMPANY REGULATIONS. As a savings and loan holding company, Wachovia is subject to additional regulations that restrict acquisitions of control by third parties. Subject to certain limited exceptions, control of a savings association or a savings and loan holding company may only be obtained with the approval (or in the case of an acquisition of control by an individual, the absence of disapproval) of the Office of Thrift Supervision ("OTS"), after a public comment and application review process. Any company acquiring control of a savings association becomes a savings and loan holding company, must register and file periodic reports with the OTS, and is subject to OTS examination.


                 CERTAIN DIFFERENCES IN THE RIGHTS OF WACHOVIA
                       SHAREHOLDERS AND IJL SHAREHOLDERS

     At the Effective Time, IJL shareholders automatically will become shareholders of Wachovia, and their rights as shareholders will be determined by the Wachovia Articles, Wachovia's bylaws and the North Carolina Business Corporation Act ("NCBCA"), instead of by IJL's Certificate of Incorporation ("IJL's Certificate") and IJL's bylaws and the Delaware General Corporation Law ("DGCL"). The following is a summary of the material differences in the rights of shareholders of Wachovia and IJL. This summary is necessarily general and does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the DGCL, the NCBCA, IJL's Certificate, Wachovia's Articles and the bylaws of each corporation.


AUTHORIZED CAPITAL

     WACHOVIA. Wachovia is authorized to issue 1,000,000,000 shares of Common Stock with par value of $5.00 per share and 50,000,000 shares of Preferred Stock with par value of $5.00 per share. As of September 30, 1998, 202,751,280 shares of Wachovia Common Stock were issued and outstanding and no shares of Wachovia Preferred Stock were issued.

     IJL. IJL is authorized to issue 30,000,000 shares of Common Stock with par value of $0.20 per share. As of the Record Date, 6,516,079 shares of IJL Common Stock were issued and outstanding.


AMENDMENT OF ARTICLES OF INCORPORATION

     WACHOVIA. The Wachovia Articles of Incorporation provide that the affirmative vote of at least 66 2/3% of voting shares of Wachovia, including a majority of the shares held by a person other than an Interested Shareholder, is required to repeal certain provisions of the Wachovia Articles of Incorporation relating to the duration of the corporation; the authorized capital stock; the number, classification, election and removal of directors; preemptive rights of shareholders; business combinations; and amendment of the Wachovia Articles of Incorporation.

     Amendment of these provisions requires the approval of the holders of at least 66 2/3% of the voting shares of Wachovia, including a majority of the voting shares not held by an Interested Shareholder, unless (1) there is no Interested Shareholder and the amendment is approved by a majority of the Wachovia Board of Directors or (2) there exists an Interested Shareholder, but such amendment is approved by at least 66 2/3% of the Continuing Directors, in either case, the affirmative vote of the holders of at least a majority of the voting shares is sufficient to approve any amendment of this kind. For the definition of an Interested Shareholder and a Continuing Director, see "Description of Wachovia Common Stock -- Changes in Control".

     IJL. Under the DGCL, an amendment to IJL's Certificate must be proposed by the IJL Board of Directors. The amendment must then be submitted to a vote and be approved by a majority of the shareholders entitled to vote on the amendment.


NOTICE OF MEETINGS OF SHAREHOLDERS

     WACHOVIA. The Wachovia bylaws provide that the corporation shall notify the shareholders between 10 and 60 days prior to any annual or special meeting of the date, time and place of the meeting and, in the case of a special or substitute annual meeting or where otherwise required by law, shall briefly describe the purpose or purposes of the meeting.

     IJL. The IJL bylaws provide that each shareholder of record entitled to vote shall be notified by written notice at least 10 days prior to the annual meeting of shareholders. Written notice of a special meeting of shareholders, stating the time, place and object thereof, shall be given to each shareholder entitled to vote thereat, at least five days before the date fixed for the meeting.


SPECIAL MEETINGS OF SHAREHOLDERS

     WACHOVIA. A special meeting of the shareholders of Wachovia may be called only by its chief executive officer or by the Wachovia Board of Directors.

     IJL. The DGCL provides that a special meeting of shareholders may be called by the Board of Directors or by such persons specified in the certificate of incorporation or bylaws. IJL's bylaws provide that a special meeting of the shareholders for any purpose, unless otherwise prescribed by statute or by IJL's Certificate, may (1) be called by the chief executive officer and (2) must be called by the chief executive officer or secretary at the written request of a majority of the board of directors, or at the written request of shareholders owning a majority in amount of the entire capital stock of the corporation. All requests must state the purpose or purposes of the proposed meeting.


RECORD DATE

     WACHOVIA. In order to determine who the shareholders of the corporation are for purposes of determining such things as the receipt of dividends or voting rights, the Board of Directors or the chief executive officer may fix a record date which must not be more than 70 days before the meeting or action requiring a determination of shareholders.

     IJL. IJL's bylaws state that the board of directors may close the stock transfer books of the corporation for a period not more than 50 days before the date of any meeting of shareholders or the date for payment of any dividend or the date before certain other specified events. Closing the stock transfer books would limit those who could vote at any shareholder meeting. In lieu of closing the stock transfer books, the board of directors may fix a record date which must not be more than 50 days before the meeting or action requiring a determination of shareholders.

NUMBER OF DIRECTORS; CLASSIFIED BOARD OF DIRECTORS

     WACHOVIA. Wachovia's bylaws state that the number of directors shall be between nine and twenty-five. The exact number of directors will be set by resolution of the Wachovia Board of Directors. Wachovia's bylaws state that the Wachovia Board of Directors shall be divided into three classes to serve staggered three-year terms. The effect of Wachovia's having a classified board of directors is that only approximately one-third of the members of the Wachovia Board of Directors are elected each year; consequently, two annual meetings are required for Wachovia's shareholders to change a majority of the members of the Wachovia Board of Directors.

     IJL. IJL's bylaws provide that there will be at least three directors. A majority of the Board of Directors can increase the number of directors beyond three. IJL's bylaws state that the IJL Board of Directors shall be divided into three classes to serve staggered three-year terms. The effect of IJL having a classified board of directors is that only approximately one-third of the members of the IJL Board of Directors are elected each year; consequently, two annual meetings are effectively required for IJL's shareholders to change a majority of the members of the IJL Board of Directors.


REMOVAL OF DIRECTORS

     WACHOVIA. Wachovia's bylaws state that a director of Wachovia may be removed only for cause and only by the affirmative vote of the holders of 66 2/3% of the outstanding voting shares, including a majority of the voting shares not held by an Interested Shareholder.

     IJL. Because IJL has a classified Board of Directors, the DGCL provides that any or all directors may be removed only for cause and only by the affirmative vote of a majority of the voting power entitled to elect directors.



SHAREHOLDER PROPOSALS; ADVANCE NOTICE OF DIRECTOR NOMINATIONS

     WACHOVIA. The bylaws of Wachovia provide that business conducted at meetings of shareholders is limited to that properly submitted to the meeting. Matters are properly submitted by the Board of Directors, or by any other holder of voting securities of the corporation who is entitled to vote at the meeting and who complies with the notice requirements of applicable law, or those requirements set forth in the corporation's Articles of Incorporation or bylaws. Wachovia's bylaws provide that director nominations by the Wachovia Board of Directors must include the Chairman and the Chief Executive Officer, if the Chief Executive Officer is not the Chairman and this person is not a director or his or her term as a director is set to expire. Director nominations by shareholders and other shareholder proposals must be made in writing and delivered or mailed to the Secretary of Wachovia between 90 and 120 days before any meeting of shareholders; however, if less than 100 days' notice of the meeting is given to shareholders, the notification must be mailed or delivered no later than the close of business 10 days after notice of the meeting was mailed.

     IJL. IJL's bylaws provide that nominations for the election of directors may be made by the IJL board or a nominating committee appointed by the IJL board or by any shareholder entitled to vote in the election of directors generally. However, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder's intent to make such nomination or nominations has been given to the secretary not later than (1) for an election to be held at an annual meeting of shareholders, ninety days before the anniversary date of the last annual meeting, and (2) for an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of the meeting is first given to shareholders.


ANTI-TAKEOVER PROVISIONS; RESTRICTIONS ON CERTAIN BUSINESS COMBINATIONS

     WACHOVIA. The Wachovia Articles of Incorporation have restrictions which discourage attempts to acquire control of Wachovia in non-negotiated transactions through the use of two-tier pricing tactics. The Fair Price Provisions are described under "Description of Wachovia Capital Stock -- Changes in Control -- Fair Price Provisions."

     The North Carolina Control Share Act contains provisions that, under certain circumstances, would preclude an acquiror of the shares of a North Carolina corporation who crosses one of three voting thresholds (20%, 33 1/3% or 50%) from obtaining voting control of the shares unless a majority in interest of the disinterested shareholders of the corporation votes to give voting power to those shares.

     The North Carolina Control Share Act provides that, in the event control shares are accorded voting rights and, as a consequence, the holders of the control shares have a majority of all voting power for the election of directors, the corporation's shareholders, other than holders of control shares, may cause the corporation to redeem their shares. The right of redemption is subject to limitations on corporate distributions to shareholders and any contrary provision in the corporation's articles of incorporation or bylaws adopted by the shareholders prior to the occurrence of a control share acquisition. The Wachovia Articles of Incorporation and bylaws do not limit the ability of shareholders to cause Wachovia to redeem their shares under the circumstances described above.

     IJL. Under the DGCL, a corporation is prohibited from engaging in any business combination (as defined below) with an interested shareholder or any entity if the transaction is caused by the interested shareholder for a period of three years from the date on which the shareholder first becomes an interested shareholder. A business combination with an interested shareholder may take place if (1) prior to the shareholder becoming an interested shareholder the board of directors approves the business combination or approved the transaction in which the shareholder became an interested shareholder, (2) upon the completion of the transaction in which the shareholder became an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans or (3) the business combination is approved by the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock not owned by the interested shareholder at a meeting. The DGCL defines the term "business combination" to include transactions such as mergers, consolidations or transfers of 10% or more of the assets of the corporation. The DGCL defines the term "interested shareholder" generally as any person who, (together with affiliates and associates) owns (or in certain cases, within the past three years did own) 15% or more of the outstanding voting stock of the corporation. A corporation can expressly elect not to be governed by the business combination statute in its certificate of incorporation or bylaws. IJL has made no such election.


LIMITATION ON DIRECTOR LIABILITY; INDEMNIFICATION

     WACHOVIA. The Wachovia Articles of Incorporation provide that, to the full extent permitted by law, a director of Wachovia will have no personal liability to Wachovia or its shareholders for monetary damages for breach of his or her duty as a director, whether such action is brought by, or on behalf of Wachovia or otherwise. North Carolina law generally provides for limitation on director's liability. However, no provision limiting director liability shall be effective with respect to:

   o acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the corporation,

   o any liability for unlawful distributions,

   o any transaction from which the director derived an improper personal benefit, or

   o acts or omissions occurring prior to the date the provisions became effective.

     Wachovia's bylaws provide for indemnification of any liability of directors, officers, employees or agents of Wachovia or any wholly-owned subsidiary of Wachovia.

     Indemnification payments for liabilities and litigation expenses may be made only following a determination that the activities of the person to be indemnified were at the time taken not known or believed by the person to be indemnified to be clearly in conflict with the best interest of Wachovia. This determination will be made: (1) by a majority of disinterested directors (if there are at least two such directors); (2) if there are not two such directors or if a majority of the disinterested directors so directs, by independent legal counsel in a written opinion; (3) by a majority of the shareholders; or
(4) in accordance with any reasonable procedures prescribed by the Wachovia Board of Directors prior to the assertion of the claim for which indemnification is sought. If the person to be indemnified is an officer or an employee of Wachovia, the determination may be made by the chief executive officer or a designee of the chief executive officer.

     IJL. Under the DGCL, a Delaware corporation may indemnify directors from liability if the director acted in good faith and in a manner reasonably believed by the director to be in or not opposed to the best interests of the corporation, and, in any criminal actions, if the director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines the person is fairly and reasonably entitled to indemnification. The indemnification provisions of the DGCL require indemnification of a director who has been successful on the merits in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director of the corporation. The indemnification authorized by the DGCL is not exclusive and is in addition to any other rights granted to directors under the certificate of incorporation or bylaws of the corporation or to any agreement between the directors and the corporation.

     The IJL Certificate provides that no director will be personally liable to the corporation or any shareholder for monetary damages for breach of fiduciary duty as a director, except for matters for which liability is mandated by the DGCL or matters where the director:

   o breached his duty of loyalty to the corporation or its shareholders,

   o has not acted in good faith or, in failing to act, shall not have acted in good faith,

   o acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, acted in a manner involving intentional misconduct or a knowing violation of law, or

   o derived an improper personal benefit.


SHAREHOLDER INSPECTION RIGHTS; SHAREHOLDER LISTS

     WACHOVIA. Under the NCBCA, qualified shareholders have the right to inspect and copy certain records of Wachovia if their demand is in good faith and for a proper purpose. The right of inspection requires that the shareholder give Wachovia at least five business days' written notice of the demand, describing with reasonable particularity the purpose and the requested records. The records must be directly connected with the shareholder's purpose. However, Wachovia is under no duty to provide any accounting records or any records with respect to any matter that Wachovia determines in good faith may adversely affect Wachovia in the conduct of its business or may constitute material non-public information. Additionally, the rights of inspection and copying are limited to shareholders who either have been shareholders for at least six months, or who hold at least five percent of the outstanding shares of any class of Wachovia stock.

     IJL. The DGCL provides that any shareholder of record has the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its shareholders, and its other books and records, and to make copies or extracts from them.


DISSENTERS' APPRAISAL RIGHTS

     WACHOVIA. The NCBCA generally provides dissenters' rights for mergers and certain share exchanges that would require shareholder approval, sales of all or substantially all of the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), certain amendments to the articles of incorporation and any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors entitles shareholders to dissent. However, the NCBCA does not provide dissenters' rights for North Carolina corporations who have over 2,000 record holders or whose voting stock is listed on a national securities exchange.

     IJL. Under the DGCL, generally, shareholders of a Delaware corporation are entitled to appraisal rights in the event of a merger into or consolidation with another corporation or entity. However, appraisal rights are not available to holders of shares listed on a national securities exchange, designated as a national market system security on the NASDAQ National Market or held of record by more than 2,000 shareholders, unless the holders of such stock are required pursuant to the terms of the merger to accept anything other than (1) shares of stock of the surviving corporation, (2) shares of stock of another corporation which are also listed on a national securities exchange, designated as a national market securities on the NASDAQ National Market or held of record by more than 2,000 holders, or (3) cash in lieu of fractional shares of such stock. A Delaware corporation may provide in its certificate of incorporation that appraisal rights are available as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, or the sale of all or substantially all of the corporation's assets. IJL has no such provision in its Certificate of Incorporation.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS
WACHOVIA
     Wachovia Common Stock is traded on the NYSE under the symbol "WB." The following table sets forth, for the indicated periods, the high and low sale prices for Wachovia Common Stock as reported by the NYSE, and the cash dividends declared per share of Wachovia Common Stock.



                                   PRICE RANGE          CASH DIVIDENDS
                             -----------------------     DECLARED PER
                                 HIGH         LOW           SHARE
                             -----------   ---------   ---------------
      1996:
  First ....................    48 3/8       41 1/4          .36
  Second ...................    46 1/4       40 7/8          .36
  Third ....................    49 7/8       39 5/8          .40
  Fourth ...................    60 1/4       48 3/4          .40
      1997:
  First ....................    64 5/8       54 1/2          .40
  Second ...................    66 7/8       53 1/2          .40
  Third ....................    72 3/8       58 3/16         .44
  Fourth ...................    83 15/16     71 1/16         .44
      1998:
  First ....................    85 3/4       72 3/4          .44
  Second ...................    90 3/16      77 3/8          .44
  Third ....................    90 15/16     72 7/8          .49
  Fourth (through
    December 14) ...........    80 7/8       96 13/16        .49


     On October 27, 1998, the last trading day before public announcement of the Merger, the closing price per share of Wachovia Common Stock on the NYSE was $82 3/4. Past price performance is not necessarily indicative of likely future price performance. Holders of Wachovia Common Stock are urged to obtain current market quotations for shares of Wachovia Common Stock.

     The holders of Wachovia Common Stock are entitled to receive dividends when and if declared by the Wachovia Board out of funds legally available therefor. Although Wachovia expects to continue paying quarterly cash dividends on the Wachovia Common Stock, it cannot be certain that its dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Wachovia Board's consideration of other relevant factors.


IJL
     IJL Common Stock is traded on the NYSE under the symbol "IJL". The following table sets forth for the fiscal quarterly periods indicated, the high and low sale prices for IJL Common Stock as reported by the NYSE, and the cash dividends declared per share of IJL Common Stock.



                                      PRICE RANGE          CASH DIVIDENDS
                                 ----------------------     DECLARED PER
FISCAL YEAR ENDED SEPTEMBER 30      HIGH         LOW           SHARE
-------------------------------- ---------   ----------   ---------------
      1996:
  First ........................  10 5/8        9 5/8           .03
  Second .......................  11 3/4       10 3/4           .03
  Third ........................  12 1/4       10 5/8           .03
  Fourth .......................  12 5/8       11               .03
      1997:
  First ........................  13 3/4       12               .04
  Second .......................  18 7/8       13 3/8           .04
  Third ........................  24 1/2       17               .04
  Fourth .......................  32 1/4       19 7/8           .04
      1998:
  First ........................  31 1/4       25 3/4           .05
  Second .......................  30 1/2       26 1/16          .05
  Third ........................  32 1/2       28               .05
  Fourth .......................  41           26 3/4           .05

                                    EXPERTS

     The consolidated financial statements of Wachovia Corporation and subsidiaries at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference, which is based in part on the reports of KPMG Peat Marwick LLP, independent auditors. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of IJL incorporated by reference from IJL's Annual Report on Form 10-K for the year ended September 30, 1997, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon and incorporated herein by reference. These consolidated statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                       VALIDITY OF WACHOVIA COMMON STOCK

     The validity of the shares of Wachovia Common Stock being offered hereby will be passed upon for Wachovia by Kenneth W. McAllister, Senior Executive Vice President and General Counsel.


                                 OTHER MATTERS

     As of the date of this Proxy Statement/Prospectus, the IJL Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement/Prospectus. However, if any other matter shall come before the Special Meeting or any adjournments or postponements thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the Notice of Special Meeting as determined by a majority of IJL Board, PROVIDED, HOWEVER, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any adjournment or postponement.


                      WHERE YOU CAN FIND MORE INFORMATION

     Wachovia has filed with the Commission a Registration Statement under the Securities Act that registers the distribution to IJL shareholders of the shares of Wachovia Common Stock to be issued in connection with the Merger (the "Registration Statement"). The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Wachovia and Wachovia Common Stock. The rules and regulations of the Commission allow us to omit certain information included in the Registration Statement from this Proxy Statement/Prospectus.

     In addition, Wachovia and IJL file reports, proxy statements and other information with the Commission under the Exchange Act. You may read and copy this information at the following locations of the Commission:


     Public Reference Room        New York Regional Office        Chicago Regional Office
     450 Fifth Street, N.W.         7 World Trade Center              Citicorp Center
           Room 1024                     Suite 1300               500 West Madison Street
     Washington, D.C. 20549       New York, New York 10048              Suite 1400
                                                               Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like Wachovia and IJL, who file electronically with the Commission. The address of the site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about Wachovia and IJL at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Commission allows Wachovia and IJL to "incorporate by reference" information into this Proxy Statement/ Prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Proxy Statement/Prospectus, except for any information that is superseded by information that is included directly in this document.

     This Proxy Statement/Prospectus incorporates by reference the documents listed below that Wachovia and IJL have previously filed with the Commission. They contain important information about the companies and their financial condition.



WACHOVIA SEC FILINGS                                                                 PERIOD
-------------------------------------------------------------- --------------------------------------------------
Annual Report on Form 10-K ................................... Year ended December 31, 1997
Quarterly Report on Form 10-Q ................................ Quarters ended March 31, June 30, and
                                                               September 30, 1998
The description of Wachovia Common Stock set forth in the
Wachovia's Registration Statement on Form 8-B filed pursuant to Section 12 of the Exchange Act including any amendment or report filed with the Commission for the purpose of updating such description.
Current Reports on Form 8-K .................................. Dated February 13, October 8 and October 28, 1998


IJL SEC FILINGS                                                                       PERIOD
--------------------------------------------------------------- -------------------------------------------------
Annual Report on Form 10-K .................................... Year ended September 30, 1997
Quarterly Report on Form 10-Q ................................. Quarters ended December 31, 1997, March 31, 1998 and June 30, 1998
The description of IJL Common Stock set forth in IJL's Regis-
tration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed
with the Commission for the purpose of updating such
description.

     Wachovia and IJL incorporate by reference additional documents that either company may file with the Commission between the date of this Proxy Statement/Prospectus and the date of the Special Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Wachovia has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Wachovia, as well as all pro forma financial information, and IJL has supplied all such information relating to IJL.

     Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Proxy Statement/ Prospectus. You can obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:


              WACHOVIA CORPORATION                 INTERSTATE/JOHNSON LANE
                 P. O. Box 3099                      IJL Financial Center
          Winston-Salem, North Carolina 27150       201 North Tryon Street
           Telephone: (336) 770-5000                Charlotte, N.C. 28202
                                                  Telephone: (704) 379-9000
                       or
           191 Peachtree Street, N.E.
             Atlanta, Georgia 30303
           Telephone: (404) 332-5000

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY JANUARY 19, 1999 TO RECEIVE THEM BEFORE THE SPECIAL MEETING. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR IN ANY OF THE MATERIALS THAT WE HAVE INCORPORATED INTO THIS DOCUMENT. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT OR THE SOLICITATION OF PROXIES IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                                                      APPENDIX A





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--------------------------------------------------------------------------------








                         AGREEMENT AND PLAN OF MERGER
                         DATED AS OF OCTOBER 27, 1998
                                BY AND BETWEEN
                             WACHOVIA CORPORATION
                                      AND
                         INTERSTATE/JOHNSON LANE, INC.











--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                       PAGE
                                                                      -----
RECITALS ............................................................   1
ARTICLE I
    Certain Definitions .............................................   1
    1.01  Certain Definitions .......................................   1
ARTICLE II
    The Merger ......................................................   5
    2.01  THE MERGER ................................................   5
    2.02  EFFECTIVE DATE AND EFFECTIVE TIME .........................   5
    2.03  PLAN OF MERGER ............................................   5
    2.04  INTEGRATION OF LEGAL ENTITIES .............................   5
ARTICLE III
    Consideration; Exchange Procedures
    3.01  MERGER CONSIDERATION ......................................   5
    3.02  RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS ...................   6
    3.03  FRACTIONAL SHARES .........................................   6
    3.04  EXCHANGE PROCEDURES .......................................   6
    3.05  ANTI-DILUTION PROVISIONS ..................................   7
ARTICLE IV
    Actions Pending Merger
    4.01  FOREBEARANCES OF IJL. .....................................   7
    4.02  FOREBEARANCES OF WACHOVIA .................................   8
ARTICLE V
    Representations and Warranties
    5.01  DISCLOSURE SCHEDULES ......................................   9
    5.02  STANDARD ..................................................   9
    5.03  REPRESENTATIONS AND WARRANTIES OF IJL .....................   9
    5.04  REPRESENTATIONS AND WARRANTIES OF WACHOVIA ................  17
ARTICLE VI
    Covenants
    6.01  REASONABLE BEST EFFORTS ...................................  20
    6.02  STOCKHOLDER APPROVALS .....................................  20
    6.03  REGISTRATION STATEMENT ....................................  20
    6.04  PRESS RELEASES ............................................  21
    6.05  ACCESS; INFORMATION .......................................  21
    6.06  ACQUISITION PROPOSALS .....................................  21
    6.07  AFFILIATE AGREEMENTS ......................................  21
    6.08  TAKEOVER LAWS .............................................  22
    6.09  CERTAIN POLICIES ..........................................  22
    6.10  NYSE LISTING ..............................................  22
    6.11  REGULATORY APPLICATIONS ...................................  22
    6.12  INDEMNIFICATION ...........................................  22
    6.13  BENEFIT PLANS .............................................  23
    6.14  RETENTION PROGRAM .........................................  24
    6.15  SECTION 15 OF THE INVESTMENT COMPANY ACT ..................  24
    6.16  NOTIFICATION OF CERTAIN MATTERS ...........................  24
    6.17  DIVIDEND COORDINATION .....................................  24
ARTICLE VII
    Conditions to Consummation of the Merger
    7.01  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER   24
    7.02  CONDITIONS TO OBLIGATION OF IJL ...........................  25
    7.03  CONDITIONS TO OBLIGATION OF WACHOVIA ......................  25

                                                                       PAGE
                                                                      -----
ARTICLE VIII
    Termination
    8.01  TERMINATION ...............................................  26
    8.02  EFFECT OF TERMINATION AND ABANDONMENT .....................  26
ARTICLE IX
    Miscellaneous ...................................................  27
    9.01  SURVIVAL ..................................................  27
    9.02  WAIVER; AMENDMENT .........................................  27
    9.03  COUNTERPARTS ..............................................  27
    9.04  GOVERNING LAW .............................................  27
    9.05  WAIVER OF JURY TRIAL ......................................  27
    9.06  EXPENSES ..................................................  27
    9.07  NOTICES ...................................................  27
    9.08  ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES ........  28
    9.09  INTERPRETATION; EFFECT ....................................  28

    EXHIBIT A  Stock Option Agreement [See Appendix B of this Proxy
               Statement]
    EXHIBIT B  Form of Shareholder Agreement [See Appendix C of this Proxy
               Statement]
    EXHIBIT C  List of Persons to Execute Employment Agreements [omitted]
    EXHIBIT D  Terms and Conditions of Retention Program [omitted]
    EXHIBIT E  Form of Plan of Merger
    EXHIBIT F  Form of Affiliate Agreement [omitted]


     AGREEMENT AND PLAN OF MERGER, dated as of October 27, 1998 (this "AGREEMENT") by and between Interstate/ Johnson Lane, Inc. ("IJL") and Wachovia Corporation ("WACHOVIA").


                                   RECITALS

     A. INTERSTATE/JOHNSON LANE, INC. IJL is a Delaware corporation, having its principal place of business in Charlotte, North Carolina.

     B . WACHOVIA CORPORATION. Wachovia is a North Carolina corporation, having its principal place of business in Winston-Salem, North Carolina.

     C. STOCK OPTION AGREEMENT. As a condition and an inducement to Wachovia's entering into this Agreement, IJL has granted to Wachovia an option pursuant to a stock option agreement in substantially the form of EXHIBIT A hereto (the "Stock Option Agreement").

     D. SHAREHOLDER AGREEMENTS. As a further condition and inducement to the willingness of Wachovia to enter into this Agreement, shareholders of IJL who are also directors or executive officers of IJL (including certain of their affiliates) holding the power to vote in excess of 25% of the outstanding shares of IJL Common Stock have entered into agreements with Wachovia, in the form of EXHIBIT B hereto, under which each shareholder has agreed to vote in favor of this Agreement.

     E. EMPLOYMENT AGREEMENTS. As a further condition and inducement to the willingness of Wachovia to enter into this Agreement, certain employees of IJL identified on EXHIBIT C have executed and delivered employment agreements with Wachovia in substantially the forms provided to IJL.

     F. RETENTION PROGRAM. Wachovia and IJL have agreed to establish a retention program on the terms described herein and in EXHIBIT D, the purpose of which is to retain the services of certain employees of IJL following the Merger.

     G. INTENTIONS OF THE PARTIES. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986 (the "CODE").

     H. BOARD ACTION. The respective Boards of Directors of each of Wachovia and IJL have determined that it is advisable and in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:


                                   ARTICLE I
                              CERTAIN DEFINITIONS

   1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

     "AFFILIATE" means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For the purposes of this definition, "CONTROL" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms "CONTROLLING" and "CONTROLLED" have correlative meanings to the foregoing.

     "ACQUISITION PROPOSAL" has the meaning set forth in Section 6.06.

     "ADVISORY AGREEMENT" has the meaning set forth in 5.03(k)(l).

     "AGREEMENT" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

     "AMEX" means the American Stock Exchange, Inc.

     "BSE" means the Boston Stock Exchange, Inc.

     "CFTC" means the United States Commodities Futures Trading Commission.

     "CLIENT" means any Person, including the Registered Funds, to which IJL or any of its Subsidiaries provides products or services under any Contract.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMPANY REPORTS" has the meaning set forth in 5.03(k)(x).

     "COMPENSATION AND BENEFIT PLANS" has the meaning set forth in Section 5.03(p).

     "CONSULTANTS" has the meaning set forth in 5.03(p)(i).

     "CONTRACT" means, with respect to any Person, any agreement, indenture, undertaking, debt instrument, contract, lease or other commitment to which such Person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

     "COSTS" has the meaning set forth in Section 6.12(a).

     "DERIVATIVES CONTRACTS" has the meaning assigned in Section 5.03(v).

     "DGCL" means the General Corporation Law of the State of Delaware.

     "DIRECTOR" has the meaning set forth in Section 5.03(p)(i).

     "DISCLOSURE SCHEDULE" has the meaning set forth in Section 5.01.

     "EFFECTIVE DATE" means the date on which the Effective Time occurs.

     "EFFECTIVE TIME" means the effective time of the Merger, as provided for in Section 2.02.

     "EMPLOYEE" has the meaning set forth in Section 5.03(p)(i).

     "EMPLOYMENT AGREEMENTS" means, collectively, the employment agreements executed and delivered between Wachovia and each of the several officers and employees of IJL and its Subsidiaries identified in EXHIBIT C, which agreements are in substantially the form provided to IJL.

     "ENVIRONMENTAL LAWS" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" has the meaning set forth in Section 5.03(p)(iii).

     "ERISA AFFILIATE PLAN" has the meaning set forth in Section 5.03(p)(iii).

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "EXCHANGE AGENT" has the meaning set forth in Section 3.04(a).

     "EXCHANGE FUND" has the meaning set forth in Section 3.04(a).

     "EXCHANGE RATIO" has the meaning set forth in Section 3.01(a).

     "FINANCIAL STATEMENTS" has the meaning set forth in Section 5.03(g)

     "FUND BOARD" has the meaning assigned in Section 5.03(l).

     "GOVERNMENTAL AUTHORITY" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

     "IJL" has the meaning set forth in the preamble to this Agreement.

     "IJL AFFILIATE" has the meaning set forth in Section 6.07(a).

     "IJL BOARD" means the Board of Directors of IJL.

     "IJL BY-LAWS" means the Amended and Restated By-laws of IJL.

     "IJL CERTIFICATE" means the Amended and Restated Certificate of Incorporation of IJL.

     "IJL COMMON STOCK" means the common stock, par value $0.20 per share, of IJL.

     "IJL MEETING" has the meaning set forth in Section 6.02.

     "IJL STOCK OPTION" has the meaning set forth in Section 6.13(b).

     "IJL STOCK PLANS" has the meaning set forth in Section 6.13(b).

     "INDEMNIFIED PARTY" has the meaning set forth in Section 6.12(a).

     "INSURANCE AMOUNT" has the meaning set forth in Section 6.12(b).

     "INSURANCE POLICY" has the meaning set forth in Section 5.03(y).

     "INVESTMENT ADVISERS ACT" means the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

     "INVESTMENT COMPANY" has the meaning assigned for purposes of the Investment Company Act, disregarding Section 3(c) thereof, that is sponsored, organized, advised or managed by IJL or one of its Subsidiaries (including the Registered Funds).

     "INVESTMENT COMPANY ACT" means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

     "LIEN" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

     "MATERIAL" means, with respect to any fact, circumstance, event or thing, that such fact, circumstance, event or thing is material to (1) the financial position, results of operations, assets, properties, business or prospects of Wachovia and its Subsidiaries, taken as a whole, or IJL and its Subsidiaries, taken as a whole, respectively, or (2) the ability of either Wachovia or IJL timely to perform its obligations under this Agreement or otherwise to consummate the transactions contemplated by this Agreement.

     "MATERIAL ADVERSE EFFECT" means, with respect to Wachovia or IJL, as the case may be, any effect that (i) is material and adverse to the financial position, results of operations, business or prospects of Wachovia and its Subsidiaries taken as a whole or IJL and its Subsidiaries taken as a whole, respectively, other than any effects of (a) changes in the United States economy or securities markets in general or (b) changes in the financial services industry in general and, in each of (a) and (b), not specifically relating to Wachovia or IJL and their respective Subsidiaries, or (ii) would materially impair the ability of either Wachovia or IJL to perform its obligations under this Agreement or otherwise materially threaten or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

     "MERGER" has the meaning set forth in Section 2.01.

     "MERGER CONSIDERATION" has the meaning set forth in Section 2.01.

     "MSRB" means the Municipal Securities Rulemaking Board.

     "NASD" means the National Association of Securities Dealers, Inc.

     "NBCA" means the North Carolina Business Corporation Act.

     "NEW CERTIFICATE" has the meaning set forth in Section 3.04(b).

     "NYFE" means the New York Futures Exchange, Inc.

     "NYSE" means the New York Stock Exchange, Inc.

     "NORTH CAROLINA SECRETARY" has the meaning set forth in Section 2.01(b).

     "OLD CERTIFICATE" has the meaning set forth in Section 3.04(b).

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "PENSION PLAN" has the meaning set forth in Section 5.03(q).

     "PERSON" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

     "PLANS" has the meaning set forth in Section 5.03(q).

     "PREVIOUSLY DISCLOSED" by a party shall mean information set forth in its Disclosure Schedule.

     "PROXY STATEMENT" has the meaning set forth in Section 6.03.

     "REGISTERED FUNDS" has the meaning assigned in Section 5.03(l).

     "REGISTRATION STATEMENT" has the meaning set forth in Section 6.03.

     "REPLACEMENT OPTION" has the meaning set forth in Section 6.13(b).

     "REPLACEMENT SHARES" has the meaning set forth in Section 6.13(c).

     "REPRESENTATIVES" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

     "RETAINED EMPLOYEES" has the meaning set forth in Section 6.13(a).

     "RIGHTS" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

     "SEC" means the Securities and Exchange Commission.

     "SEC DOCUMENTS" has the meaning set forth in Section 5.03(g).

     "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "SECURITIES LAWS" means, collectively, the Securities Act, the Exchange Act, the Investment Advisers Act, the Investment Company Act and any state securities and "blue sky" laws.

     "SELF-REGULATORY ORGANIZATION" means the NASD, the NYSE, the AMEX, the BSE, the NYFE, the MSRB, the Midwest Stock Exchange and the Philadelphia Stock Exchange, or other commission, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which IJL or one of its Subsidiaries is otherwise subject.

     "STOCK OPTION AGREEMENT" has the meaning set forth in Recital C.

     "SUBSIDIARY" and "SIGNIFICANT SUBSIDIARY" have the meanings ascribed to them in Rule 1-02 of SEC Regulation S-X.

     "SUBSIDIARY COMBINATION" has the meaning assigned in Section 2.04.

     "SURVIVING CORPORATION" has the meaning set forth in Section 2.01.

     "TAKEOVER LAWS" has the meaning set forth in Section 5.03 (t).

     "TAX" and "TAXES" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, gains, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

     "TAX RETURNS" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

     "TREASURY STOCK" shall have the meaning set forth in Section 5.03(b).

     "WACHOVIA" has the meaning set forth in the preamble to this Agreement.

     "WACHOVIA BOARD" means the Board of Directors of Wachovia.

     "WACHOVIA COMMON STOCK" means the common stock, par value $5.00 per share, of Wachovia.

     "WACHOVIA PREFERRED STOCK" means the preferred stock, par value $5.00 per share, of Wachovia.

     "WACHOVIA STOCK" means, collectively, Wachovia Common Stock and Wachovia Preferred Stock.

                                  ARTICLE II
                                  THE MERGER

     2.01 THE MERGER. (a) At the Effective Time, IJL shall merge with and into Wachovia (the "MERGER"), the separate corporate existence of IJL shall cease and Wachovia shall survive and continue to exist as a North Carolina corporation (Wachovia, as the surviving corporation in the Merger, sometimes being referred to herein as the "SURVIVING CORPORATION"). Wachovia may at any time prior to the Effective Time change the method of effecting the combination with IJL (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary or appropriate; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of IJL Common Stock as provided for in this Agreement (the "MERGER CONSIDERATION"), (ii) adversely affect the tax treatment of IJL's stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

     (b) Subject to the satisfaction or waiver of the conditions set forth in
Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the Secretary of State of Delaware of a certificate of merger in accordance with Section 252 of the DGCL and the filing in the Office of the Secretary of State of the State of North Carolina (the "NORTH CAROLINA SECRETARY") of articles of merger in accordance with Section 55-11-05 of the NBCA or such later date and time as may be set forth in such certificate and articles. The Merger shall have the effects prescribed in the NBCA and the DGCL.

     (c) ARTICLES OF INCORPORATION AND BY-LAWS. The articles of incorporation and by-laws of Wachovia immediately after the Merger shall be those of Wachovia as in effect immediately prior to the Effective Time.

     (d) DIRECTORS AND OFFICERS OF WACHOVIA. The directors and officers of Wachovia immediately after the Merger shall be the directors and officers of Wachovia immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

     2.02 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Merger (the "EFFECTIVE DATE") to occur on (a) the fifth business day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of Wachovia, on the last business day of the month in which such day occurs or, if such last business day occurs on one of the last five business days of such month, on the last business day of the succeeding month) or (b) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "EFFECTIVE TIME."

     2.03 PLAN OF MERGER. Wachovia and IJL hereby enter into a separate plan of merger, in substantially the form of EXHIBIT E, for purposes of any filing requirement.

     2.04 INTEGRATION OF LEGAL ENTITIES. At or following the Effective Time the parties hereto currently intend to effectuate, or cause to be effectuated, the combination (the "SUBSIDIARY COMBINATION") of all of the businesses of IJL and its Subsidiaries and that of Wachovia Capital Markets, Inc. Each party agrees to cooperate with the other and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be requested by Wachovia to effect the Subsidiary Combination; PROVIDED, HOWEVER, that any such actions shall not materially impede or delay receipt of any approval or consent referred to in Section 7.01(b) or consummation of the Merger. Each party also agrees to cooperate with the other and to take all reasonable additional action prior to or following the Effective Time, including executing all requisite documentation, as may be requested by Wachovia to merge or otherwise consolidate legal entities to the extent desirable for regulatory or other reasons; PROVIDED, HOWEVER, that any such actions shall not materially impede or delay receipt of any approval or consent referred to in Section 7.01(b) or consummation of the Merger. The effectiveness of any of the foregoing transactions shall be subject to the effectiveness of the Merger.


                                  ARTICLE III
                      CONSIDERATION; EXCHANGE PROCEDURES

     3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

     (a) OUTSTANDING IJL COMMON STOCK. Each share of Company Common Stock, excluding Treasury Shares, issued and outstanding immediately prior to the Effective Time shall become and be converted into the number of shares of Wachovia

Common Stock equal to the Exchange Ratio (as defined in the following sentence). The "EXCHANGE RATIO" shall mean a number equal to $32.00 divided by the Wachovia Average Stock Price (rounded to the nearest one-thousandth). The "WACHOVIA AVERAGE STOCK PRICE" shall mean the average of the last sale prices of Wachovia Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date (as defined in the Merger Agreement).

     (b) OUTSTANDING WACHOVIA STOCK. Each share of Wachovia Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

     (c) TREASURY SHARES. Each share of IJL Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.02 RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of IJL Stock shall cease to be, and shall have no rights as, stockholders of IJL, other than to receive any dividend or other distribution with respect to such IJL Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of IJL or the Surviving Corporation of shares of IJL Stock.

     3.03 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Wachovia Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Wachovia shall pay to each holder of IJL Common Stock who would otherwise be entitled to a fractional share of Wachovia Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the last sale price of Wachovia Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the NYSE trading day immediately preceding the Effective Date.

     3.04 EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, Wachovia shall deposit, or shall cause to be deposited, with a bank or trust company selected by Wachovia and reasonably acceptable to IJL (which may be Wachovia Bank, N.A.) (the "Exchange Agent"), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article III, certificates representing the shares of Wachovia Common Stock and cash in lieu of any fractional shares (such cash and certificates for shares of Wachovia Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to
Section 3.01 and paid pursuant to Section 3.04(b) in exchange for outstanding shares of IJL Common Stock.

     (b) As promptly as practicable after the Effective Date, the Exchange Agent shall send or cause to be sent to each former holder of record of shares of IJL Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's certificates formerly representing shares of IJL Common Stock ("OLD CERTIFICATES") for the consideration set forth in this Article III. Wachovia shall cause the certificates representing the shares of Wachovia Common Stock ("NEW CERTIFICATES") into which shares of a stockholder's IJL Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such Person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of IJL Common Stock (or indemnity reasonably satisfactory to Wachovia and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such Person shall be entitled to receive pursuant to this Article III upon such delivery. Old Certificates surrendered for exchange by any Affiliate of IJL shall not be exchanged for New Certificates until Wachovia has received a written agreement from such Person as specified in Section 6.07.

     (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of IJL Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (d) At the election of Wachovia, no dividends or other distributions with respect to Wachovia Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of IJL Common Stock converted in the Merger into the right to receive shares of such Wachovia Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04, and no such shares of IJL Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this Section
3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Wachovia Common Stock such holder had the right to receive upon surrender of the Old Certificate.

     (e) Any portion of the aggregate Merger Consideration that remains unclaimed by the shareholders of IJL for six months after the Effective Time and the proceeds of any investments thereof shall be repaid by the Exchange Agent to the Surviving Corporation. Any shareholder of IJL who has not theretofore complied with this Section 3.04 shall thereafter be entitled to look only to the Surviving Corporation for payment of the Merger Consideration deliverable in respect of each share of IJL stock held by such shareholder without any interest thereon.

     3.05 ANTI-DILUTION PROVISIONS. In the event Wachovia changes (or establishes a record date for changing) the number of shares of Wachovia Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Wachovia Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.


                                  ARTICLE IV
                            ACTIONS PENDING MERGER

     4.01 FOREBEARANCES OF IJL. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Wachovia, IJL will not, and will cause each of its Subsidiaries not to:

     (a) ORDINARY COURSE. Conduct the business of IJL and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon IJL's ability to perform any of its material obligations under this Agreement.

     (b) CAPITAL STOCK. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of IJL Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of IJL Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

     (c) DIVIDENDS, ETC. (i) Make, declare, pay or set aside for payment any dividend (other than (A) quarterly cash dividends on IJL Common Stock in an amount not to exceed $0.06 per share with record and payment dates consistent with past practice and (B) dividends from wholly owned Subsidiaries to IJL or another wholly owned Subsidiary of IJL) on or in respect of, or declare or make any distribution on, any shares of IJL common Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

     (d) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, employee or consultant of IJL or its Subsidiaries, or grant any salary or wage increase or increase any benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iv) employee arrangements with newly hired employees (other than executive officers) in the ordinary course of business consistent with past practice.

     (e) BENEFIT PLANS. Enter into, establish, adopt or amend (except as may be required by applicable law or contemplated by this Agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, partner, officer, employee or consultant of IJL or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

     (f) DISPOSITIONS. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that is not Material to it and its Subsidiaries taken as a whole.

     (g) ACQUISITIONS. Except as Previously Disclosed, purchase or acquire all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that is not Material to it and its Subsidiaries taken as a whole.

     (h) GOVERNING DOCUMENTS. Amend the IJL Certificate, IJL By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of IJL's Subsidiaries.

     (i) EXTENSION OF CREDIT. Extend or commit to extend credit other than in the ordinary course of business consistent with past practice.

     (j) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

     (k) CONTRACTS. Except in the ordinary course of business consistent with past practice, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

     (l) CLAIMS. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not Material to IJL and its Subsidiaries taken as a whole, and that does not involve or create precedent for claims, actions or proceedings that are reasonably likely to be Material to IJL and its Subsidiaries taken as a whole.

     (m) FUND ACTION. Except as and to the extent required, based upon the written advice of outside counsel, in the exercise of the fiduciary obligations of IJL or one of its Subsidiaries to any Investment Company, request that any action be taken by any Fund Board, other than (i) routine actions that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on IJL or any Investment Company, (ii) actions Previously Disclosed, or (iii) actions necessary to allow consummation of the Merger or the Subsidiary Combination.

     (n) ADVERSE ACTIONS. (i) Knowingly take any action which would materially adversely affect its ability to consummate the Merger; (i) knowingly take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

     (o) CAPITAL EXPENDITURES. Authorize or make any capital expenditures, other than in the ordinary and usual course of business consistent with past practice and in any event in amounts not exceeding $5,000,000 in the aggregate.


     (p) RISK MANAGEMENT. Except as required by applicable law or regulation,
(i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate and other risk.

     (q) NEW ACTIVITIES. Initiate any new business activity that would be impermissible for a "bank holding company" under the Bank Holding Company Act of 1956, as amended.

     (r) INDEBTEDNESS. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

     (s) TAX MATTERS. Make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender or compromise any right to claim a material Tax refund, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, in each case, other than any of the foregoing actions that are not Material and which are taken in the ordinary and usual course of business consistent with past practice.

     (t) COMMITMENTS. Agree or commit to do any of the foregoing.

     4.02 FOREBEARANCES OF WACHOVIA. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of IJL, Wachovia will not, and will cause each of its Subsidiaries not to:

     (a) EXTRAORDINARY DIVIDENDS. Make, declare, pay or set aside for payment any extraordinary dividend.

     (b) ADVERSE ACTIONS. (i) Knowingly take any action which would materially adversely affect its ability to consummate the Merger; (ii) knowingly take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (iii) knowingly take any action that is intended or is reasonably likely to result in
(A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied; or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

   (c) COMMITMENTS. Agree or commit to do any of the foregoing.


                                   ARTICLE V
                        REPRESENTATIONS AND WARRANTIES

     5.01 DISCLOSURE SCHEDULES. On or prior to the date hereof, Wachovia has delivered to IJL a schedule and IJL has delivered to Wachovia a schedule (respectively, its "DISCLOSURE SCHEDULE") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section
5.03 or 5.04 or to one or more of its covenants contained in Article IV; PROVIDED, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

     5.02 STANDARD. No representation or warranty of IJL or Wachovia contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had or is reasonably likely to have a Material Adverse Effect.

     5.03 REPRESENTATIONS AND WARRANTIES OF IJL. Subject to Sections 5.01 and
5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, IJL hereby represents and warrants to Wachovia:

     (a) ORGANIZATION, STANDING AND AUTHORITY. IJL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. IJL is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

     (b) IJL STOCK. As of the date hereof, the authorized capital stock of IJL consists solely of 30,000,000 shares of IJL Common Stock, of which 6,479,306 shares were outstanding as of the date hereof. As of the date hereof, no shares of IJL Common Stock were held in treasury by IJL or otherwise owned by IJL or its Subsidiaries ("TREASURY STOCK"). The outstanding shares of IJL Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed, there are no shares of IJL Common Stock authorized and reserved for issuance, IJL does not have any Rights issued or outstanding with respect to IJL Stock, and IJL does not have any commitment to authorize, issue or sell any IJL Common Stock or Rights, except pursuant to this Agreement and the Stock Option Agreement. The number of shares of IJL Common Stock which are issuable and reserved for issuance upon exercise of IJL Stock Options as of the date hereof, and the exercise prices and other terms thereof, are Previously Disclosed.

     (c) SUBSIDIARIES. (i) (A) IJL has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as Previously Disclosed, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by IJL or its Subsidiaries are fully paid and nonassessable and are owned by IJL or its Subsidiaries free and clear of any Liens.

      (ii) Except as Previously Disclosed, IJL does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership, limited liability company or joint venture or similar entity, other than its Subsidiaries and other than in connection with its market making activities in the ordinary course of its business consistent with past practice.

      (iii) Each of IJL's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

     (d) CORPORATE POWER. IJL and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and IJL has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

     (e) CORPORATE AUTHORITY. Subject in the case of this Agreement to receipt of the requisite approval of the agreement of merger set forth in this Agreement by the holders of a majority of the outstanding shares of IJL Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of IJL and the IJL Board prior to the date hereof. The approval of the IJL Board of this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby was by a unanimous vote of all members of the IJL Board. This Agreement is a valid and legally binding obligation of IJL, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The IJL Board has received the written opinion of Berkshire Capital Corporation to the effect that as of the date hereof the Exchange Ratio is fair to the holders of IJL Common Stock from a financial point of view.

     (f) REGULATORY FILINGS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority, Self-Regulatory Organization or with any third party are required to be made or obtained by IJL in connection with the execution, delivery or performance by IJL of this Agreement, or to consummate the Merger, EXCEPT for (A) filings of applications or notices with Previously Disclosed securities licensing or supervisory authorities, (B) the filing with the SEC of the Proxy Statement in definitive form, (C) approval of the NYSE and consents of national securities exchanges to the transfer of ownership of seats or memberships and (D) the filing of (x) a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (y) articles of merger with the Secretary of State of North Carolina pursuant to the NBCA.

      (ii) Subject only to the approval by the holders of a majority of the outstanding shares of IJL Common Stock, the receipt of the regulatory approvals referred to in Section 5.03(f)(1), the expiration of applicable waiting periods and the making of required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies (except as Previously Disclosed) or any right of termination (with or without the giving of notice, passage of time or both) under, any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or Contract of IJL or of any of its Subsidiaries or to which IJL or any of its Subsidiaries or its or their properties is subject or bound, (B) constitute a breach or violation of, or a default under, the IJL Certificate or the IJL By-laws or similar governing documents of any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or non-governmental permit or license or Contract.

     (g) FINANCIAL STATEMENTS AND SEC DOCUMENTS; NO MATERIAL ADVERSE EFFECT.
(i) IJL's Annual Reports on Form 10-K for the fiscal years ended September 30, 1995, 1996 and 1997, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to September 30, 1995 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, IJL's "SEC DOCUMENTS") with the SEC, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of IJL and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of IJL and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements (the foregoing financial statements are referred to as, the "FINANCIAL STATEMENTS").


      (ii) Except as Previously Disclosed, since September 30, 1997, IJL and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

      (iii) Except as Previously Disclosed, since September 30, 1997, (A) IJL and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to IJL.

     (h) CONTRACTS. (i) IJL has Previously Disclosed each of the following Contracts to which either IJL or any of its Subsidiaries is a party, or by which any of them is bound or to which any of their properties is subject:

         (A) any lease of real property that is Material to the conduct of the business of IJL and its Subsidiaries;

         (B) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that is a "material contract" within the meaning of item 601(b)(10) of the SEC's Regulation S-K;

         (C) any options or rights to acquire from any Person any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Person other than listed options acquired in the ordinary course of business of IJL and its Subsidiaries consistent with past practice;

         (D) any agreement relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets, out-sourcing or otherwise);

         (E) any indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money or the deferred purchase price of property in excess of $5,000,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset) other than repurchase agreements or reverse repurchase agreements entered into in the ordinary course of business of IJL and its Subsidiaries consistent with past practice;

         (F) any license, franchise or similar agreement Material to IJL or any of its Subsidiaries or any agreement relating to any trade name or intellectual property right that is Material to the business and operations of IJL or any of its Subsidiaries;

         (G) any exclusive dealing agreement or any agreement that limits the freedom of IJL or any of its Subsidiaries to compete in any line of business or with any Person or in any area or that would so limit their freedom after the Effective Date;

         (H) any Advisory Agreement; and

         (I)  any other Material Contract.

      (ii) Each Contract that has been, or is required to be Previously Disclosed pursuant to this Section, is a valid and binding agreement of IJL or one or more of its Subsidiaries, as the case may be, and is in full force and effect, and IJL and such Subsidiaries and, to IJL's knowledge, the other parties thereto are not in default or breach in any material respect under the terms of any such Contract.

      (i) CONTRACTS WITH CLIENTS. (i) Each of IJL and its Subsidiaries is in compliance with the terms of each Contract with any Client, and each such Contract is in full force and effect with respect to the applicable Client. There are no disputes pending or threatened with any Client under the terms of any such Contract or with any former Client other than disputes arising in the ordinary course of business of IJL and its Subsidiaries. IJL has made available to Wachovia true and complete copies of all advisory, sub-advisory and similar agreements with any Clients.

      (ii) Except as Previously Disclosed, each extension of credit by IJL or any of its Subsidiaries to any Client (A) is in full compliance with Regulation T of the Federal Reserve System or any substantially similar regulation of any governmental or regulatory agency or authority, (B) is fully secured and (C) IJL or one or more of its Subsidiaries, as the case may be, has a first priority perfected security interest in the collateral securing such extension of credit.

     (j) REGISTRATIONS. Except as Previously Disclosed, neither IJL nor any of its Subsidiaries or Affiliates (excluding for these purposes any shareholder) is subject to regulation under the Investment Advisers Act or the Investment Company Act. IJL and its Subsidiaries and each of their employees which are or who are required to be registered as a broker/dealer, an investment advisor, a registered representative, an insurance agent or a sales Person (or in similar capacity) with the SEC, the securities commission of any state or foreign jurisdiction, any Self-Regulatory Organization or any Governmental Authority of any federal, state or foreign jurisdiction, are duly registered as such. All federal, state and foreign registration requirements have been complied with in all material respects and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.

     (k) COMPLIANCE WITH LAWS. Each of IJL and its Subsidiaries, and, to the best of the IJL's knowledge, each of their respective officers and employees:

      (i) is in compliance with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to the conduct of its businesses or to the employees conducting such businesses, and the rules of all Self-Regulatory Organizations applicable thereto;

      (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Self-Regulatory Organizations that are required in order to permit them to own or lease their properties and to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and are current and, to the best of the IJL's knowledge, no suspension or cancellation of any of them is threatened or is reasonably likely; are in good standing with all relevant Governmental Authorities and are members in good standing with all relevant Self-Regulatory Organizations;

      (iii) Except as Previously Disclosed, has received, since September 30, 1995, no notification or communication from any Governmental Authority or Self-Regulatory Organization (A) asserting non-compliance with any of the statutes, regulations, rules or ordinances that such Governmental Authority or Self-Regulatory Organization enforces, (B) threatening to revoke or condition the continuation of any license, franchise, seat on any exchange, permit, or governmental authorization (nor, to the IJL's knowledge, do any grounds for any of the foregoing exist), (C) requiring any of them (including any of IJL's or its Subsidiaries' directors or controlling Persons) to enter into a cease and desist order, agreement, memorandum of understanding, censure or disciplinary agreement (or requiring the board of directors thereof to adopt any resolution or policy), or (D) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on brokers or dealers generally);

      (iv) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority or Self-Regulatory Organization against IJL, any of its Subsidiaries or any officer, director or employee thereof;

      (v) is not, nor to IJL's knowledge is any Affiliate of any of them, subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act or is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer Subsidiary as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act and there is no reasonable basis for, or proceeding or investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitations, suspension or revocation;

      (vi) is not required to be registered as an investment company, commodity trading advisor, commodity pool operator, futures commission merchant, introducing broker, insurance agent, or transfer agent under any federal, state, local or foreign statutes, laws, rules or regulations. No broker-dealer Subsidiary acts as the "sponsor" of a "broker-dealer trading program", as such terms are defined in Rule 17a-23 under the Exchange Act;

      (vii) in the conduct of its business with respect to employee benefit plans subject to Title I of ERISA, has not (A) breached any applicable fiduciary duty under Part 4 of Title I of ERISA which would subject it to liability under Sections 405 or 409 of ERISA and (B) engaged in a "prohibited transaction" within the meaning of Section 406 of

   ERISA or Section 4975(c) of the Code which would subject it to liability or Taxes under Sections 409 or 502(i) of ERISA or Section 4975(a) of the Code;


      (viii) IJL has made available to Wachovia true and correct copies of (A) each Form G-37/G-38 filed with the MSRB since September 30, 1995 and (B) all records required to be kept by IJL under Rule G-8(a)(xvi) of the MSRB;

      (ix) is not subject to any cease and desist, censure or other order issued by, or a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Governmental Authority or Self-Regulatory Organization, or been advised since September 30, 1995, by any Governmental Authority or Self-Regulatory Organization that it is considering issuing or requesting any such agreement or other action or have knowledge of any pending or threatened regulatory investigation; and

      (x) Except as Previously Disclosed, since September 30, 1995, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law, regulation or rule, with (A) any applicable Governmental Authority and (B) any Self-Regulatory Organization (collectively, the "COMPANY REPORTS"). As of their respective dates, the Company Reports complied with the applicable statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.

     (l) INVESTMENT ADVISORY ACTIVITIES. (i) Each of the Investment Companies (or the trust of which it is a series) has been Previously Disclosed and is duly organized and existing in good standing under the laws of the jurisdiction under which it is organized. Each of the Investment Companies that represents itself in its offering materials as qualifying as a "regulated investment company" under the Code is so qualified. Each of the Investment Companies (or the trust or corporation of which it is a series) that is registered or required to be registered under the Investment Company Act ("REGISTERED FUNDS") is governed by a board of trustees or directors (each a "FUND BOARD" and, collectively, the "FUND BOARDS") consisting of at least 50% of trustees or directors who are not "interested persons") (as defined in the Investment Company Act) of the Registered Funds or IJL. The Fund Boards operate in all material respects in conformity with the requirements and restrictions of the Investment Company Act, to the extent applicable. IJL has provided to Wachovia true and complete copies of all the constituent documents and related advisory, sub-advisory and similar agreements ("ADVISORY AGREEMENTS") of all of the Investment Companies.

      (ii) Each of the Investment Companies is in compliance with all applicable foreign, federal and state laws, rules and regulations of the SEC, the IRS, and any Self-Regulatory Organization having jurisdiction over such Investment Company.

      (iii) Each Investment Company has been operated in compliance with its respective objectives, policies and restrictions, including those set forth in the applicable prospectus and registration statement, if any, for that Investment Company or governing instruments for a Client. IJL and its Subsidiaries have operated their investment accounts in accordance with the investment objectives and guidelines in effect for such investment accounts.

      (iv) Each Registered Fund has duly adopted procedures pursuant to Rules 17a-7, 17e-1 and 10f-3 under the Investment Company Act, to the extent applicable.

      (v) Neither IJL, nor any "affiliated person" (as defined in the Investment Company Act) thereof, is ineligible pursuant to Section 9 of the Investment Company Act to serve as an investment advisor (or in any other capacity contemplated by the Investment Company Act) to an Investment Company; neither IJL, nor any "associated person" (as defined in the Investment Advisors Act) thereof, is ineligible pursuant to Section 203 of the Investment Advisors Act to serve as an investment advisor or as an associated person to a registered investment advisor.

     (m) PROPERTIES; SECURITIES. (i) Except as reserved against in the IJL's Financial Statements dated before the date hereof and except as Previously Disclosed, IJL and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent) to all of the Material properties and assets, tangible or intangible, reflected in such financial statements as being owned by IJL and its Subsidiaries as of the dates thereof. To the best of the IJL's knowledge, all buildings and all the Material fixtures, equipment, and other property and assets held under leases or subleases by any of IJL and its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and to general equity principles). IJL has Previously Disclosed, as of the date hereof, a list of all real estate owned by it or a IJL Subsidiary. Each of IJL and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent and past business practices to secure obligations of each of IJL or any of its Subsidiaries. Such securities are valued on the books of IJL or its Subsidiaries in accordance with generally accepted accounting practices.

      (ii) IJL has Previously Disclosed, as of the date hereof, a list of all equity securities it or a IJL Subsidiary holds involving, in the aggregate, ownership or control of 5% or more of any class of the issuer's voting securities or 25% or more of the issuer's equity (treating subordinated debt as equity).

     (n) LITIGATION. Except as Previously Disclosed, no litigation, proceeding, investigation or controversy ("LITIGATION") before any court, arbitrator, mediator, Governmental Authority or Self-Regulatory Organization is pending against IJL or any of its Subsidiaries, and, to the best of the IJL's knowledge, no such Litigation has been threatened. Previously Disclosed is a true and complete list, as of the date hereof, of all Litigation pending (or, to the best of the IJL's knowledge, threatened) arising out of any state of facts relating to the sale of investment products or the providing of advice by IJL, the IJL Subsidiaries or any employees thereof (including equity or debt securities, mutual funds, insurance Contracts, annuities, partnership and limited partnership interests, interests in real estate, investment banking services, securities underwritings in which IJL or any of its Subsidiaries was a manager, co-manager, syndicate member or distributor, Derivatives Contracts or structured notes).

     (o) NO BROKERS. No action has been taken by IJL that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Berkshire Capital Corporation.

     (p) EMPLOYEE BENEFIT PLANS. (i) Section 5.03(p)(i) of IJL's Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements under which IJL or any of its subsidiaries has any liability or obligation to provide benefits or compensation to or on behalf of any employee or former employee (the "EMPLOYEES"), consultant or former consultant (the "CONSULTANTS") or director or former director (the "DIRECTORS") of IJL or any of its Subsidiaries (the "COMPENSATION AND BENEFIT PLANS"). Neither IJL nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as may be required by applicable law or contemplated by this Agreement.

      (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act or any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service ("IRS") for "TRA" (as defined in Rev. Proc. 93-39), or will file for such determination letter prior to the expiration of the remedial amendment period for such Compensation and Benefit Plan, and IJL is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no Material pending or, to the knowledge of IJL, threatened legal action, suit or claim relating to the Compensation and Benefit Plans, other than routine claims for benefits. Neither IJL nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject IJL or any of its Subsidiaries to a tax or penalty imposed by either
   Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of
   Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

      (iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by IJL or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA AFFILIATE") which is considered one employer with IJL under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA AFFILIATE PLAN"). None of IJL, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof, and to the knowledge of IJL no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to IJL's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of IJL, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

      (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which IJL or any of its Subsidiaries is a party have been timely made or have been reflected on IJL's financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of IJL, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to
   Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

      (v) Neither IJL nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by
   Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated in accordance with its terms without incurring liability thereunder. There has been no communication to Employees by IJL or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

      (vi) With respect to each Compensation and Benefit Plan, if applicable, IJL has provided, or made available to Wachovia, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

      (vii) Except as Previously Disclosed, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

      (viii) Except as Previously Disclosed, neither IJL nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

      (ix) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Wachovia, IJL or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment to an

   Employee of IJL or any of its Subsidiaries that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

     (q) LABOR MATTERS. Neither IJL nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is IJL or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel IJL or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to IJL's knowledge, threatened, nor is IJL aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

     (r) TAKEOVER LAWS; DISSENTERS RIGHTS. IJL has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement, the shareholder agreements contemplated by Recital D and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from the restrictions of any "moratorium", "control share", "fair price" "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "TAKEOVER LAWS") without limitation, the State of Delaware, and including, without limitation, Section 203 of the DGCL. Holders of IJL Common Stock do not have dissenters rights in connection with the Merger.

     (s) ENVIRONMENTAL MATTERS. Neither the conduct nor operation of IJL or its Subsidiaries nor, to IJL's knowledge, any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither IJL nor any of its Subsidiaries has received any notice from any Person or entity that IJL or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

     (t) TAX MATTERS. (i) All Tax Returns that are required to be filed by or with respect to IJL and its Subsidiaries have been duly and timely filed, (ii) all Taxes due with respect to the Tax Returns referred to in clause (i) (assuming such Tax Returns have been properly completed) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, (vi) all Taxes required by law to be withheld have been withheld and paid over to the proper governmental authority in a timely manner, and (vii) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of IJL or its Subsidiaries. IJL has made available to Wachovia true and correct copies of the United States federal income Tax Returns filed by IJL and its Subsidiaries for each of the three most recent fiscal years ended on or before September 30, 1997. IJL and each of its Subsidiaries have complied with all information reporting requirements and have retained all necessary documentation in its files to permit continued compliance with information reporting requirements. Neither IJL nor any of its Subsidiaries is a party to any tax sharing agreement or arrangement other than with each other. Neither IJL nor any of its Subsidiaries has been a member of any consolidated group for income tax purposes other than the consolidated group of which IJL is the common parent. Neither IJL nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by IJL's SEC Documents filed on or prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in IJL's SEC Documents filed prior to the date hereof. Neither IJL nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (u) INTERNAL CONTROLS. Except as Previously Disclosed, none of the records, systems, controls, data or information of IJL and its Subsidiaries are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of IJL or its Subsidiaries or accountants retained by IJL or its Subsidiaries. IJL and its Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     (v) DERIVATIVES; ETC. All exchange-traded, over-the-counter or other swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar arrangements or Contracts (collectively," DERIVATIVES CONTRACTS"), whether entered into for IJL's own account, or for the account of one or more of IJL's Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of IJL or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither IJL nor its Subsidiaries, nor, to the best of IJL's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. IJL's SEC Documents disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with generally accepted accounting principles.

     (w) NAMES AND TRADEMARKS. IJL and its Subsidiaries have the right to use the names, service-marks, trademarks and other intellectual property currently used by them in the conduct of their businesses; each of such names, service-marks, trademarks and other intellectual property which are Material to the conduct of their business has been Previously Disclosed; and, in the case of such names, service-marks and trademarks, in each state of the United States, such right of use is free and clear of any Liens, and, to IJL's knowledge, no other Person has the right to use such names, service-marks or trademarks in any such state.

     (x) BOOKS AND RECORDS. The books and records of IJL and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of IJL and its Subsidiaries.

     (y) INSURANCE. IJL's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by IJL or its Subsidiaries or under which IJL pays the premiums ("INSURANCE POLICIES"). IJL and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of IJL reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; IJL and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

     (z) YEAR 2000 COMPLIANCE. The software and hardware operated by IJL and its Subsidiaries are capable of providing or are being adapted or replaced to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 and date-dependent data in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates and date-dependent data as of the date hereof.

     5.04 REPRESENTATIONS AND WARRANTIES OF WACHOVIA. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Wachovia hereby represents and warrants to IJL as follows:

     (a) ORGANIZATION, STANDING AND AUTHORITY. Wachovia is duly organized, validly existing and in good standing under the laws of the State of North Carolina. Wachovia is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Wachovia has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

     (b) WACHOVIA STOCK. (i) As of the date hereof, the authorized capital stock of Wachovia consists solely of 1,000,000,000 shares of Wachovia Common Stock, of which 202,757,529 shares were outstanding as of the date hereof and 50,000,000 shares of Wachovia Preferred Stock, of which no shares were outstanding as of the date hereof. As of the date hereof, except as set forth in its Disclosure Schedule, Wachovia does not have any Rights issued or outstanding with respect to Wachovia

Stock, and Wachovia does not have any commitment to authorize, issue or sell any Wachovia Stock or Rights, except pursuant to this Agreement.

      (ii) The shares of Wachovia Common Stock to be issued in exchange for shares of IJL Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     (c) SUBSIDIARIES. Each of Wachovia's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

     (d) CORPORATE POWER. Wachovia and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Wachovia has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

     (e) CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Wachovia and its Board of Directors and does not require any vote of stockholders. This Agreement is a valid and legally binding agreement of Wachovia enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

     (f) REGULATORY APPROVALS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or with any third party are required to be made or obtained by Wachovia or any of its Subsidiaries in connection with the execution, delivery or performance by Wachovia of this Agreement or to consummate the Merger except for (A) approval of the listing on the NYSE of Wachovia Common Stock to be issued in the Merger; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filing of articles of merger with the North Carolina Secretary of State pursuant to the NBCA and a certificate of merger with the Delaware Secretary of State pursuant to the DGCL; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Wachovia Stock in the Merger;
(E) the filing of an application with and approval of the Board of Governors of the Federal Reserve System under Section 4(c)(8) of the Bank Holding Company Act of 1956, as amended; and (F) the filings and receipts of approval set forth in Section 7.01(b).

      (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Wachovia or of any of its Subsidiaries or to which Wachovia or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Wachovia or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

     (g) FINANCIAL STATEMENTS AND SEC DOCUMENTS; MATERIAL ADVERSE EFFECT. (i) Wachovia's SEC Documents, as of the date of Wachovia's most recent filing on Form 10K under the Exchange Act, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Wachovia and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Wachovia and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

      (ii) Since September 30, 1997, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Wachovia.

     (h) LITIGATION; REGULATORY ACTION. (i) Other than as set forth in its SEC Documents filed on or before the date hereof, no litigation, claim or other proceeding before any Governmental Authority is pending against Wachovia or any of its Subsidiaries and, to the best of Wachovia's knowledge, no such litigation, claim or other proceeding has been threatened.

      (ii) Neither Wachovia nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Governmental Authority, nor has Wachovia or any of its Subsidiaries been advised by a Governmental Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

     (i) COMPLIANCE WITH LAWS. Wachovia and each of its Subsidiaries:

      (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, ERISA and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

      (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened.

     (j) TAX MATTERS. (i) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to Wachovia and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the federal income Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of Wachovia or its Subsidiaries. Neither Wachovia nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Wachovia's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in Wachovia's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither Wachovia nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

     (k) INTEREST RATE RISK MANAGEMENT. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into the account of Wachovia or one of its Subsidiaries or for the account of a customer of Wachovia or one of its subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of Regulatory Authorities and with counterparties believed by Wachovia to be financially responsible at the time and are legal, valid and binding obligations of Wachovia or one of its subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Wachovia and each of its subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued; and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     (l) NO BROKERS. No action has been taken by Wachovia that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee paid to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

                                  ARTICLE VI
                                   COVENANTS

     6.01 REASONABLE BEST EFFORTS. (a) Subject to the terms and conditions of this Agreement, each of IJL and Wachovia agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end (it being understood that any amendments or supplements to the Registration Statement or Proxy Statement or a resolicitation of proxies as a consequence of an acquisition agreement by Wachovia or any of its subsidiaries shall not violate this covenant).

     (b) Without limiting the generality of Section 6.01(a), IJL agrees to use its reasonable best efforts to obtain (i) any consents of Clients (including in the case of Registered Funds, stockholders of such Registered Funds) necessary to effect the assignment of any Advisory Agreement to the Surviving Corporation upon consummation of the Merger and (ii) the consent or approval of all persons party to a Contract with IJL, to the extent such consent or approval is required in order to consummate the Merger or for the Surviving Corporation to receive the benefits thereof.

     6.02 STOCKHOLDER APPROVALS. IJL agrees to take, in accordance with applicable law, NYSE rules and the IJL Certificate and by-laws, all action necessary to convene an appropriate meeting of stockholders of IJL to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by IJL's stockholders for consummation of the Merger (including any adjournment or postponement, the "IJL MEETING") as promptly as practicable after the Registration Statement is declared effective. The IJL Board has recommended such approval, and IJL shall take all reasonable, lawful action to solicit such approval by its stockholders. Except to the extent legally required for the discharge by the IJL Board of its fiduciary duties (after consultation with outside counsel), the IJL Board shall continue to recommend such approval. At the request of Wachovia, IJL will utilize a professional proxy solicitation firm to assist it in procuring the necessary stockholder vote.

     6.03 REGISTRATION STATEMENT. (a) Wachovia agrees to prepare a registration statement on Form S-4 (the "REGISTRATION STATEMENT") to be filed by Wachovia with the SEC in connection with the issuance of Wachovia Stock in the Merger (including the proxy statement and other proxy solicitation materials of IJL constituting a part thereof the "PROXY STATEMENT") and all related documents). Each of the parties hereto agrees to cooperate, and to cause its Subsidiaries to cooperate, with the other, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and PROVIDED that IJL and its Subsidiaries have cooperated as required above, Wachovia agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of IJL and Wachovia agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Wachovia also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. IJL agrees to furnish to Wachovia all information concerning IJL, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

     (b) Each of IJL and Wachovia agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the IJL Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of IJL and Wachovia further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

     (c) Wachovia agrees to advise IJL, promptly after Wachovia receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Wachovia Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.04 PRESS RELEASES. Each of IJL and Wachovia agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NYSE rules.

     6.05 ACCESS; INFORMATION. (a) IJL agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Wachovia and Wachovia's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as Wachovia may reasonably request and, during such period, it shall furnish promptly to Wachovia (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other party may reasonably request.

     (b) Wachovia agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, Wachovia shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to Wachovia, (ii) becomes available to Wachovia from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, Wachovia shall promptly cause all copies of documents or extracts thereof containing information and data as to IJL to be returned to IJL. No investigation by Wachovia of the business and affairs of IJL shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Wachovia's obligation to consummate the transactions contemplated by this Agreement.

     6.06 ACQUISITION PROPOSALS. IJL agrees that neither it nor any of its Subsidiaries nor any of the respective officers and directors of IJL or its Subsidiaries shall, and IJL shall direct and use its reasonable best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any enquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of IJL) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, IJL or its Significant Subsidiary (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL") or, except to the extent legally required for the discharge by the IJL Board of its fiduciary duties (after consultation with outside counsel) as a result of an unsolicited written, bona fide Acquisition Proposal, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. IJL shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Wachovia with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. IJL shall promptly (within 24 hours) advise Wachovia following the receipt by IJL of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and advise Wachovia of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

     6.07 AFFILIATE AGREEMENTS. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, IJL shall deliver to Wachovia, a schedule of each Person that, to its knowledge, is or is reasonably likely to be, as of the date of the IJL Meeting, deemed to be an "affiliate" of it (each, a "IJL AFFILIATE") as that term is used in Rule 145 under the Securities Act.

     (b) IJL shall use its reasonable best efforts to cause each Person who may be deemed to be a IJL Affiliate to execute and deliver to Wachovia on or before the date of mailing of the Proxy Statement an "affiliates agreement" substantially in the form attached hereto as EXHIBIT F.

     6.08 TAKEOVER LAWS. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

     6.09 CERTAIN POLICIES. Prior to the Effective Date, IJL shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Wachovia, modify and change its valuation and reserve policies and practices so as to be applied on a basis that is consistent with those of Wachovia; PROVIDED, HOWEVER, that IJL shall not be obligated to take any such action pursuant to this Section 6.09 unless and until Wachovia acknowledges that all conditions to its obligation to consummate the Merger have been satisfied or irrevocably waived.

     6.10 NYSE LISTING. Wachovia agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Wachovia Common Stock to be issued to the holders of IJL Common Stock in the Merger.

     6.11 REGULATORY APPLICATIONS. (a) Wachovia and IJL and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties, Governmental Authorities and Self-Regulatory Organizations necessary to consummate the transactions contemplated by this Agreement. Each of Wachovia and IJL shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party, any Governmental Authority or any Self-Regulatory Organization in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties, Governmental Authorities and Self-Regulatory Organizations necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

     (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

     (c) Notwithstanding the foregoing, Wachovia shall not be obligated to provide any confidential portions of any of the foregoing.

     6.12 INDEMNIFICATION. (a) Following the Effective Date and for a period of six years thereafter, Wachovia shall indemnify, defend and hold harmless the present directors and officers of IJL and its Subsidiaries (each, an "INDEMNIFIED PARTY") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that IJL is permitted to indemnify (and advance expenses to) its directors and officers under the DGCL, the IJL Certificate and the IJL By-Laws as in effect on the date hereof; PROVIDED that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under DGCL law, the IJL Certificate and the IJL By-Laws shall be made by independent counsel (which shall not be counsel that provides material services to Wachovia) selected by Wachovia and reasonably acceptable to such officer or director; and PROVIDED, FURTHER, that in the absence of applicable judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and Wachovia shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard. Wachovia shall advance expenses as incurred to the extent permitted under applicable law in connection with such indemnification.

     (b) For a period of three years from the Effective Time, Wachovia shall provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of IJL or any of its Subsidiaries (determined as of the Effective Time) (as opposed to IJL) with respect to claims against such directors and officers arising from facts or events which occurred at or before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by IJL; PROVIDED, HOWEVER, that in no event shall Wachovia be required to expend more than 200 percent of the current amount expended by IJL (the "INSURANCE AMOUNT") to maintain or procure such directors and officers insurance coverage; and PROVIDED, FURTHER, that if Wachovia is unable to maintain or obtain the insurance called for by this Section 6.12(b), Wachovia shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; PROVIDED, FURTHER, that officers and directors of IJL or any Subsidiary may be required to make application and provide customary representations and warranties to Wachovia's insurance carrier for the purpose of obtaining such insurance.

     (c) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Wachovia thereof; PROVIDED that the failure so to notify shall not affect the obligations of Wachovia under Section 6.12(a) unless and to the extent that Wachovia is actually prejudiced as a result of such failure.

     (d) If Wachovia or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Wachovia shall assume the obligations set forth in this Section 6.12.

     6.13 BENEFIT PLANS. (a) As soon as practicable following the Effective Time (i) Wachovia will provide employees of IJL and its Subsidiaries who become employees of Wachovia and any of its Subsidiaries (the "Retained Employees") with employee benefit plans which are no less favorable in the aggregate than those provided to similarly situated employees of Wachovia; any Retained Employees will receive credit for service with IJL or any of its subsidiaries or predecessors (to the extent such service was credited under the Compensation and Benefit Plans as Previously Disclosed) prior to the Effective Time for the purpose of determining eligibility to participate and vesting, but not for the purpose of benefit accrual, under Wachovia's employee benefit plans and (ii) Wachovia will cause any and all pre-existing condition limitations (to the extent that such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and waiting periods under group health plans to be waived with respect to the Retained Employees and their eligible dependents. All discretionary awards and benefits under any employee benefit plans of Wachovia shall be subject to the discretion of the persons or committee administering such plans. Following the Effective Time, Wachovia will honor the Compensation and Benefit Plans as Previously Disclosed in accordance with their terms. Nothing contained herein will be construed to limit the ability of Wachovia, following the Effective Time, to terminate the employment of any Retained Employee, or to amend or terminate any employee benefit plan or the Compensation and Benefit Plans in accordance with their terms; PROVIDED, HOWEVER, no amendment to or termination of any such plan shall be made which will have a material adverse effect on the income tax consequences to any individual participant or beneficiary under such plans.

     (b) OPTIONS. At the Effective Time, each outstanding option to purchase shares of IJL Common Stock (each, a "IJL STOCK OPTION") under the IJL Amended and Restated 1985 Incentive Stock Option Plan, the IJL 1985 Nonqualified Stock Option Plan, the IJL Deferred Stock Bonus Plan and the IJL Restated Stock Award Plan (collectively, the "IJL STOCK PLANS"), whether vested or unvested, shall be converted into an option (a "REPLACEMENT OPTION") to acquire, on the same terms and conditions as were applicable under such IJL Stock Option, the number of shares of Wachovia Common Stock equal to (i) the number of shares of IJL Common Stock subject to the IJL Stock Option, multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of IJL Common Stock which were purchasable pursuant to such IJL Stock Option divided by (z) the number of full shares of Wachovia Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each IJL Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, IJL shall use it best efforts to take all action necessary, including obtaining any necessary consents from Optionees, to permit the replacement of the outstanding IJL Stock Options by Wachovia pursuant to this Section.

     (c) STOCK RIGHTS. At the Effective Time, each outstanding share of restricted IJL Common Stock ("RESTRICTED IJL STOCK"), each right to purchase a share of Restricted IJL Stock, each outstanding salary deferral previously made to purchase a share of Restricted IJL Stock, and each deferred stock bonus payable in Restricted IJL Stock or IJL Common Stock, in each case pursuant to the IJL Stock Plans to the extent Previously Disclosed, shall be converted, on the same terms and conditions as were applicable to such rights in and for Restricted IJL Stock or IJL Common Stock, into the number of shares of restricted Wachovia Common Stock or Wachovia Common Stock as the case may be (the "REPLACEMENT SHARES") equal to the number of shares of Restricted IJL Stock or IJL Common Stock outstanding or issuable pursuant to each outstanding right to purchase, salary deferral or deferred stock bonus under the IJL Stock Plans multiplied by the Exchange Ratio; PROVIDED, HOWEVER, that as of the Effective Time, all rights to purchase Restricted IJL Stock pursuant to the 15 percent discount purchase plan under the IJL Stock Plans shall terminate, and any outstanding contributions thereunder shall be promptly refunded to the participants of such plan. At or prior to the Effective Time, IJL shall use its best efforts to take all actions necessary to permit the conversions by Wachovia pursuant to this Section. Subject to the above, Wachovia agrees to take all actions necessary to reserve for issuance a sufficient number of shares of restricted Wachovia Common Stock and Wachovia Common Stock to effect delivery of the Replacement Shares.

     (d) FILINGS. Not later than the Effective Time, Wachovia shall prepare and file with the SEC a Registration Statement on Form S-8 (or any successor or other appropriate form) registering a number of shares of Wachovia Common Stock determined in accordance with Sections 6.13(b) and (c) and shall use its best efforts to maintain the effectiveness of such Registration Statement or Registration Statements (and maintain the current status of the prospectus and prospectuses contained therein) for so long as any Replacement Options or Replacement Shares are issued and remain outstanding.

     6.14 RETENTION PROGRAM. (a) At the Effective Time, IJL will have established a retention program on terms described in EXHIBIT D to be used to retain certain employees of IJL.

     (b) Notwithstanding anything to the contrary contained in this Agreement, Wachovia shall take all actions necessary to cause the Retention Program set forth in EXHIBIT D to be implemented. EXHIBIT D shall be deemed incorporated into this Section 6.14.

     6.15 SECTION 15 OF THE INVESTMENT COMPANY ACT. (a) IJL will use its reasonable best efforts to obtain as promptly as practicable, (i) the approval of the stockholders of each of the Funds, pursuant to the provisions of Section 15 of the Investment Company Act if applicable thereto, of a new investment company advisory agreement for such Funds no less favorable to IJL or its Subsidiaries to that in effect immediately prior to the Closing and (ii) a consent to assignment from each private account holder to whom it is providing investment advisory services.

     (b) IJL shall assure, prior to the Effective Time, that the composition of the board of directors or trustees, as the case may be, of each Registered Fund is in compliance at the time with Section 15(f)(1)(A) of the Investment Company Act.

     (c) The parties each agree for a period of three years following the Effective Time to use their respective reasonable efforts to assure compliance with the conditions of Section 15(f) of the Investment Company Act as it applies to the Registered Funds and the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the covenants contained in this Section 6.15 are intended only for the benefit of parties to this Agreement and for no other Person.

     6.16 NOTIFICATION OF CERTAIN MATTERS. Each of IJL and Wachovia shall give prompt notice to the other of any fact, event or circumstance known to it that
(a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     6.17 DIVIDEND COORDINATION. The Board of Directors of IJL shall cause its regular quarterly dividend record dates and payment dates for IJL Common Stock to be the same as Wachovia's regular quarterly dividend record dates and payment dates for Wachovia Common Stock, and IJL shall not thereafter change its regular dividend payment dates and record dates.


                                  ARTICLE VII
                   CONDITIONS TO CONSUMMATION OF THE MERGER

     7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of Wachovia and IJL to consummate the Merger is subject to the fulfillment or written waiver by Wachovia and IJL prior to the Effective Time of each of the following conditions:

     (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted by the affirmative vote of the holders of a majority of the outstanding shares of IJL Common Stock entitled to vote thereon in accordance with the DGCL, other applicable law and the IJL Certificate and the IJL By-Laws.

     (b) GOVERNMENTAL AND REGULATORY CONSENTS. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities and Self-Regulatory Organizations required for the consummation of the transactions contemplated hereby and for the prevention of any termination of any material right, privilege, license or agreement of either the Wachovia or IJL or their respective Subsidiaries in connection with the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect and all waiting periods shall have expired, and none of the foregoing shall contain any conditions, restrictions or requirements which the Wachovia Board reasonably determines would

(i) following the Effective Time, have a Material Adverse Effect on IJL and its Subsidiaries taken as a whole or the operations thereof or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Wachovia would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

     (c) THIRD PARTY CONSENTS. All consents or approvals of all persons, other than from Governmental Authorities and Self-Regulatory Organizations, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, and none of the foregoing shall contain any conditions, restrictions or requirements which the Wachovia Board reasonably determines would (i) following the Effective Time, have a Material Adverse Effect on IJL and its Subsidiaries taken as a whole or the operations thereof or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Wachovia would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

     (d) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

     (e) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (f) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Wachovia Common Stock to be issued in the Merger shall have been received and be in full force and effect.

     (g) LISTING. The shares of Wachovia Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     7.02 CONDITIONS TO OBLIGATION OF IJL. The obligation of IJL to consummate the Merger is also subject to the fulfillment or written waiver by IJL prior to the Effective Time of each of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. Subject to the standard set forth in
Section 5.02, the representations and warranties of Wachovia set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and IJL shall have received a certificate, dated the Effective Date, signed on behalf of Wachovia by the Chief Executive Officer and the Chief Financial Officer of Wachovia to such effect.

     (b) PERFORMANCE OF OBLIGATIONS OF WACHOVIA. Wachovia shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and IJL shall have received a certificate, dated the Effective Date, signed on behalf of Wachovia by the Chief Executive Officer and the Chief Financial Officer of Wachovia to such effect.

     (c) OPINION OF IJL'S COUNSEL. IJL shall have received an opinion of Moore & Van Allen, PLLC, counsel to IJL, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of IJL who receive shares of Wachovia Common Stock in exchange for shares of IJL Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. In rendering its opinion, Moore & Van Allen, PLLC may require and rely upon representations contained in letters from IJL, Wachovia and others.

     7.03 CONDITIONS TO OBLIGATION OF WACHOVIA. The obligation of Wachovia to consummate the Merger is also subject to the fulfillment or written waiver by Wachovia prior to the Effective Time of each of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. Subject to the standard set forth in
Section 5.02, the representations and warranties of IJL set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Wachovia shall have received a certificate, dated the Effective Date, signed on behalf of IJL by the Chief Executive Officer and the Chief Financial Officer of IJL to such effect.

     (b) PERFORMANCE OF OBLIGATIONS OF IJL. IJL shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Wachovia shall have received a certificate, dated the Effective Date, signed on behalf of IJL by the Chief Executive Officer and the Chief Financial Officer of IJL to such effect.

     (c) OPINION OF WACHOVIA'S COUNSEL. Wachovia shall have received an opinion of Sullivan & Cromwell, special counsel to Wachovia, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from Wachovia and others.

     (d) EMPLOYMENT AGREEMENTS. All of the Employment Agreements entered into with the persons listed on Exhibit C shall be in full force and effect (other than as a consequence of death or disability).


                                 ARTICLE VIII
                                  TERMINATION

   8.01 TERMINATION. This Agreement may be terminated, and the Merger may be abandoned:

     (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of Wachovia and IJL, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

     (b) BREACH. At any time prior to the Effective Time, by Wachovia or IJL, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

     (c) DELAY. At any time prior to the Effective Time, by Wachovia or IJL, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by June 30, 1999, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

     (d) NO APPROVAL. By IJL or Wachovia, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority,
(ii) any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, or entered any statute, rule, regulation, judgment, decree, permanent injunction or other order which is in effect and restrains, enjoins or otherwise prohibits the Merger and such judgment, decree, permanent injunction or other order is or shall have become final and nonappealable or
(iii) the stockholder approval required by Section 7.01(a) herein is not obtained at the IJL Meeting.

     (e) FAILURE TO RECOMMEND, ETC. At any time prior to the IJL Meeting, by Wachovia if the IJL Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Wachovia.


     8.02 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

                                  ARTICLE IX
                                 MISCELLANEOUS

     9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.12, 6.13 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.05, 8.02 and this Article IX which shall survive such termination).

     9.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that, after the IJL Meeting, this Agreement may not be amended if it would violate the DGCL.

     9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law or of the DGCL are applicable).


     9.05 WAIVER OF JURY TRIAL. Each party hereto acknowledges and agrees that any controversy which may arise under this agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement, or the transactions contemplated by this agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and
(d) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this section 9.05.

     9.06 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses, proxy solicitor expenses and SEC fees shall be shared equally between IJL and Wachovia.

     9.07 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

    If to IJL, to:

    Interstate/Johnson Lane, Inc.
    201 North Tryon Street
    IJL Financial Center
    P.O. Box 1012
    Charlotte, North Carolina 28202
    Attention: Chairman and Chief Executive Officer
               and Chief Financial Officer
    Telephone: (704) 379-9000
    Facsimile: (704) 379-9122

    With a copy to:

    Moore & Van Allen
    NationsBank Corporate Center
    100 North Tryon Street, 47th Floor
    Charlotte, North Carolina 28202
    Attention: Barney Stewart III, Esq.
    Telephone: (704) 331-1029
    Facsimile: (704) 378-2029

    With a copy to:

    Morris, Nichols, Arsht and Tunnell
    1201 North Market Street, 18th Floor
    Wilmington, Delaware 19801
    Attention: Frederick H. Alexander, Esq.
    Telephone: (302) 575-7228
    Facsimile: (302) 658-3989

    If to Wachovia, to:

    Wachovia Corporation
    301 North Main Street
    Winston-Salem, North Carolina 27101
    Attention: Chairman of the Board
    Telephone: (910) 770-5000
    Facsimile: (910) 770-5959

    With a copy to:

    Wachovia Corporation
    301 North Main Street
    Winston-Salem, North Carolina 27101
    Attention: Kenneth W. McAllister
    Telephone: (910) 732-5141
    Facsimile: (910) 732-5959

    With a copy to:

    Sullivan & Cromwell
    125 Broad Street
    New York, New York 10004
    Attention: Mark J. Menting, Esq.
               H. Rodgin Cohen, Esq.
    Telephone: (212) 558-4000
    Facsimile: (212) 558-3588

     9.08 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement and the Stock Option Agreement entered into represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made (including the existing confidentiality agreement between the parties). Except for Section 6.12, nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.09 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."










                             *     *     *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                             INTERSTATE/JOHNSON LANE, INC.

                                             By: /s/  JAMES H. MORGAN
                                             ----------------------------------

                                             Name: James H. Morgan

                                             Title:  Chairman/Chief Executive
                                                     Officer


                                             WACHOVIA CORPORATION

                                             By: /s/  L.M. BAKER, JR.
                                             ----------------------------------

                                             Name: L.M. Baker, Jr.

                                             Title:  President, Chairman and
                                                     Chief Executive Officer

                                                                       EXHIBIT E


                            FORM OF PLAN OF MERGER

   PLAN OF MERGER (this "PLAN") of Interstate/Johnson Lane, Inc. ("IJL") and Wachovia Corporation ("WACHOVIA").


                                   ARTICLE I
                                  DEFINITIONS

   1.1 CERTAIN DEFINITIONS. The following terms are used in this Plan with the meanings set forth below:

     "DGCL" means the Delaware General Corporation Law.

     "EFFECTIVE DATE" means the effective date of the Merger.

     "EFFECTIVE TIME" means the effective time of the Merger.

     "EXCHANGE AGENT" means an exchange agent appointed by Wachovia.

     "IJL BOARD" means the Board of Directors of IJL.

     "IJL COMMON STOCK" means the common stock, par value $0.20 per share, of IJL.

     "IJL STOCK OPTION" means each outstanding option to purchase shares of IJL Common Stock.

     "MERGER" means the merger of IJL with and into Wachovia.

     "MERGER AGREEMENT" means the Agreement and Plan of Merger, dated as of October 27, 1998, by and between IJL and Wachovia.

     "MERGER CONSIDERATION" means the consideration to be issued to holders of IJL Common Stock as provided in this Plan.

     "NBCA" means the North Carolina Business Corporation Act.

     "NEW CERTIFICATES" means certificates representing the shares of Wachovia Common Stock into which shares of a stockholder's IJL Common Stock are converted on the Effective Date.

     "NYSE" means the New York Stock Exchange, Inc.

     "OLD CERTIFICATES" means stockholder's certificates formerly representing shares of IJL Common Stock.

     "PERSON" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

     "SUBSIDIARY" has the meaning ascribed to it in Rule 1-02 of the Securities and Exchange Commission's Regulation S-X.

     "SURVIVING CORPORATION" means Wachovia, as the surviving corporation of the Merger.

     "TREASURY STOCK" shall mean shares of IJL Stock held by IJL or any of its Subsidiaries or by Wachovia or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

     "WACHOVIA COMMON STOCK" means the common stock, par value $5.00 per share, of Wachovia.

     "WACHOVIA PREFERRED STOCK" means the preferred stock, par value $5.00 per share, of Wachovia.

   "WACHOVIA STOCK" means, collectively, Wachovia Common Stock and Wachovia Preferred Stock.


                                  ARTICLE II
                                  THE MERGER

     2.1. THE MERGER. (a) At the Effective Time, IJL shall merge with and into Wachovia, the separate corporate existence of IJL shall cease and Wachovia shall survive and continue to exist as a North Carolina corporation. Wachovia may at any time prior to the Effective Time change the method of effecting the combination with IJL (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary or appropriate; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the tax treatment of IJL's stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

     (b) Subject to the satisfaction or waiver of the conditions set forth in
Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the Secretary of State of Delaware of a certificate of merger in accordance with Section 252 of the DGCL and the filing in the Office of the Secretary of State of the State of North Carolina of articles of merger in accordance with Section 55-11-05 of the NBCA or such later date and time as may be set forth in such certificate and articles. The Merger shall have the effects prescribed in the NBCA and the DGCL.

     (c) ARTICLES OF INCORPORATION AND BY-LAWS. The articles of incorporation and by-laws of Wachovia immediately after the Merger shall be those of Wachovia as in effect immediately prior to the Effective Time.

     (d) DIRECTORS AND OFFICERS OF WACHOVIA. The directors and officers of Wachovia immediately after the Merger shall be the directors and officers of Wachovia immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

     2.2. EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the Effective Date to occur on (a) the fifth business day to occur after the last of the conditions set forth in below shall have been satisfied or waived in accordance with the terms of the Merger Agreement (or, at the election of Wachovia, on the last business day of the month in which such day occurs or, if such last business day occurs on one of the last five business days of such month, on the last business day of the succeeding month) or (b) such other date to which the parties may agree in writing.


                                  ARTICLE III
                                CONSIDERATION;
                              EXCHANGE PROCEDURES

     3.1. MERGER CONSIDERATION. Subject to the provisions of this Plan, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

     (a) OUTSTANDING IJL COMMON STOCK. Each share of IJL Common Stock, excluding Treasury Shares, issued and outstanding immediately prior to the Effective Time shall become and be converted into the number of shares of Wachovia Common Stock equal to the Exchange Ratio (as defined in the following sentence). The "EXCHANGE RATIO" shall mean a number equal to $32.00 divided by the Wachovia Average Stock Price (rounded to the nearest one-thousandth). The "WACHOVIA AVERAGE STOCK PRICE" shall mean the average of the last sale prices of Wachovia Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date. The Exchange Ratio and the determination thereof shall be subject to adjustment as set forth in Section 3.5.

     (b) OUTSTANDING WACHOVIA STOCK. Each share of Wachovia Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

     (c) TREASURY SHARES. Each share of IJL Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.2. RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of IJL Stock shall cease to be, and shall have no rights as, stockholders of IJL, other than to receive any dividend or other distribution with respect to such IJL Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of IJL or the Surviving Corporation of shares of IJL Stock.

     3.3. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Wachovia Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Wachovia shall pay to each holder of IJL Common Stock who would otherwise be entitled to a fractional share of Wachovia Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the last sale price of Wachovia Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the NYSE trading day immediately preceding the Effective Date.

     3.4. EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, Wachovia shall deposit, or shall cause to be deposited, with a bank or trust company selected by Wachovia and reasonably acceptable to IJL (which may be Wachovia Bank, N.A.) (the "Exchange Agent"), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article III, certificates representing the shares of Wachovia Common Stock and cash in lieu of any fractional shares (such cash and certificates for shares of Wachovia Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to
Section 3.01 and paid pursuant to Section 3.04(b) in exchange for outstanding shares of IJL Common Stock.

     (b) As promptly as practicable after the Effective Date, the Exchange Agent shall send or cause to be sent to each former holder of record of shares of IJL Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging Old Certificates for the consideration set forth in this Article III. Wachovia shall cause the New Certificates and/or any check in respect of any fractional share interests or dividends or distributions which such Person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of IJL Common Stock (or indemnity reasonably satisfactory to Wachovia and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such Person shall be entitled to receive pursuant to this Article III upon such delivery. Old Certificates surrendered for exchange by any Affiliate of IJL shall not be exchanged for New Certificates until Wachovia has received a written agreement from such Person as specified in Section 6.07 of the Merger Agreement.

     (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of IJL Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (d) At the election of Wachovia, no dividends or other distributions with respect to Wachovia Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of IJL Common Stock converted in the Merger into the right to receive shares of such Wachovia Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.4, and no such shares of IJL Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this Section 3.4. After becoming so entitled in accordance with this
Section 3.4, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Wachovia Common Stock such holder had the right to receive upon surrender of the Old Certificate.

     (e) Any portion of the aggregate Merger Consideration that remains unclaimed by the shareholders of IJL for six months after the Effective Time and the proceeds of any investments thereof shall be repaid by the Exchange Agent to the Surviving Corporation. Any shareholder of IJL who has not therefore complied with this Section 3.4 shall thereafter be entitled to look only to the Surviving Corporation for payment of the Merger Consideration deliverable in respect of each share of IJL stock held by such shareholder without any interest thereon.

     3.5. ANTI-DILUTION PROVISIONS. In the event Wachovia changes (or establishes a record date for changing) the number of shares of Wachovia Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Wachovia Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.


                                  ARTICLE IV
                            CONDITIONS TO THE MERGER

   4.1. Consummation of the Merger is subject to the conditions set forth in
   Article VII of the Merger Agreement.


                                   ARTICLE V
                                  TERMINATION

     5.1. This Plan may be terminated, and the Merger may be abandoned prior to the Effective Time as provided in Article VIII of the Merger Agreement.

                                                                      APPENDIX B


                            STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of October 27, 1998, between Wachovia Corporation, a North Carolina corporation ("Grantee"), and Interstate/Johnson Lane, Inc., a Delaware corporation ("Issuer").


                             W I T N E S S E T H:

     WHEREAS, Grantee and Issuer are entering into an Agreement and Plan of Merger (the "Merger Agreement");

     WHEREAS, as a condition and an inducement to Grantee's entering into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined) on the terms and conditions set forth in this Agreement; and

     WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement prior to the date hereof;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 1,289,382 fully paid and nonassessable shares of the common stock, par value $0.20 per share, of Issuer ("Common Stock") at a price per share equal to the last reported sale price per share of Common Stock as reported on the New York Stock Exchange on October 28, 1998 (such price, as adjusted if applicable, the "Option Price"); PROVIDED, FURTHER, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement and prior to the termination of the Merger Agreement (other than pursuant to this Agreement and other than pursuant to an event described in Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within three (3) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.01(b) as a result of a material willful breach by Grantor, or (iii) the passage of twelve (12) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or such termination is by Grantee pursuant to Section 8.01(b) of the Merger Agreement as a result of a material willful breach by Grantor. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.01(b) thereof and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement by Issuer pursuant to Section 8.01(b) thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

      (i) Issuer or any subsidiary or group of subsidiaries that is, or would on an aggregate basis constitute, a Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission

   (the "SEC")) (each such subsidiary or group of subsidiaries, an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer, PROVIDED, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Issuer or any Issuer Subsidiary and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

      (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

      (iii) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled in violation of the Merger Agreement prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled in violation of the Merger Agreement, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction;

      (iv) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or any Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary; or

      (v) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced.

     (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

      (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 30% or more of the then outstanding Common Stock;

      (ii) The occurrence of the Initial Triggering Event described in clause
   (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 30%; or

      (iii) The failure of a shareholder or shareholders in the aggregate holding in excess of 15% of the Company's outstanding Common Stock to comply with the terms of his, her or its Shareholder Agreement (as defined in the Merger Agreement).

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 10 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED, that if prior notification to or approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and
(ii) present and surrender this Agreement to Issuer at its principal executive offices, PROVIDED that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

      "The transfer of the shares represented by this certificate is subject to
   certain provisions of an agreement, dated as of          , 199  , between
   the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

     (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals a percentage of the number of shares of Common Stock then issued and outstanding equal to the percentage of such shares into which it was exercisable immediately before such transaction.

     (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 90 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, HOWEVER, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

     7. (a) At any time between the occurrence of a Repurchase Event (as defined below) and the 90th day after such occurrence (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain (and to take all action necessary to obtain) all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

     (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

      (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

      (ii) the consummation of any Acquisition Transaction described in Section 2(b)(i) hereof, except that the percentage referred to in clause (z) shall be 50%.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, represent the right to acquire what the Holder would have received had it exercised such Option prior to such transaction.

     (b) Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the proper provision referenced therein is provided for.

     9. The time periods for exercise of certain rights under Sections 2, 6, 7, 11 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder or Owner as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods (provided that such extension shall not be longer than six months or the time at which any required approvals have been denied); and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

   10. Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     11. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

     12. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     13. (a)(i) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $12 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (a) reduce the number of shares of Common Stock subject to this Option, (b) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (c) pay cash to Issuer, or (d) do any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $12 million after taking into account the foregoing actions.

      (ii) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $12 million, PROVIDED that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

      (iii) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7, less (y) the Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

      (iv) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     (b)(i) Grantee may, at any time between the occurrence of a Repurchase Event and the 90th day after such occurrence (or such later period as provided in Section 9), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; PROVIDED, HOWEVER, that Grantee may not exercise its rights pursuant to this Section 13(b) if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $10.0 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the sum of (1) the excess of (A) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares, and (2) the net cash amounts, if any, received by Grantee pursuant to an arms' length sale of any portion of the Option sold.

      (ii) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 13(b) by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 13(b) and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

      (iii) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 13 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its best efforts to obtain (and to take all action necessary to obtain) all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 13(b), (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section
   13).

     14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

     15. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     17. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law are applicable).

     18. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     20. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     21. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                             INTERSTATE/JOHNSON LANE, INC.

                                             By: /s/  JAMES H. MORGAN
                                             ----------------------------------

                                             Name: James H. Morgan

                                             Title:  Chairman/Chief Executive
                                                     Officer


                                             WACHOVIA CORPORATION

                                             By: /s/  G. JOSEPH PRENDERGAST
                                             ----------------------------------

                                             Name: G. Joseph Prendergast

                                             Title:  Senior Executive Vice
                                                     President

                                                                      APPENDIX C


                         FORM OF SHAREHOLDER AGREEMENT

     SHAREHOLDER AGREEMENT, dated as of October 27, 1998 (this "Agreement"), by and between Wachovia Corporation ("Wachovia") and the shareholder of Interstate/Johnson Lane, Inc. ("IJL") identified as the signatory hereto (the "Shareholder").*

     WHEREAS, Wachovia is prepared to enter into an agreement and plan of merger with IJL substantially in the form previously provided to Shareholder (the "Merger Agreement") simultaneously with the execution of this Agreement;

     WHEREAS, Wachovia would not enter into the Merger Agreement unless the Shareholder enters into this Agreement;

     WHEREAS, each Shareholder will benefit directly and substantially from the Merger Agreement.

     NOW, THEREFORE, in consideration of Wachovia's entry into the Merger Agreement, the Shareholder agrees with Wachovia as follows:

     1. The Shareholder represents and warrants that (a) he, she or it owns or controls (regardless of in what capacity) the number of shares of IJL set forth on the signature page hereof (the "Owned Shares") free from any lien, encumbrance or restriction whatsoever and with full power to vote the Owned Shares without the consent or approval of any other person and (b) this Agreement constitutes the valid and legally binding obligation of such Shareholder, enforceable in accordance with its terms. For all purposes of this Agreement, Owned Shares shall include any shares of IJL as to which beneficial ownership is acquired after the execution hereof.

     2. The Shareholder irrevocably and unconditionally agrees that he, she or it will (a) vote all of the Owned Shares in favor of the Merger Agreement and the merger provided for therein (the "Merger") at any meeting or meetings of IJL's shareholders called to vote upon the Merger Agreement and the Merger and
(b) will not vote such shares (or otherwise provide a proxy or consent or a voting agreement with respect thereto) in favor of any other Acquisition Proposal (as defined in the Merger Agreement).

     3. The Shareholder agrees that he, she or it will not (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Owned Shares, unless it receives (i) an irrevocable proxy, in form and substance substantially similar to the provisions of Section 2 hereof, to vote such Owned Shares with respect to the Merger Agreement and the Merger, and such Shareholder will vote such proxy as provided in Section 2 of this Agreement and (ii) an agreement identical in all material respects to this Agreement executed by the transferee of the Owned Shares the subject thereof; and (b) take any action or omit to take any action which would prohibit, prevent or preclude Shareholder from performing its obligations under this Agreement.

     4. The Shareholder agrees to take all reasonable actions and make such reasonable efforts to consummate the Merger and effect the other transactions contemplated by the Merger Agreement.

     5. The Shareholder agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Wachovia shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Shareholder to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity, and that the Shareholder waives the posting of any bond or security in connection with any proceeding related thereto.

     6. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart signature page has been signed by each party hereto and delivered to the other party (which delivery may be by facsimile).

     7. The Shareholder agrees to execute and deliver all such further documents, certificates and instruments and take all such further reasonable action as may be necessary or appropriate, in order to consummate the transactions contemplated hereby.



---------
* To be executed by each director, executive officer and any controlled company.

     8. Notwithstanding anything in this Agreement to the contrary, Wachovia understands and agrees that (i) Owned Shares may be subject to liens, encumbrances or restrictions (other than those relating to voting) arising in connection with pledges of Owned Shares by the Shareholder or its affiliates that exist as of the date hereof or that may be made after the date hereof other than with the intent to avoid or thwart the purposes of this Agreement,
(ii) any transfer of Owned Shares pursuant to any bona fide foreclosure under any such pledge shall not violate this Agreement, and (iii) the Shareholder may transfer Owned Shares not comprising a significant part of such Shareholders' Owned Shares to a charitable organization for charitable purposes provided that such a transfer is not made with the intent to avoid or thwart the purposes of this Agreement and that the Shareholder in good faith seeks to have the donee provide the proxy and agreement contemplated by Section 3 or a similar arrangement (provided that if such agreement and proxy or a similar arrangement cannot be obtained as described above such shares may be transferred without such proxy or agreement or similar arrangement).

   9. This Agreement shall terminate as follows:

     (a) On the 100th day after the termination of the Merger Agreement if either (1) the Merger Agreement is terminated by Wachovia pursuant to Section 8.01(b) of the Merger Agreement as a result of a material willful breach by IJL or (2) the Merger Agreement is terminated after the occurrence of an Initial Triggering Event (as defined in the Stock Option Agreement provided for in the Merger Agreement) or a Subsequent Triggering Event (as defined in the Stock Option Agreement provided for in the Merger Agreement);

     (b) If the circumstances set forth in paragraph (a)(1) or (a)(2) above are not applicable, on the 30th day after the termination of the Merger Agreement unless such termination is by IJL pursuant to Section 8.01(b) of the Merger Agreement as a result of a material willful breach by Wachovia;

     (c) If the circumstances set forth in paragraph (a)(1) or (a)(2) above are not applicable and the Merger Agreement is terminated by IJL pursuant to
Section 8.01(b) of the Merger Agreement as a result of a material willful breach by Wachovia, on the date of the termination of the Merger Agreement; and


     (d) At the effective time of the merger provided for in the Merger
Agreement.

     IN WITNESS WHEREOF, the Shareholder and Wachovia have duly executed this Agreement as of the date first above written.

                                      WACHOVIA CORPORATION



                                      By:
                                         ----------------------------------
                                         Name:
                                         Title:


                                      SHAREHOLDER

                                                                         or
                                      -----------------------------------


                                      -------------------------------------

                                      By:
                                         ----------------------------------
                                         Name:
                                         Title:


                                      Number of Owned Shares: _______

                                                                      APPENDIX D

                         BERKSHIRE CAPITAL CORPORATION
            399 PARK AVENUE O 28TH FLOOR O NEW YORK, NEW YORK 10022
                   TEL: (212) 207-1000 O FAX: (212) 207-1019





                                                                October 27, 1998
Board of Directors
Interstate/Johnson Lane, Inc.
IJL Financial Center
Charlotte, North Carolina 28201


Gentlemen:

     We understand that, pursuant to the Agreement and Plan of Merger (the "Agreement") to be entered into by and between Wachovia Corporation, a North Carolina corporation ("WB") and Interstate/Johnson Lane, Inc., a Delaware corporation ("IJL" or the "Company"), IJL intends to combine with WB by means of the merger of IJL with and into WB (the "Transaction"). We understand that pursuant to the Agreement, at the closing of the Transaction, the holders of IJL common stock will exchange each of their IJL shares for that number of shares of common stock of WB which, calculated consistent with the terms of the Agreement, have a value equal to $32.00 per IJL common share (the "Transaction Consideration"). The terms and conditions of the Transaction are set forth in more detail in the Agreement.

     You have requested our opinion as to whether the Transaction Consideration to be received in the Transaction by the shareholders of IJL is fair to the shareholders of IJL from a financial point of view, as of the date hereof.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to IJL and WB; (ii) reviewed certain internal financial information and other data provided to us by the management of IJL relating to the business and prospects of IJL, including financial projections for IJL; (iii) conducted discussions with members of the senior management of IJL and WB concerning the operations of IJL and WB, historical financial information of IJL and WB, future prospects of IJL and other matters relating to IJL and WB; (iv) reviewed the Agreement;
(v) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we considered relevant; (vi) reviewed publicly available financial and securities market data pertaining to certain publicly held companies in lines of business we considered to be generally comparable to those of IJL and WB; (vii) initiated and participated, based upon the direction of IJL management, in discussions between IJL and several potential buyers including WB; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information we deemed necessary and appropriate.

     In conducting our review and arriving at our opinion, with your consent, we have not assumed any responsibility for independent verification of any of the foregoing information. We have, with your consent, relied upon the information described in the preceding paragraph (exclusive of the information referred to in clauses (vii) and (viii)) being complete and accurate in all material respects and have relied upon the assurances of the members of management of IJL that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. We have not been requested to and have not made an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of IJL and WB or any of their respective affiliates, nor have we been furnished with any such evaluation or appraisal. Further, we have assumed, with your consent, that all of the information prepared by the management of IJL provided to us for purposes of this opinion, including the projections for IJL, was prepared in good faith and on a basis reflecting the best currently available estimates and judgments of the management of IJL as to the future financial performance of IJL and the assumptions underlying such projections were viewed by management as being reasonable at the time made. We have not undertaken any independent legal analysis of the Transaction, any related transactions, the Agreement or any legal or regulatory proceedings pending or threatened related to IJL or WB. We have not been asked to, and do not, express any opinion as to the after-tax consequences of the Transaction to the shareholders of IJL. In addition, our opinion is based on economic, monetary and market conditions existing on the date hereof. We have assumed that the Transaction will be consummated on the terms described in the Agreement without any waiver of any material items or conditions by the shareholders of IJL and that obtaining the necessary approvals for the Transaction will not have any adverse effect on IJL or WB.

Board of Directors                                          October 27, 1998
Interstate/Johnson Lane, Inc.                                         Page 2

     We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness, from a financial point of view, of the Transaction Consideration to be received by the shareholders of IJL. In connection with the preparation of this opinion, we have been authorized by the Company to solicit, and we have solicited, third party indications of interest for a business combination with the Company only from a limited number of potential purchasers of the Company, including WB, selected by the Company.

     In rendering this opinion, we are not rendering any opinion as to the value of IJL as a whole or making any recommendations to the board of directors of IJL or any shareholders of IJL with respect to the advisability of approving, recommending or voting in favor of the Transaction.

     Berkshire Capital Corporation, as part of its investment banking business, is engaged in the business of providing financial advisory services with regard to mergers and acquisitions. We have acted as financial adviser to IJL in connection with the Transaction, have received retainer fees for such services, and will receive a fee for our services which is contingent upon the consummation of the Transaction. In addition, IJL has agreed to reimburse us for our reasonable expenses, including attorneys' fees, and to indemnify us against certain liabilities that may arise out of this assignment, including the rendering of this opinion.

     This opinion is for the use and benefit of the Board of Directors of IJL and is rendered to the Board of Directors of IJL in connection with its consideration of the Transaction.

     Based upon and subject to the foregoing, we are of the opinion that the Transaction Consideration to be received in the Transaction by the shareholders of IJL is fair to the shareholders of IJL from a financial point of view, as of the date hereof.

                                        Very truly yours,

                                        BERKSHIRE CAPITAL CORPORATION




                                        By: /s/ Peter L. Bain
                                           --------------------------------
                                          Peter L. Bain
                                          MANAGING DIRECTOR

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant is incorporated under the laws of North Carolina. Sections 55-8-50 ET SEQ. of the North Carolina Business Corporation Act prescribe the conditions under which indemnification may be obtained by a present or former director or officer of the Registrant who incurs expenses or liability as a consequence of certain proceedings arising out of his or her activities as a director or officer. Article IX of the Registrant's Bylaws also provides for indemnification of directors and officers under certain circumstances. The Registrant has purchased a standard liability policy, which, subject to any limitations set forth in the policy, indemnifies the Registrant's directors and officers for damages that they become legally obligated to pay as a result of any negligent act, error or omission committed while serving in their official capacity.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits (see exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)




 EXHIBIT
NUMBER                                                DESCRIPTION OF EXHIBITS
--------   -------------------------------------------------------------------------------------------------------------
 2.1       Agreement and Plan of Merger, dated as of October 27, 1998, by and between Wachovia Corporation and
           Interstate/Johnson Lane, Inc. (included as Appendix A to the Proxy Statement/Prospectus and incorporated by reference herein).
 3.1       Amended and Restated Articles of Incorporation (Exhibit 3.1 to Wachovia Corporation's Form 10-K for
           the year ended December 31, 1993, File No. 1-9021*).
 3.2       Bylaws.**
 4.1       Amended and Restated Articles of Incorporation (Exhibit 3.1 to Wachovia Corporation's Form 10-K for
           the year ended December 31, 1993, File No. 1-9021*).
 4.2       Bylaws (included herewith as Exhibit 3.2).**
 4.3       All instruments defining the rights of holders of long-term debt of Wachovia Corporation and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
 5.1       Opinion of Kenneth W. McAllister, including consent.**
 8.1       Opinion of Sullivan & Cromwell, including consent.**
 8.2       Opinion of Moore & Van Allen, PLLC, including consent.**
23.1       Consent of Kenneth W. McAllister (appears in Legal Opinion, Exhibit 5.1)**
23.2       Consent of Sullivan & Cromwell (appears in Legal Opinion, Exhibit 8.1)**
23.3       Consent of Moore & Van Allen, PLLC (appears in Legal Opinion, Exhibit 8.2)**
23.4       Consent of Ernst & Young LLP**
23.5       Consent of KPMG Peat Marwick LLP**
23.6       Consent of PricewaterhouseCoopers LLP**
23.7       Consent of Berkshire Capital Corporation
24.1       Power of Attorney**
99.1       Form of Proxy**
99.2       Stock Option Agreement, dated as of October 27, 1998, by and between Wachovia Corporation and
           Interstate/Johnson Lane, Inc. (included as Appendix B to the Proxy Statement/Prospectus and incorporated by reference herein).



---------
 * Incorporated herein by reference

** Previously filed.


     (b) Financial Statement Schedules

     Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

         (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) That prior to any public reoffering of the securities registered hereunder through use of a Prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering Prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d) That every Prospectus (a) that is filed pursuant to paragraph (c) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (See Item 20), or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.


                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on December 16, 1998.



                                        Wachovia Corporation

                                        By: /s/              L. M. BAKER, JR.
                                          -------------------------------------
                                               L. M. BAKER, JR.
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER


     Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities and on the dates indicated.





                     SIGNATURE                                TITLE                  DATE
--------------------------------------------------  ------------------------- ------------------
     /s/ L.M. BAKER, JR.                                   Director, President and   December 16, 1998
 ----------------------------------                        Chief Executive Officer
 L.M. BAKER, JR.

    /s/    JAMES S. BALLOUN*                               Director                 December 16, 1998
 ----------------------------------
 JAMES S. BALLOUN

    /s/   JAMES F. BETTS*                                  Director                 December 16 1998
 ----------------------------------
 JAMES F. BETTS

    /s/   PETER C. BROWNING*                              Director                  December 15, 1998
 ----------------------------------
 PETER C. BROWNING

    /s/   JOHN T. CASTEEN III*                            Director                  December 16, 1998
 ----------------------------------
 JOHN T. CASTEEN III

    /s/   JOHN L. CLENDENIN*                              Director                  December 16, 1998
 ----------------------------------
 JOHN L. CLENDENIN

    /s/   LAWRENCE M. GRESSETTE, JR.*                    Director                   December 16, 1998
 ----------------------------------
 LAWRENCE M. GRESSETTE, JR.

    /s/   THOMAS K. HEARN, JR.*                          Director                   December 16, 1998
 ----------------------------------
 THOMAS K. HEARN, JR.

    /s/   GEORGE W. HENDERSON III*                       Director                   December 16, 1998
 ----------------------------------
 GEORGE W. HENDERSON III

    /s/   W. HAYNE HIPP*                                 Director                   December 16, 1998
 ----------------------------------
 W. HAYNE HIPP

                      SIGNATURE                                        TITLE                        DATE
-----------------------------------------------------  ------------------------------------- ------------------

        /s/   ROBERT A. INGRAM*                      Director                                December 16, 1998
 ----------------------------------
 ROBERT A. INGRAM

       /s/   GEORGE R. LEWIS*                        Director                                December 16, 1998
 ----------------------------------
 GEORGE R. LEWIS

 /s/ ROBERT S. MCCOY, JR.                            Senior Executive Vice President and     December 16, 1998
 ----------------------------------                  Chief Financial Officer
 ROBERT S. MCCOY, JR.

       /s/   JOHN G. MEDLIN, JR.*                      Director                              December 16, 1998
 ----------------------------------
 JOHN G. MEDLIN, JR.

       /s/   LLOYD U. NOLAND, III*                     Director                              December 16, 1998
 ----------------------------------
 LLOYD U. NOLAND, III

       /s/   SHERWOOD H. SMITH, JR.*                   Director                              December 16, 1998
 ----------------------------------
 SHERWOOD H. SMITH, JR.

 /s/ DONALD K. TRUSLOW                                 Executive Vice President, Treasurer   December 16, 1998
 ----------------------------------                    and Comptroller
 DONALD K. TRUSLOW

       /s/   JOHN C. WHITAKER, JR.*                    Director                              December 16, 1998
 ----------------------------------
 JOHN C. WHITAKER, JR.


*By: /s/  KENNETH W. MCALLISTER
     ------------------------------
   KENNETH W. MCALLISTER
   ATTORNEY-IN-FACT


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